--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HARMONIC INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3663                              77-0201147
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                      549 BALTIC WAY, SUNNYVALE, CA 94089
                            TELEPHONE (408) 542-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ANTHONY J. LEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      549 BALTIC WAY, SUNNYVALE, CA 94089
                            TELEPHONE (408) 542-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

        LAWRENCE CALOF, ESQ.                LARRY W. SONSINI, ESQ.                ALEXANDRE BALKANSKI
           STAN SZE, ESQ.                  STEVE L. CAMAHORT, ESQ.              C-CUBE MICROSYSTEMS INC.
          TILDA CHO, ESQ.                    KELLY S. BOYD, ESQ.                  1778 MCCARTHY BLVD.
        MICHAEL MAYES, ESQ.            WILSON SONSINI GOODRICH & ROSATI        MILPITAS, CALIFORNIA 95035
    GIBSON, DUNN & CRUTCHER LLP            PROFESSIONAL CORPORATION                  (408) 490-8000
       ONE MONTGOMERY STREET                  650 PAGE MILL ROAD
     TELESIS TOWER, 26TH FLOOR         PALO ALTO, CALIFORNIA 94304-1050
SAN FRANCISCO, CALIFORNIA 94104-4505            (650) 493-9300
           (415) 393-8200

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE MERGER OF C-CUBE MICROSYSTEMS INC. ("C-CUBE MICROSYSTEMS") INTO HARMONIC INC. ("HARMONIC") PURSUANT TO AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF DECEMBER 9, 1999, DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS, HAVE BEEN SATISFIED OR WAIVED.
                            ------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED           PROPOSED            AMOUNT OF
                                                                           MAXIMUM             MAXIMUM           REGISTRATION
       TITLE OF EACH CLASS OF SECURITIES               AMOUNT           OFFERING PRICE        AGGREGATE             FEE(3)
               TO BE REGISTERED                  TO BE REGISTERED(1)     PER UNIT(2)      OFFERING PRICE(2)    ----------------
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  ("Harmonic Common Stock")....................     25,371,225               N/A            1,944,856,624           513,442
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the Registrant's Common Stock to be issued in connection with the transaction, based on 46,000,000 shares of C-Cube Microsystems Common Stock estimated to be outstanding at the anticipated closing, and 750,000 shares of C-Cube Microsystems Common Stock issuable pursuant to exercisable options to purchase shares of C-Cube Microsystems Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on $76,656, the average of the high and low prices of C-Cube Microsystems Common Stock as reported on the Nasdaq National Market on March 21, 2000.

(3) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, $444,709.73 was paid on December 10, 1999 in connection with the filing of preliminary proxy materials relating to the transaction in which the securities being registered are proposed to be issued. Pursuant to Rule 457(b) under the Securities Act of 1933, the amount previously paid is credited against the fee payable upon filing this Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               HARMONIC INC.                              C-CUBE MICROSYSTEMS INC.
               549 BALTIC WAY                             1778 MCCARTHY BOULEVARD
        SUNNYVALE, CALIFORNIA 94089                      MILPITAS, CALIFORNIA 95035

                        JOINT PROXY STATEMENT/PROSPECTUS

     Harmonic Inc. and C-Cube Microsystems Inc. have entered into a merger agreement that provides for the merger of C-Cube Microsystems into Harmonic after the proposed spin-off by C-Cube Microsystems of its semiconductor business. Because C-Cube Microsystems is currently comprised of the DiviCom business and the semiconductor business the proposed transaction would in effect be an acquisition of the DiviCom business by Harmonic. The DiviCom business designs, manufactures and sells a full spectrum of products and systems that enables the transmission of digital video, audio and data over a variety of networks. In the merger, C-Cube Microsystems stockholders will receive 0.5427 of a share of Harmonic common stock in exchange for each share of C-Cube Microsystems common stock. If the merger is approved, C-Cube Microsystems will spin off its semiconductor business immediately prior to and in connection with the merger, and each C-Cube Microsystems stockholder will receive a distribution of shares of the spun-off semiconductor business based on the number of shares the stockholder holds in C-Cube Microsystems relative to the total number of shares outstanding.

     The semiconductor business is registering the issuance of shares by the spun-off semiconductor business in a registration statement on Form S-1. C-Cube Microsystems will send the Form S-1 prospectus relating to the spin-off along with this joint proxy statement/prospectus to both the Harmonic and C-Cube Microsystems stockholders.

     Harmonic is also asking its stockholders to approve an amendment to Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock from 50 million shares to 150 million shares. If approved, this amendment to the certificate of incorporation will take effect only if the merger is completed. REGARDLESS OF THE OUTCOME OF THE VOTE TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, APPROVAL OF THE MERGER AGREEMENT WILL ALSO CONSTITUTE APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE HARMONIC'S AUTHORIZED COMMON SHARES FROM 50 MILLION SHARES TO 75 MILLION SHARES TO ALLOW FOR THE ISSUANCE OF APPROXIMATELY 26 MILLION SHARES OF HARMONIC COMMON STOCK TO THE CURRENT C-CUBE MICROSYSTEMS STOCKHOLDERS.

     THE BOARDS OF DIRECTORS OF HARMONIC AND C-CUBE MICROSYSTEMS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER AND, IN THE CASE OF HARMONIC, THE AMENDMENT TO HARMONIC'S CERTIFICATE OF INCORPORATION. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

     This joint proxy statement/prospectus provides you with detailed information about the merger, a description of which begins on page 27, and the proposed spin-off of C-Cube Microsystems' semiconductor business, a description of which is contained in the accompanying Form S-1 prospectus. YOU SHOULD ALSO CAREFULLY READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF SPECIFIC RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated March 24, 2000 and is first being mailed to stockholders of Harmonic and C-Cube Microsystems on March 24, 2000.

                                [HARMONIC LOGO]

                                 HARMONIC INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 2000

To the stockholders of Harmonic Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Harmonic Inc., a Delaware corporation, will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054, on April 24, 2000, at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of December 9, 1999, by and between Harmonic Inc. and C-Cube Microsystems Inc., as amended, and an amendment to the certificate of incorporation to increase the authorized number of shares to 75 million.

          2. To consider and vote upon a proposal to amend Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock from 50 million shares to 150 million shares. If approved, the amendment to the certificate of incorporation will take effect only if the merger is completed.

          3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF HARMONIC AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF HARMONIC COMMON STOCK IN THE MERGER. YOUR BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY DETERMINED THAT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF HARMONIC AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDMENT. Each of the items of business to be submitted to a vote at the Harmonic meeting is more fully described in this joint proxy statement/prospectus, which we urge you to read carefully.

     Stockholders of record on the close of business on February 25, 2000, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. Stockholders are cordially invited to attend the special meeting in person. The two proposals to be voted on by Harmonic stockholders will require the affirmative vote of the holders of a majority of the Harmonic common stock represented at the special meeting.

     YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF HARMONIC COMMON STOCK IN THE MERGER AND THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

                                      By Order of the Board of Directors

                                      ANTHONY J. LEY
                                      President and Chief Executive Officer

Sunnyvale, California
March 24, 2000

                                  C-CUBE LOGO

                            C-CUBE MICROSYSTEMS INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 2000

Date:  April 24, 2000
Time:  9:00 a.m.
Place: C-Cube Microsystems
       1778 McCarthy Boulevard
       Milpitas, California 95035

                            ------------------------

At the meeting you will be asked:

          1. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of December 9, 1999, by and between C-Cube Microsystems Inc. and Harmonic Inc., as amended, which, if approved, will necessarily include the proposed spin-off of the semiconductor business. Each share of C-Cube Microsystems common stock will be converted into
             0.5427 of a Harmonic common share. Adoption of the merger agreement will constitute approval of the merger and the proposed spin-off by C-Cube Microsystems of its semiconductor business.

          2. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

     The attached joint proxy statement/prospectus contains a more complete description of these items of business. Only holders of record of C-Cube Microsystems common stock at the close of business on March 22, 2000, the record date, are entitled to vote on the matters listed in this notice of special meeting. Stockholders are cordially invited to attend the special meeting in person. The two proposals to be voted on by C-Cube Microsystems stockholders will require the affirmative vote of the holders of a majority of the C-Cube Microsystems common stock represented at the special meeting.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF C-CUBE MICROSYSTEMS AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF C-CUBE MICROSYSTEMS COMMON STOCK IN THE MERGER. Each of the items of business to be submitted to a vote at the C-Cube Microsystems meeting is more fully described in this joint proxy statement/prospectus, which we urge you to read carefully.

     YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE PROPOSED SPIN-OFF OF THE SEMICONDUCTOR BUSINESS. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT

PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors
                                          Of C-Cube Microsystems Inc.

                                          ALEXANDRE A. BALKANSKI
                                          President and Chief Executive Officer

Milpitas, California
March 24, 2000

                                        Whether or Not You Plan to Attend the
                                                  Special Meeting,
                                       Please Complete, Sign, Date and Return
                                                  the Accompanying
                                        Proxy In the Enclosed Self-addressed
                                                   Stamp Envelope.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     4
  The Companies.............................................     4
  The Meetings..............................................     6
  Reasons for the Merger....................................     6
  Structure of the Merger...................................     6
  Merger Steps..............................................     7
  Historical Financial Information..........................    10
  Consolidated Historical Financial
     Information -- Harmonic................................    10
  Consolidated Historical Financial Information -- the
     DiviCom Business.......................................    11
  Unaudited Pro Forma Financial Information.................    12
  Comparative Per Share Market Price and Dividend
     Information............................................    14
RISK FACTORS................................................    16
  Risks Relating to the Merger Addressed to Current C-Cube
     Microsystems Stockholders..............................    16
  Risks Relating to the Merger Addressed to Current Harmonic
     Stockholders...........................................    17
  Risks Relating to the Combined Company After the Merger...    18
  Risks Relating to Forward-Looking Statements in this Joint
     Proxy Statement/Prospectus.............................    22
THE MEETINGS -- GENERAL PROXY INFORMATION...................    23
  The Harmonic Stockholders Meeting.........................    23
     General; Date, Time and Place of the Special Meeting...    23
     Matters to be Considered at the Special Meeting........    23
     Record Date for Voting on the Merger; Stockholders
      Entitled to Vote......................................    23
     Security Ownership.....................................    23
     Voting and Revocation of Proxies.......................    23
     Proxy Solicitation.....................................    24
     Stockholder Vote Required for Harmonic Proposals.......    24
     Harmonic Board Recommendation..........................    24
  The C-Cube Microsystems Stockholders Meeting..............    25
     General; Date, Time and Place of the Special Meeting...    25
     Matters to be Considered at the Special Meeting........    25
     Record Date for Voting on the Merger; Stockholders
      Entitled to Vote......................................    25
     Security Ownership.....................................    25
     Voting and Revocation of Proxies.......................    25
     Proxy Solicitation.....................................    26
     Stockholder Vote Required to Approve the Merger........    26
     C-Cube Microsystems Board Recommendation...............    26
THE MERGER..................................................    27
  General...................................................    27
  Background of the Merger..................................    27
  Reasons for the Merger....................................    29
     Harmonic's Reasons for the Merger......................    29
     C-Cube Microsystems' Reasons for the Merger............    31
  Opinion of Harmonic Financial Advisor.....................    33
     Opinion of Warburg Dillon Read.........................    33
  Opinion of C-Cube Microsystems' Financial Advisor.........    38
     Opinion of Credit Suisse First Boston Corporation......    38
  Structure of the Merger...................................    44

  Interests of Certain Persons in the Merger................    44
     Directors and Officers Indemnification.................    44
     Severance Agreements...................................    45
     Outside Director Options...............................    46
     Employee Options.......................................    46
  Governmental and Regulatory Matters.......................    46
  Federal Income Tax Consequences of the Merger and the
     Spin-Off...............................................    46
     Material Federal Income Tax Consequences of the
      Merger................................................    47
     Material Federal Income Tax Consequences of the
      Spin-Off..............................................    49
  Delisting and Deregistration of C-Cube Microsystems Common
     Stock; Registration and Listing of Harmonic Common
     Stock Issued in Connection with the Merger.............    51
  Accounting Treatment......................................    51
INFORMATION ABOUT THE DIVICOM BUSINESS......................    51
INFORMATION ABOUT HARMONIC..................................    55
INFORMATION ABOUT C-CUBE MICROSYSTEMS.......................    55
THE MERGER AGREEMENT........................................    56
  Structure of the Merger...................................    56
  Closing...................................................    56
  Disposition of the Semiconductor Business.................    56
  Consideration to Be Received for C-Cube Microsystems
     Common Stock in the Merger.............................    56
  Procedures for Exchange of C-Cube Microsystems Common
     Stock..................................................    56
  Treatment of Fractional Shares............................    57
  Treatment of C-Cube Microsystems Employee Stock Options...    57
  Registration and Listing of Harmonic Common Stock.........    57
  Representations and Warranties............................    58
  Covenants Regarding Conduct of Business Before the
     Merger.................................................    58
  Conditions to the Completion of the Merger................    59
  Termination of the Merger Agreement.......................    59
  Termination Fees and Expenses.............................    59
  No Solicitation; Covenant to Recommend....................    60
  Amendment or Waiver of the Merger Agreement...............    60
SUPPLY, LICENSE, AND DEVELOPMENT AGREEMENT..................    60
HARMONIC AFTER THE MERGER...................................    61
  Management................................................    61
     Directors..............................................    61
     Executive Officers.....................................    61
  Harmonic Capital Stock....................................    61
  Independent Accountants...................................    62
  Transfer Agent and Registrar..............................    62
  Exchange Agent............................................    62
UNAUDITED PRO FORMA FINANCIAL STATEMENTS....................    63
COMPARISON OF STOCKHOLDER RIGHTS............................    71
  Classes of Common Stock of Harmonic and C-Cube
     Microsystems...........................................    71
  Board of Directors........................................    71
  Removal of Directors......................................    71
  Filling Vacancies on the Board of Directors...............    71
  Limits on Stockholder Action by Written Consent...........    72
  Ability to Call Special Meetings..........................    72
  Advance Notice Provisions for Stockholder Nominations and
     Proposals..............................................    72

  Preferred Stock...........................................    72
  Amendment of Certificate of Incorporation.................    73
  Delaware Anti-Takeover Statutes...........................    73
  Limitation of Liability of Directors......................    73
  Indemnification of Directors and Officers.................    74
AMENDMENT TO HARMONIC'S CERTIFICATE OF INCORPORATION........    74
STOCKHOLDER PROPOSALS.......................................    75
EXPERTS.....................................................    75
LEGAL MATTERS...............................................    75
WHERE YOU CAN FIND MORE INFORMATION.........................    75
APPENDICES:
A -- Amended and Restated Agreement and Plan of Merger and
  Reorganization............................................   A-1
B -- Opinion of Warburg Dillon Read, financial advisor to
  Harmonic..................................................   B-1
C -- Opinion of Credit Suisse First Boston Corporation,
  financial advisor to C-Cube Microsystems..................   C-1
D -- Amendment to Harmonic's Certificate of Incorporation...   D-1
E -- Consolidated Financial Statements of DiviCom...........   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A:  Harmonic stockholders:  You are being asked to approve:

     - the merger agreement, the issuance of Harmonic common stock in the merger and an amendment to the certificate of incorporation to increase the authorized number of shares to 75 million to allow for the issuance of approximately 26 million shares of Harmonic common stock to the current C-Cube Microsystems stockholders; and

     - the further amendment of Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock to 150 million shares. If approved, this further amendment to the certificate of incorporation will take effect only if the merger is completed.

     C-Cube Microsystems stockholders: You are being asked to approve the merger, which if approved, will necessarily result in the proposed spin-off of the semiconductor business.

Q:  WHEN WILL THE PROPOSED SPIN-OFF OF THE SEMICONDUCTOR BUSINESS OCCUR?

A: If the Harmonic or C-Cube Microsystems stockholders do not vote to approve the merger, or the merger is otherwise abandoned, then the proposed spin-off will not occur.

     If the Harmonic and C-Cube Microsystems stockholders do vote to approve the merger and the conditions to the merger are satisfied or waived, the record date for the spin-off transaction will be set immediately after the vote for the proposed merger. C-Cube Microsystems will then spin off its semiconductor business approximately seven business days thereafter which will be immediately prior to the closing of the merger.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Harmonic stockholders: You will not receive any consideration in the merger nor will you receive any consideration from the proposed spin-off by C-Cube Microsystems of its semiconductor business. You are receiving the C-Cube Semiconductor prospectus relating to the spin-off for informational purposes only and not investment purposes.

     C-Cube Microsystems stockholders: You will receive, for each share of C-Cube Microsystems common stock you hold, 0.5427 of a share of Harmonic common stock. Based on a closing sale price of $102 7/8 for a share of Harmonic common stock as of March 20, 2000, 0.5427 of a share of Harmonic common stock would be valued at $55.83. In addition, at the completion of the proposed spin-off transaction, prior to the closing of the merger, you will receive a distribution of shares of the semiconductor business based on the number of shares you hold in C-Cube Microsystems relative to the total number of shares of C-Cube Microsystems that are outstanding. Please see the separate prospectus relating to the spin-off that has been mailed to you along with this joint proxy statement/ prospectus.

     C-Cube Microsystems option holders: If you do not exercise your vested options prior to the closing of the merger, your vested options will be canceled and you will not receive any Harmonic shares or options for those C-Cube Microsystems options. Generally, each outstanding unvested C-Cube Microsystems option held by either an employee who will continue to be employed by Harmonic after the merger or an employee who will continue to be employed by C-Cube Microsystems' semiconductor business after the proposed spin-off will be adjusted so as to preserve the value of such options. Please see "The Merger -- Interests of Certain Persons in the Merger -- Employee Options" beginning on page 46 for further details on this issue.

Q:  IF I AM A C-CUBE MICROSYSTEMS STOCKHOLDER, HOW SHOULD I SEND IN MY STOCK
     CERTIFICATES?

A: Do not send your stock certificates with your proxy card. You must keep your stock certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificates for merger consideration. You must send in your

     C-Cube Microsystems stock certificates with your completed letter of transmittal to the exchange agent.

Q:  HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A: Harmonic stockholders: The Harmonic board of directors unanimously recommends that you vote FOR:

     - the merger agreement, the issuance of Harmonic common stock in the merger and the amendment to the certificate of incorporation to increase the authorized number of shares to 75 million to allow for the issuance of approximately 26 million shares of Harmonic common stock to the current C-Cube Microsystems stockholders; and

     - the proposed further amendment to Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock to 150 million shares.

     C-Cube Microsystems stockholders: The C-Cube Microsystems board of directors unanimously recommends that you vote FOR the proposal to approve the merger, which if approved, will necessarily result in the proposed spin-off of the semiconductor business.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A: Harmonic stockholders: The two proposals to be voted upon by the Harmonic stockholders will require the approval of holders of a majority of the outstanding shares of Harmonic common stock. If you do not vote, your non-votes will have the same effect as votes against approval of the merger.

     C-Cube Microsystems stockholders: Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of C-Cube Microsystems common stock. If you do not vote, your non-votes will have the same effect as votes against approval of the merger.

Q:  WHAT DO I NEED TO DO NOW?

A: After you read and consider the information in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholders meeting. You should return your proxy card whether or not you plan to attend your stockholders meeting. If you attend your stockholders meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE SENT IN MY PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Harmonic or C-Cube Microsystems, as the case may be, before your stockholders meeting. Finally, you can attend your meeting and vote in person. Simply attending your meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
     SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. If you do not provide your broker with instructions on how to vote, your broker's non-votes will have the same effect as votes against approval of the merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  WHAT CONSTITUTES A QUORUM AT THE STOCKHOLDERS' MEETINGS?

A: A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the special meetings. A quorum must exist for the transaction of business at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes, which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal, are included in determining the presence of a quorum.

Q:  WHO CAN I CALL WITH QUESTIONS?

A:  Harmonic stockholders:

    Chase Mellon Consulting Services L.L.P. at
    (888) 566-9475.

     C-Cube Microsystems stockholders:

     Corporate Investor Communications, Inc. at (877) 313-0571.

                                    SUMMARY

     This is a summary and it does not contain all the information that may be important to you. Even though we have highlighted what we believe is the most important information for you, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed merger after the proposed spin-off by C-Cube Microsystems of its semiconductor business. See "Where You Can Find More Information" on page 75.

THE COMPANIES
Harmonic Inc..................   Harmonic designs, manufactures and markets
                                 digital and fiber optic systems for delivering video, voice and data services over various networks.

                                 Harmonic's advanced solutions enable cable television and other network operators to provide a range of broadcast and interactive services that include:

                                 -  high-speed Internet access;

                                 -  telephone; and

                                 -  video-on-demand.

                                 Harmonic offers a broad range of fiber optic transmission products and systems for digital video broadcasting for a variety of networks.

                                 Harmonic is headquartered in Sunnyvale,
                                 California, where it also operates a research and development center and a manufacturing facility. Harmonic also has operations in foreign countries. Harmonic has a sales and support center in the United Kingdom and operates a research and development center in Israel. In addition, Harmonic maintains several sales and support centers worldwide. For more information, please see Harmonic's website at www.harmonicinc.com or see the section entitled "Information About Harmonic" on page 55 of this joint proxy statement/ prospectus. References to Harmonic's web site do not incorporate by reference the information contained at that web site into this joint proxy statement/prospectus.

                                 Harmonic's address is:

                                 Harmonic Inc.
                                 549 Baltic Way
                                 Sunnyvale California 94089
                                 Tel. (408) 542-2500

C-Cube Microsystems Inc.......   C-Cube Microsystems designs, manufactures and
                                 sells semiconductors and systems for digital video applications.

                                 Semiconductor Business. As a major supplier of semiconductors used for digital video applications through its semiconductor business, C-Cube Microsystems has played a role in enabling the growth of digital video. This business is focused on working with its original equipment manufacturer customers and service providers to enable key applications in its consumer and communications target markets. In the consumer market, it is focused on video compact disc, playback and recordable digital video disc, and digital video cassette recorder players. In the communications market, it targets set-top boxes that allow for two-way communications between the service providers and the end-users, broadcast encoders which compress data into a more compact form making the data easier to store and transmit and emerging appliances. Users of these products will be able to record hours of digital video disc quality video obtained from any video source, whether television, video cassette recorder, digital video disc, digital camcorder or analog camcorder. Once they have recorded the video, they will be able to edit and play back the video on standard personal computers and store the resulting video to digital video disc, web pages, e-mail, recordable computer disc or personal computer hard-disk drives. For more information about the semiconductor business, please see "Information About C-Cube Microsystems" on page 55 of this joint proxy statement/prospectus, the separate prospectus relating to the spin-off that has been mailed to you along with this joint proxy statement/ prospectus and the company's website at www.c-cube.com.

                                 DiviCom Business. In addition to its role as a major supplier of semiconductors, C-Cube Microsystems is also a significant provider of digital video communication systems through its DiviCom business. Acquired by C-Cube Microsystems in 1996, the DiviCom business designs, manufactures and sells a full spectrum of products and systems that enables the transmission of digital video, audio and data over a variety of networks. For more information about the DiviCom business, please see DiviCom's website at www.divi.com or see the section entitled "Information About the DiviCom Business" on page 51 of this joint proxy statement/prospectus. References to C-Cube Microsystems' and the DiviCom business' web sites do not incorporate by reference the information contained at those web sites into this joint proxy statement/prospectus.

                                 C-Cube Microsystems was established as a California corporation in 1988.

                                 C-Cube's address is:

                                 C-Cube Microsystems Inc.
                                 1778 McCarthy Boulevard
                                 Milpitas, California 95035
                                 Tel. (408) 490-8000

Share Price Information.......   Harmonic's common stock is currently listed on
                                 the Nasdaq National Market under the symbol
                                 "HLIT." C-Cube Microsystems' common stock is currently listed on the Nasdaq National Market under the symbol "CUBE."

                                 On October 27, 1999, the last trading day before the public announcement of the merger between Harmonic and C-Cube Microsystems, the closing price on the Nasdaq National Market of Harmonic's common stock was $59.875 per share and of C-Cube Microsystems' common stock was $40.375 per share.

                                 You may obtain more recent stock price
                                 quotations from most newspapers, the Internet or other financial sources.

THE MEETINGS (PAGE 23)
Time, Date and Place..........   The Harmonic stockholders meeting will be held
                                 at 9:00 a.m., local time, on April 24, 2000 at:

                                 The Westin Hotel
                                 5101 Great America Parkway
                                 Santa Clara, California 95054

                                 The C-Cube Microsystems stockholders meeting will be held at 9:00 a.m., local time, on April 24, 2000 at:
                                  C-Cube Microsystems
                                  1778 McCarthy Boulevard
                                  Milpitas, California 95035

Record Dates, Shares Entitled
to Vote
  and Votes Required..........   Harmonic stockholders may cast one vote per
                                 share of Harmonic common stock that they held on the close of business on February 25, 2000.
                                 On that date, 30,726,923 shares of Harmonic common stock were outstanding and entitled to vote, of which 924,862 shares were held by Harmonic's directors and executive officers.
                                 The two proposals to be voted upon by the Harmonic stockholders will require the approval by holders of a majority of the shares of Harmonic common stock outstanding at the special meeting. If you do not vote, your non-votes will have the same effect as votes against approval of the merger.

                                 C-Cube Microsystems stockholders may cast one vote per share of C-Cube Microsystems common stock they held on the close of business on March 22, 2000. On that date, 45,216,909 shares of C-Cube Microsystems common stock were outstanding and entitled to vote, of which 3,048,447 shares were held by C-Cube Microsystems' directors and executive officers. The holders of a majority of outstanding shares of C-Cube Microsystems common stock must approve the merger. If you do not vote, your non-votes will have the same effect as votes against approval of the merger.

REASONS FOR THE MERGER (PAGE
29)...........................   Harmonic and C-Cube Microsystems believe that
                                 the merger will provide the opportunity to:
                                 - enable the combined company to offer more
                                   complete product solutions for cable
                                   customers worldwide;
                                 - leverage our combined resources to develop
                                   more effectively new products and
                                   technologies for evolving broadband network architectures;
                                 - expand Harmonic's presence in
                                   telecommunications, satellite, wireless and other emerging broadband markets;
                                 - increase revenue from cross-selling of existing products; and
                                 - enhance our combined competitive position.

STRUCTURE OF THE MERGER (PAGE
44)...........................   C-Cube Microsystems will merge with Harmonic
                                 immediately after the proposed spin-off by C-Cube Microsystems of its semiconductor business, after which the separate existence of C-Cube Microsystems will terminate and Harmonic will be the surviving corporation. As a result of the merger, stockholders of C-Cube Microsystems will be entitled to receive 0.5427 of a share of Harmonic common stock for each share of C-Cube Microsystems common stock. C-Cube
                                 Microsystems will not spin off its
                                 semiconductor business if the C-Cube
                                 stockholders do not approve the proposal regarding the merger or if the merger is otherwise abandoned.

MERGER STEPS
General.......................   The rights and obligations of all parties under
                                 the merger agreement are governed by the exact language of the merger agreement, not the description in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

Opinions of Financial Advisors
  (pages 33 and 38)...........   In deciding to approve the proposed merger, the
                                 Harmonic board considered the opinion of Warburg Dillon Read that, as of the date of the opinion, the exchange ratio provided for in the merger agreement was fair to Harmonic from a financial point of view. The opinion is subject to the qualifications and limitations referred to in its text. We attach a copy of the Warburg
                                 Dillon Read opinion as Appendix B and encourage you to read it carefully. WARBURG DILLON READ'S
                                 OPINION IS DIRECTED TO THE HARMONIC BOARD OF
                                 DIRECTORS AND DOES NOT CONSTITUTE A
                                 RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY
                                 MATTER RELATING TO THE MERGER.

                                 C-Cube Microsystems' financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the C-Cube Microsystems board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement. The full text of Credit Suisse First Boston's written opinion is attached to this document as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO THE C-CUBE MICROSYSTEMS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

Termination of the Merger
Agreement (page 59)...........   Both companies may mutually agree to terminate
                                 the merger agreement at any time without completing the merger. Under certain conditions enumerated in the merger agreement, either company may terminate the merger agreement.

Termination Fees and Expenses
  (page 59)...................   Under circumstances enumerated in the merger
                                 agreement, either party may be obligated to pay the other party a termination fee of $50 million.

No Solicitation (page 60).....   The merger agreement prohibits C-Cube
                                 Microsystems from soliciting, initiating or encouraging any acquisition proposal or providing information to, describing or negotiating with any person or group concerning any acquisition proposal unless it receives an unsolicited acquisition proposal from a third party and follows defined procedures defined in the merger agreement in addressing such a proposal.

Accounting Treatment (page
51)...........................   Harmonic will treat the merger as a purchase
                                 for accounting and financial reporting
                                 purposes. Harmonic estimates that it will record goodwill intangibles of $1.4 billion and non-goodwill intangibles of $270 million related to the transaction. Estimated annual amortization expense for goodwill intangibles will be approximately $276 million and $54 million for non-goodwill intangibles over the next five years.

Certain Federal Income Tax
  Consequences of the Merger
  and Spin-off (page 46)......   Harmonic has received an opinion from Gibson,
                                 Dunn & Crutcher LLP and C-Cube Microsystems has received an opinion from Wilson Sonsini
                                 Goodrich & Rosati, Professional Corporation, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. As a result, generally, a C-Cube Microsystems stockholder who receives
                                 Harmonic common stock in exchange for shares of C-Cube Microsystems common stock will not recognize any gain or loss, except for any gain or loss attributable to cash received in lieu of fractional shares.

                                 The spin-off will be taxable to C-Cube
                                 Microsystems as a result of Section 355(e) of the Internal Revenue Code because it is undertaken as part of the same plan as the Harmonic merger, which will result in a change of control of C-Cube Microsystems, and also as a result of certain internal restructuring transactions undertaken prior to the distribution of the Semiconductor stock. This liability of C-Cube Microsystems, which is expected to be substantial, will become a liability of Harmonic as a result of the merger. C-Cube Microsystems has estimated, based on certain assumptions, including an assumed fair market value for the stock of the spun-off semiconductor business of $975 million, that this tax liability will be approximately $203 million. The actual tax liability may differ significantly from the estimate based on the facts and circumstances existing at the time of the spin-off. For example, the value of the stock of the spun-off semiconductor business will likely fluctuate and if such value at the time of the spin-off exceeds the assumed value, the actual tax liability likely will exceed the estimated tax liability. C-Cube Microsystems is required to retain and transfer to Harmonic in the merger an amount of cash sufficient to pay this liability as well as all other tax liabilities of C-Cube Microsystems and its subsidiaries for periods prior to the merger.

                                 C-Cube Microsystems has received an opinion from Ernst & Young LLP that the spin-off of its semiconductor business will be tax free to C-Cube Microsystems stockholders, except for any gain or loss attributable to cash received instead of fractional shares. However, there is some risk that the spin-off will not qualify for tax-free treatment. The opinion of Ernst & Young

                                 LLP was delivered to C-Cube Microsystems solely for the benefit of C-Cube Microsystems stockholders.

                                 For further details, see "Risk Factors -- Risk Factors Relating to the Merger Addressed to Current C-Cube Microsystems Stockholders,"
                                 "-- Risk Factors Relating to the Merger
                                 Addressed to Current Harmonic Stockholders" and "The Merger -- Certain Federal Income Tax Consequences of the Merger and the Spin-off."

                                 TAX MATTERS ARE VERY COMPLICATED AND THE TAX
                                 CONSEQUENCES OF THE MERGER AND THE SPIN-OFF TO EACH STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER AND THE SPIN-OFF.

HISTORICAL FINANCIAL INFORMATION

     We are providing or incorporating by reference in this joint proxy statement/prospectus selected historical financial information for Harmonic and the DiviCom business to help you in your analysis of the financial aspects of the merger. The financial statements of the DiviCom business carve out the results of operations and financial position of the DiviCom business and exclude the results of operations and financial position of C-Cube's semiconductor business, which will be spun-off prior to the closing of the merger.

     We derived this information from the audited and unaudited financial statements of Harmonic and the DiviCom business for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 75.

CONSOLIDATED HISTORICAL FINANCIAL INFORMATION -- HARMONIC

     In the table below, Harmonic provides you with its selected historical financial information. Harmonic prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and the nine-month periods ended October 1, 1999 and October 2, 1998. Harmonic derived the results of operations data below for each of the five years in the period ended December 31, 1998, and the balance sheet data at December 31, 1998, 1997, 1996, 1995 and 1994 from financial statements audited by PricewaterhouseCoopers LLP, Independent Accountants. Harmonic derived the remaining data from unaudited financial statements. All applicable share data and per share amounts in the selected historical financial information have been retroactively adjusted to reflect the two-for-one stock split made effective on October 14, 1999. In the opinion of Harmonic management, the unaudited data reflect all adjustments, consisting only of normal or recurring adjustments, necessary to present the data fairly for each interim period.

     When you read the selected consolidated historical financial information, you should read along with it the historical financial statements and accompanying notes that Harmonic has included in its Annual Report on Form 10-K/3A for the year ended December 31, 1998. You can obtain this report by following the instructions under "Where You Can Find More Information" on page
75. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                                    NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,               -----------------------
                              ------------------------------------------------   OCTOBER 2,   OCTOBER 1,
                               1994      1995      1996      1997       1998        1998         1999
                              -------   -------   -------   -------   --------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF CONSOLIDATED
  OPERATIONS DATA:
Net sales...................  $18,224   $39,180   $60,894   $74,442   $ 83,857    $ 56,760     $120,789
Cost of sales...............   11,757    21,329    33,163    39,837     53,302      36,574       69,326
                              -------   -------   -------   -------   --------    --------     --------
Gross profit................    6,467    17,851    27,731    34,605     30,555      20,186       51,463
Operating expenses:
  Research and
    development.............    3,209     6,144     9,237    11,676     13,524      10,173       11,971
  Sales and marketing.......    4,108     5,750     9,827    13,599     18,162      13,305       17,723
  General and
    administrative..........    1,339     2,196     3,463     4,824      6,812       5,234        6,248
  Acquired in-process
    technology..............       --        --        --        --     14,000      14,000           --
                              -------   -------   -------   -------   --------    --------     --------
    Total operating
       expenses.............    8,656    14,090    22,527    30,099     52,498      42,712       35,942
                              -------   -------   -------   -------   --------    --------     --------
Income (loss) from
  operations(1).............   (2,189)    3,761     5,204     4,506    (21,943)    (22,526)      15,521

                                                                                    NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,               -----------------------
                              ------------------------------------------------   OCTOBER 2,   OCTOBER 1,
                               1994      1995      1996      1997       1998        1998         1999
                              -------   -------   -------   -------   --------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest and other income,
  net.......................     (179)      577     1,025       682        490         445        1,674
                              -------   -------   -------   -------   --------    --------     --------
Income (loss) before income
  taxes (1).................   (2,368)    4,338     6,229     5,188    (21,453)    (22,081)      17,195
Provision for income
  taxes.....................       --       217       311       259         --          --        4,299
                              -------   -------   -------   -------   --------    --------     --------
Net income (loss)(1)........  $(2,368)  $ 4,121   $ 5,918   $ 4,929   $(21,453)   $(22,081)    $ 12,896
                              =======   =======   =======   =======   ========    ========     ========
Net income (loss) per
  share(2)
  Basic.....................  $    --   $  0.36   $  0.29   $  0.24   $  (0.92)   $  (0.95)    $   0.47
  Diluted...................       --      0.20      0.26      0.21      (0.92)      (0.95)        0.43
Weighted average shares
  Basic.....................       --    11,594    20,211    20,690     23,244      23,146       27,592
  Diluted...................       --    20,763    22,948    23,046     23,244      23,146       30,264

                                                DECEMBER 31,
                              ------------------------------------------------   OCTOBER 2,   OCTOBER 1,
                                1994      1995      1996      1997      1998        1998         1999
                              --------   -------   -------   -------   -------   ----------   ----------
CONSOLIDATED BALANCE SHEET
  DATA:
Cash, cash equivalents,
  short-term and long-term
  investments...............  $  1,743   $22,126   $16,410   $13,670   $ 9,178    $ 8,215      $ 75,658
Working capital.............     6,893    32,495    34,321    38,772    32,318     31,405        88,150
Total assets................    14,578    41,817    54,633    58,887    62,424     59,563       158,488
Long-term debt..............     1,480        --        --        --       577         --            --
Stockholders' equity
  (deficit).................   (20,717)   37,009    43,641    49,931    43,474     42,733       124,707

---------------
(1) The 1998 loss from operations and net loss include a one-time charge of $14.0 million for acquired in-process technology.

(2) Net loss per share data for periods prior to the commencement of public trading of Harmonic's common stock on May 22, 1995 have not been presented as such presentation is not meaningful.

CONSOLIDATED HISTORICAL FINANCIAL INFORMATION -- THE DIVICOM BUSINESS

     The table below provides you with selected historical financial information of the DiviCom business. This information was carved out from the consolidated financial statements of C-Cube Microsystems for the periods from August 26, 1996 through December 31, 1996, the two years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. Amounts for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through August 26, 1996 were derived from the separate financial statements of the DiviCom business prior to its acquisition by C-Cube Microsystems. The financial statements of the DiviCom business as of December 31, 1997 and 1998 and September 30, 1999 and for the two years in the period ended December 31, 1998 and the nine months ended September 30, 1999 were audited by Deloitte & Touche LLP as stated in their opinion included elsewhere. The DiviCom business is wholly owned by C-Cube Microsystems and, accordingly, the financial information of the DiviCom business may not necessarily reflect the results of operations, financial position, changes in net investment and cash flows of DiviCom had it been a separate stand-alone entity. The financial statements as of December 31, 1994 and 1995 and for the two years in the period ended December 31, 1995 were audited by PriceWaterhouseCoopers LLP. The assets and liabilities of the Predecessor DiviCom business do not reflect the acquisition cost of C-Cube Microsystems and, accordingly, are not comparable to the assets and liabilities of the DiviCom business subsequent to the acquisition by C-Cube Microsystems as of August 26, 1996. The financial statements for all other periods included herein were unaudited. In the opinion of DiviCom's management, the unaudited data reflect all adjustments, consisting only of normal or recurring adjustments, necessary to present the data fairly for each interim period.

     When you read the selected historical financial information, you should read along with it the historical financial statements and accompanying notes of the DiviCom business included elsewhere in this joint proxy statement/prospectus.

                                    PREDECESSOR                            THE DIVICOM BUSINESS
                           -----------------------------   -----------------------------------------------------
                                                     YEARS ENDED                              NINE MONTHS ENDED
                                                    DECEMBER 31,                                SEPTEMBER 30,
                           ---------------------------------------------------------------   -------------------
                             1994      1995     1996(1)     1996(2)      1997       1998       1998       1999
                           --------   -------   --------   ---------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
INCOME STATEMENT DATA:
Net revenue..............  $    319   $34,119   $ 23,895   $  47,127   $118,760   $142,715   $102,249   $133,821
Costs and expenses:
  Cost of product
    revenue..............       156    16,451     17,423      22,817     59,965     75,088     54,405     67,852
  Research and
    development..........     8,460    13,572     10,038       7,549     17,659     21,449     15,599     21,820
  Selling, general and
    administrative.......     2,615     5,275      8,337       4,666     15,423     23,959     17,650     23,683
  Acquired in-process
    technology...........        --        --         --     131,349         --         --         --         --
                           --------   -------   --------   ---------   --------   --------   --------   --------
Total costs and
  expenses...............    11,231    35,298     35,798     166,381     93,047    120,496     87,654    113,355
                           --------   -------   --------   ---------   --------   --------   --------   --------
Income (loss) from
  operations(3)..........  $(10,912)  $(1,179)  $(11,903)  $ 119,254   $ 25,713   $ 22,219   $ 14,595   $ 20,466
                           ========   =======   ========   =========   ========   ========   ========   ========

                               DECEMBER 31,      AUGUST 26,            DECEMBER 31,                SEPTEMBER 30,
                            ------------------   ----------   -------------------------------   -------------------
                              1994      1995        1996        1996        1997       1998       1998       1999
                            --------   -------   ----------   ---------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term
  investments.............  $  4,064   $ 7,387    $  6,448    $   6,869   $ 28,540   $ 39,882   $ 59,244   $ 33,900
Total assets..............    10,440    26,364      53,241       61,762     81,987    105,594    109,013    128,873
Net investment............     2,893    14,557       4,827       45,365     60,412     75,025     74,755     89,876

---------------
(1) Period from January 1 to August 26, 1996.

(2) Period from August 27 to December 31, 1996.

(3) The loss from operations for the period from August 27 to December 31, 1996 includes a one-time charge of $131,349 for acquired in-process technology.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We are also providing selected unaudited pro forma financial information in this joint proxy statement/prospectus to show you how Harmonic might have looked if the merger and the spin-off of the semiconductor business had been completed on January 1, 1998 for results of operations purposes and on October 1, 1999 for balance sheet purposes. The pro forma financial information was prepared using the purchase method of accounting.

     If Harmonic and C-Cube Microsystems had actually completed the merger on these dates, the combined company might have performed differently. You should not rely on the pro forma financial information as an indication of the results that Harmonic would have achieved if the merger had taken place earlier or the future results that Harmonic will experience after completion of the merger.

     The following unaudited selected pro forma financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Harmonic and the DiviCom business that are included in or incorporated by reference in this joint proxy statement/prospectus.

     The pro forma information is based on management's estimates and a preliminary valuation of the intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans. Management does not know the exact amount of the restructuring costs but does not believe that they will be material.

     Based on the timing of the closing of the transaction, the finalization of the valuation, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in this pro forma financial data. See also "Risk Factors -- Risk Factors Relating to the Combined Company After the Merger" for further discussion of factors that may affect the pro forma adjustments and actual results of operations. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted. See "Unaudited Pro Forma Financial Statements" beginning on page 63 for a further description of the pro forma adjustments.

                                                          YEAR ENDED       NINE MONTHS ENDED
                                                         DECEMBER 31,         OCTOBER 1,
                                                             1998                1999
                                                        --------------    -------------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                     (UNAUDITED)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Net sales.............................................     $ 226,572           $ 254,610
Cost of sales.........................................       149,390             152,928
                                                           ---------           ---------
Gross profit..........................................        77,182             101,682
Operating expenses:
  Research and development............................        34,973              33,791
  Selling, general and administrative.................        48,629              47,426
  Amortization of intangibles.........................       309,704             232,278
  Acquired in-process technology......................        14,000                  --
                                                           ---------           ---------
     Total operating expenses.........................       407,306             313,495
                                                           ---------           ---------
Loss from operations..................................      (330,124)           (211,813)
                                                           ---------           ---------
Interest and other income, net........................         2,241               2,641
                                                           ---------           ---------
Loss before income taxes..............................      (327,883)           (209,172)
                                                           ---------           ---------
Provision for income taxes............................       (13,410)             (4,963)
                                                           ---------           ---------
Net loss..............................................     $(314,473)          $(204,209)
                                                           =========           =========
Net loss per share -- basic and diluted...............     $   (6.42)          $   (3.83)
                                                           ---------           ---------
Weighted average shares -- basic and diluted..........        48,977              53,325
                                                           ---------           ---------

OTHER PRO FORMA DATA:
Cash flow provided by operations......................     $  15,997           $   7,267
                                                           ---------           ---------
Cash used in investing activities.....................       (35,154)            (59,821)
                                                           ---------           ---------
Cash provided by financing activities.................         1,074              68,420
                                                           ---------           ---------

                                                              OCTOBER 1,
                                                                 1999
                                                              ----------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents, short-term and long-term
  investments...............................................  $  338,658
Working capital.............................................     154,930
Intangible assets...........................................   1,658,415
Total assets................................................   2,168,461
Current liabilities.........................................     304,450
Long-term liabilities.......................................      90,328
Total stockholders' equity..................................   1,773,683

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table reflects the historical net income (loss) and book value per share of Harmonic common stock and the historical net income and book value per share of the DiviCom business in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger. The information presented in the following table should be read in conjunction with the unaudited pro forma combined financial statements and the DiviCom business financial statements included elsewhere in this document and the historical consolidated financial statements and related notes of Harmonic which are incorporated by reference in this document. Historical per share data for the DiviCom business have been derived from the special-purpose consolidated financial statements and are based on C-Cube Microsystems' historical shares outstanding.

                                                               YEAR ENDED       NINE MONTHS
                                                              DECEMBER 31,    ENDED OCTOBER 1,
                                                                  1998              1999
                                                              ------------    ----------------
HARMONIC HISTORICAL PER SHARE DATA
Net income (loss) per share(1)
  Basic.....................................................     $(0.92)           $ 0.47
  Diluted...................................................      (0.92)             0.43
Book value per share(2).....................................                         4.12
Cash dividends..............................................         --                --
THE DIVICOM BUSINESS HISTORICAL PER SHARE DATA
Net income per share(1)
  Basic.....................................................     $ 0.42            $ 0.36
  Diluted...................................................       0.38              0.33
Book value per share(2).....................................                         2.22
Cash dividends..............................................         --                --
PRO FORMA COMBINED PER SHARE DATA
Net loss per share
  Harmonic
     Basic and diluted......................................     $(6.42)           $(3.83)
  Per equivalent DiviCom business share(3)
     Basic and diluted......................................      (3.48)            (2.08)
Book value per share
  Harmonic..................................................                       $31.49
  Per equivalent DiviCom business share(3)..................                       $17.09
Cash dividends
  Harmonic..................................................         --                --
  Per equivalent DiviCom business share(3)..................         --                --

---------------
(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computations if their effect is antidilutive.

     Basic and diluted pro forma earnings per common share is calculated based on the issuance of 25.7 million shares of Harmonic common stock in the merger. Options and warrants outstanding during 1998 and 1999 were not included in the computation of diluted earnings per share because inclusion of such options and warrants would have been antidilutive.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1998 and at October 1, 1999. The pro forma number of shares of Harmonic common stock outstanding at October 1, 1999 assume the merger had occurred as of that date.

(3) The equivalent pro forma net loss, book value and dividends per share for the DiviCom business are based upon the exchange of .5427 shares of Harmonic common stock for one share of the DiviCom business.

Comparative Per Share Market Price and Dividend Information

     Harmonic common stock is traded on the Nasdaq National Market under the symbol "HLIT" and C-Cube Microsystems common stock is traded on the Nasdaq National Market under the symbol "CUBE." The following table shows, for the periods indicated, the high and low reported sales prices per share of Harmonic common stock and C-Cube Microsystems common stock on the Nasdaq National Market. The Harmonic share prices have been adjusted to reflect a two-for-one stock split on October 14, 1999. Neither Harmonic nor C-Cube Microsystems has ever paid dividends on their capital stock. Harmonic currently expects to retain future earnings, if any, for the use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                                    PRICE RANGE OF
                                                  C-CUBE MICROSYSTEMS      PRICE RANGE OF HARMONIC
                                                  -------------------      -----------------------
                                                     COMMON STOCK               COMMON STOCK
                                                  -------------------      -----------------------
                                                   HIGH         LOW          HIGH           LOW
                                                  -------      ------      ---------      --------
1997  Quarter Ended:
      March 31................................    $ 39.25      $25.25       $ 12.63        $ 6.38
      June 30.................................      28.81       17.38         10.50          5.63
      September 30............................      34.50       17.66         10.63          7.44
      December 31.............................      33.81       16.19          8.25          5.13
1998  Quarter Ended:
      March 31................................      22.25       17.63          8.13          5.31
      June 30.................................      24.69       15.69          9.50          6.06
      September 30............................      20.19       14.56          9.00          3.81
      December 31.............................      29.81       15.25          9.44          4.38
1999  Quarter Ended:
      March 31................................      30.81       17.25         14.44          7.44
      June 30.................................      35.00       18.50         29.50         13.50
      September 30............................      45.13       26.56         73.31         26.00
      December 31.............................      65.38       34.50        100.88         47.00
2000  Quarter Ended:
      March 31 (through March 20).............     106.25       51.50        157.50         72.50

                                  RISK FACTORS

     You should consider the following risk factors, together with the other information included and incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote to approve the merger.

RISK FACTORS RELATING TO THE MERGER ADDRESSED TO CURRENT C-CUBE MICROSYSTEMS STOCKHOLDERS

     In considering whether to vote in favor of the merger, holders of C-Cube Microsystems common stock should consider the following risks related to the merger.

  If the price of Harmonic common stock declines, C-Cube Microsystems is not permitted to terminate the merger and you will receive less value for your C-Cube Microsystems common stock.

     There will be no adjustment to the exchange ratio of 0.5427 of a share of Harmonic common stock for each share of C-Cube Microsystems common stock for changes in the market price of either Harmonic common stock or C-Cube Microsystems common stock. C-Cube Microsystems is not permitted to terminate the merger or resolicit the vote of its stockholders solely because of changes in the market price of Harmonic common stock. Accordingly, the specific dollar value of Harmonic common stock to be received by you upon completion of the merger may be less if the price of Harmonic common stock declines.

  C-Cube Microsystems' directors and officers may receive more benefits from the merger than C-Cube Microsystems stockholders generally, and therefore the recommendation of the C-Cube Microsystems board of directors to approve the merger may be biased.

     In considering the recommendation of the C-Cube Microsystems board of directors to approve the merger, C-Cube Microsystems' stockholders should consider that some of C-Cube Microsystems' directors and officers have interests in the merger that differ from, or are in addition to, their interests as C-Cube Microsystems stockholders. C-Cube Microsystems' directors and officers may receive benefits from the merger not available to C-Cube Microsystems stockholders generally. These benefits include the receipt of cash in connection with C-Cube Microsystems stock options, potential payments under C-Cube Microsystems' severance agreements and the continuation of existing indemnification policies and agreements. These and additional interests are described under the headings "The Merger -- Interests of Certain Persons in the Merger" beginning on page 44 and may have biased the C-Cube Microsystems board of directors into recommending for the approval of the merger.

  The IRS may challenge the tax-free nature of the merger and require you to pay taxes on any gain realized on your exchange of C-Cube Microsystems common stock for Harmonic common stock.

     Harmonic and C-Cube Microsystems will not obtain a ruling from the Internal Revenue Service that the merger will generally be tax-free to C-Cube Microsystems stockholders. Therefore, there is a risk that the Internal Revenue Service may challenge the tax-free nature of the merger. If it does, C-Cube Microsystems stockholders may be required to pay tax on any gain realized in the merger. See "The Merger -- Certain Federal Income Tax Consequences of the Merger and Spin-off."

     Failure to complete the merger could negatively impact C-Cube Microsystems' stock price and future business and operations.

     The merger agreement contains certain conditions which Harmonic and/or C-Cube Microsystems must meet prior to the closing of the merger. In addition, the merger agreement may be terminated by either party under certain circumstances. In the event that the merger is not completed, the market price for C-Cube Microsystems' common stock could decline. Each of Harmonic and C-Cube Microsystems has agreed that if the merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $50 million. There may be damages in addition to the $50 million termination fee. If the merger is not consummated, fees and expenses incurred in connection with the proposed combination, in addition to the possible break up fee described above, could materially and adversely affect C-Cube Microsystems' operating results. In addition, if the merger is not consummated, C-Cube Microsystems will not spin off its semiconductor business, and the C-Cube Microsystems stockholders will not realize the potential benefits of the spin-off.

     PLEASE SEE RISK FACTORS INCLUDED IN THE SEPARATE C-CUBE SEMICONDUCTOR PROSPECTUS RELATING TO THE SPIN-OFF THAT HAS BEEN MAILED TO YOU ALONG WITH THIS PROXY STATEMENT/PROSPECTUS FOR RISKS RELATING TO THE SPIN-OFF BY C-CUBE MICROSYSTEMS OF ITS SEMICONDUCTOR BUSINESS.

RISK FACTORS RELATING TO THE MERGER ADDRESSED TO CURRENT HARMONIC STOCKHOLDERS

     In considering whether to vote in favor of the merger, holders of Harmonic common stock should consider the following risks related to the merger.

  Harmonic stockholders may experience lower returns on their investment after the merger.

     Harmonic stockholders may receive a lower return on their investment after the merger than if the merger does not occur. A lower return would occur if Harmonic does not achieve the anticipated operating and strategic benefits of the merger but spends significant time and resources in integrating the two companies. Also, the issuance of Harmonic common stock in the merger will result in dilution and this could hurt its market price. Ongoing general uncertainty related to the merger could also negatively impact Harmonic's stock price. Finally, since the acquisition will be accounted for using the purchase method, Harmonic estimates that it will record goodwill related to the transaction of $1.4 billion and will be incurring goodwill amortization expense of $276 million per year over the next five years. This may also negatively impact Harmonic's stock price.

  Difficulties in the development and production of video encoding chips by C-Cube Microsystems' semiconductor business may adversely impact Harmonic after the merger.

     The DiviCom business and the semiconductor business currently collaborate on the production and development of two video encoding microelectronic chips. After the merger and the spin-off of the semiconductor business, Harmonic and the spun-off semiconductor business will have a contractual relationship under which Harmonic will have access to certain of the spun-off semiconductor business' technologies and products which the DiviCom business previously depended on for its product and service offerings. However, under the contractual relationships between Harmonic and the spun-off semiconductor business, the semiconductor business does not have a firm commitment to continue the development of video encoding microelectronic chips. As a result, the semiconductor business may choose not to continue future development of the chips for any reason. The semiconductor business may also encounter in the future technological difficulties in the production and development of the chips. If the spun-off semiconductor business is not able to or does not sustain its development and production efforts in this area, Harmonic may not be able to fully recognize the benefits of the acquisition. See "Supply, License and Development Agreement" at page 60 for further details of Harmonic's business relationship with the spun-off semiconductor business after the merger.

  Harmonic will be liable for C-Cube Microsystems' pre-merger tax liabilities, including tax liabilities resulting from the spin-off of its semiconductor business.

     C-Cube Microsystems and Harmonic believe that the spin-off of the semiconductor business will give rise to a significant tax liability which would be approximately $203 million based on an assumed valuation of the semiconductor business of $975 million. The spin-off will be taxable to C-Cube Microsystems as a result of Section 355(e) of the Internal Revenue Code because it is undertaken as part of the same plan as the Harmonic merger, which will result in a change of control of C-Cube Microsystems, and also as a result of certain internal restructuring transactions undertaken prior to the distribution of the Semiconductor stock. Under state law, Harmonic generally will become liable for all of C-Cube Microsystems' debts, including C-Cube Microsystems' liability for taxes resulting from the spin-off and related transactions. C-Cube Microsystems is required to retain and transfer to Harmonic in the merger an amount of cash sufficient to pay this liability as well as all other tax liabilities of C-Cube Microsystems and its subsidiaries for periods prior to the merger. Harmonic will be indemnified by the spun-off semiconductor business if the cash reserves are not sufficient to satisfy all of C-Cube Microsystems' tax liabilities for periods prior to the merger, including tax liabilities resulting from the spin-off and related transactions. If for any reason, the spun-off semiconductor business does not pay such taxes, in which case Harmonic would have a claim against that business, or if there are additional taxes due with respect to the non-semiconductor business, Harmonic generally will remain liable, and such liability could have a material adverse effect on Harmonic.

  Due to the structure of the merger transaction, Harmonic will be liable for C-Cube Microsystems' general pre-merger liabilities and any liabilities relating to C-Cube Microsystems semiconductor business for which the spun-off semiconductor business is unable to indemnify Harmonic.

     The merger of C-Cube Microsystems into Harmonic, with Harmonic as the surviving entity, will result in Harmonic assuming all of the liabilities of C-Cube Microsystems at the time of the merger. Pursuant to the merger agreement, Harmonic will be indemnified by the spun-off semiconductor business for any liabilities associated with C-Cube Microsystems' historic semiconductor business. However, if the spun-off semiconductor business is unable to fulfill its indemnification obligations to Harmonic or if general liability claims not specifically associated with C-Cube Microsystems' historic semiconductor business are asserted after the merger, Harmonic would have to assume such obligations. Those obligations could have a material adverse effect on Harmonic.

  Failure to complete the merger could negatively impact Harmonic's common stock price and future business and operations.

     The merger agreement contains certain conditions which Harmonic and/or C-Cube Microsystems must meet prior to the closing of the merger. In addition, the merger agreement may be terminated by either party under certain circumstances. In the event that the merger is not completed, the market price for Harmonic's common stock could decline. Each of Harmonic and C-Cube Microsystems has agreed that if the merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $50 million. There may be damages in addition to the $50 million termination fee. If the merger is not consummated, fees and expenses incurred in connection with the proposed combination, in addition to the possible "break up fee" described above, could materially and adversely affect Harmonic's operating results.

RISKS RELATING TO THE COMBINED COMPANY AFTER THE MERGER

     Before you approve the merger, you should note that there are various risks associated with the combined company as it will exist after the merger, including those described below. Many of these risks are already associated with Harmonic and the DiviCom business as standalone entities. For more information regarding Harmonic as a standalone entity, please see the section entitled "Risk Factors" in Harmonic's Form 10-K/3A for the year ended December 31, 1998. You should carefully consider these risk factors together with all of the other information included in this joint proxy statement/prospectus before you decide to approve the merger.

  The combined company will depend on capital spending in the cable and satellite industries for a substantial portion of its revenue, and any decrease or delay in capital spending in these industries would negatively impact the combined company's business, operating results and financial condition.

     Almost all of Harmonic's historic sales have been derived from sales to cable television operators and broadcasters and it expects these sales to constitute a substantial majority for the foreseeable future. Almost all of the DiviCom business' historic sales have been derived from sales to satellite operators, telephone companies and cable operators. Demand for the combined company's products in the future will depend on the magnitude and timing of capital spending by cable television operators, broadcasters, satellite operators and telephone companies for constructing and upgrading of their systems.

These capital spending patterns are dependent on a variety of factors, including:

     - access to financing;

     - annual budget cycles;

     - the status of federal, local and foreign government regulation of telecommunications and television broadcasting;

     - overall demand for cable television services and the acceptance of new video, voice and data services carried over cable networks;

     - competitive pressures; and

     - discretionary customer spending patterns and general economic conditions.

     Any decrease or delay in capital spending by cable television operators, broadcasters, satellite operators and telephone companies for constructing and upgrading their systems would negatively impact the combined company's business, operating results and financial condition.

  Both Harmonic's and the DiviCom business' customer bases have historically been highly concentrated. The loss of AT&T or any other key customer would have a negative effect on the combined company's business after the merger.

     Historically, a significant majority of Harmonic's and the DiviCom business' sales have been to relatively few customers. During 1998, sales by Harmonic to AT&T accounted for approximately 17% of its net sales. More recently, Harmonic's sales to AT&T has accounted for an increasing significant portion of its historic net sales. On a pro forma consolidated basis, sales to AT&T by Harmonic and the DiviCom business would have accounted for approximately 19.3% of net sales for the first nine months of 1999. Due in part to the consolidation of ownership of cable television systems, Harmonic expects that sales to AT&T and relatively few other customers will continue to account for a significant percentage of net sales of the combined company for the foreseeable future. The loss of, or any reduction in orders from, a significant customer would harm the combined company's business.

  Because the systems contracts of the DiviCom business can span several quarters, the timing of our revenue is difficult to predict and could result in lower than expected revenue in any particular quarter.

     Substantially all of the DiviCom business revenue are from systems contracts. These contracts include a combination of product as well as installation and integration services. Revenue forecasts are based on estimated timing of the systems installation and integration. Because the systems contracts on the average span three quarters, the timing of revenue is difficult to predict and could result in lower than expected revenue in any particular quarter.

  Because a large percentage of Harmonic's and the DiviCom business' revenue is derived from international sales, the combined company will be subject to risks associated with international operations, which may harm its profitability.

     On a pro forma consolidated basis, sales to customers outside of the United States would have represented 45% of net sales of the combined company in 1998 and 37% in the first nine months of 1999, Harmonic expects that international sales will continue to represent a significant portion of the combined company's net sales for the foreseeable future. Harmonic's international operations are and will be, after the merger, subject to a number of risks, including:

     - changes in foreign government regulations and telecommunications standards;

     - import and export license requirements, tariffs, taxes and other trade barriers;

     - difficulty in collecting accounts receivable;

     - difficulty in staffing and managing foreign operations.

     Harmonic maintains two facilities in the State of Israel with a total of approximately 80 employees. The personnel at these facilities will represent a significant portion of the combined company's research and development operations. Accordingly, the combined company will be directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could also significantly harm the combined company's business.

     While both the combined company's international sales are typically denominated in U.S. dollars, fluctuations in currency exchange rates could cause its products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in operating results. Furthermore, payment cycles for international customers are typically longer than those for customers in the United States. Unpredictable sales cycles could cause the combined company to fail to meet or exceed the expectations of security analysts and investors for any given period. Further, the foreign markets may not continue to develop.

  The markets in which the combined company will operate are intensely competitive and many of their competitors are larger and more established.

     The markets for cable television fiber optics systems and digital and video broadcasting systems are extremely competitive and have been characterized by rapid technological change and declining average selling prices. For example, in 1998, generally lower selling prices in the industry resulted in an approximate ten percent decrease in product sales revenues as compared to 1997. Harmonic's current competitors include significantly larger corporations such as

     - ADC Telecommunications;

     - ANTEC, a company owned in part by AT&T;

     - General Instrument, which has been acquired by Motorola;

     - Philips; and

     - Scientific-Atlanta.

     Additional competition could come from new entrants in the broadband communications equipment market, such as Lucent Technologies and Cisco Systems. In the digital and video broadcasting systems business, the DiviCom business currently competes with vertically integrated system suppliers including General Instrument, Scientific-Atlanta, NDS/Tandberg, Thomson Broadcast Systems and Philips, as well as more specialized suppliers including SkyStream and Terayon. Most of these companies are substantially larger and have greater financial, technical, marketing and other resources than the combined company will have after the merger. Many of these large organizations are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. In addition, many of the combined company's competitors have been in operations longer than either of Harmonic or Divicom and therefore have more long standing and established relationships with domestic and foreign cable television operators than the combined company does. The combined company may not be able to compete successfully in the future and competition may harm its business.

     If any of the combined company's competitors' products or technologies were to become the industry standard, the combined company's business could be seriously harmed. Recently, companies that have historically not had a large presence in the broadband communications equipment market have begun to expand their market share through mergers and acquisitions. The continued consolidation of the combined company's competitors would have a significant negative impact on the combined company. Further, the combined company's competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing the combined company's products.

  The combined company will need to develop and introduce new and enhanced products in a timely manner to remain competitive.

     Broadband communications markets are characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, the combined company must design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, the combined company may not be able to successfully develop or introduce these products if its products:

     - are not cost effective,

     - are not brought to market in a timely manner; and

     - its products fail to achieve market acceptance.

     In addition, to successfully develop and market the combined company's planned products for digital applications, the combined company will be required to retain and attract new personnel with experience and expertise in the digital arena. Competition for qualified personnel is intense. The combined company may not be successful in retaining and attracting qualified personnel.

  Competition for qualified personnel is intense, and the combined company may not be successful in attracting and retaining personnel, which could impact its ability to maintain and grow its operations.

     The combined company's future success will depend, to a significant extent, on the ability of its management to operate effectively, both individually and as a group. The combined company is dependent on its ability to retain and motivate high caliber personnel, in addition to attracting new personnel. Competition for qualified technical and other personnel is intense, particularly in the San Francisco Bay Area and Israel, and the combined company may not be successful in attracting and retaining such personnel.

     Competitors and others have in the past and may in the future attempt to recruit Harmonic's or the combined company's employees. While Harmonic's employees are required to sign standard agreements concerning confidentiality and ownership of inventions, Harmonic generally does not have employment contracts or noncompetition agreements with any of its personnel. The loss of the services of any of Harmonic's or the combined company's key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical personnel, could negatively affect the combined company's business.

  Both Harmonic and the DiviCom business purchase several key components, subassemblies and modules used in the manufacture or integration of their products from sole or limited sources, and are substantially dependent on contract manufacturers.

     Many components, subassemblies and modules necessary for the manufacture or integration of the combined company's products are obtained from a sole supplier or a limited group of suppliers. The combined company's reliance on sole or limited suppliers, particularly foreign suppliers, and its increasing reliance on subcontractors involves several risks, including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Neither Harmonic nor the DiviCom business generally maintain long-term agreements with any of its suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require the combined company to seek alternative sources of supply could affect its ability to ship our products on a timely basis, which could damage relationships with current and prospective customers and harm the combined company's business.

  The combined company cannot be sure that the year 2000 problem will not affect its business.

     Thus far, neither Harmonic nor C-Cube Microsystems has had any significant problems related to year 2000 issues associated with products under development or released, or the computer systems, software, other property and equipment used by each of them. However, neither Harmonic nor C-Cube

Microsystems can guarantee that the year 2000 problem will not adversely affect their businesses, operating results or financial condition at some point in the future.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY
STATEMENT/PROSPECTUS

     Both Harmonic and C-Cube Microsystems have each made forward-looking statements in this joint proxy statement/prospectus that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates," or similar expressions indicate forward-looking statements. Some of the factors that could cause actual results to differ from these expectations are discussed in this risk factors section.

                   THE MEETINGS -- GENERAL PROXY INFORMATION

THE HARMONIC STOCKHOLDERS MEETING

  General; Date, Time and Place of the Special Meeting

     Harmonic's board of directors is sending this joint proxy statement/prospectus to Harmonic's stockholders in connection with the Harmonic board's solicitation of proxies for use at the special meeting of Harmonic stockholders to be held on April 24, 2000 at 9:00 a.m., local time, at:

     THE WESTIN HOTEL
     5101 GREAT AMERICA PARKWAY
     SANTA CLARA, CA 95054

  Matters to be Considered at the Special Meeting

     At the special meeting, Harmonic stockholders will be asked:

        - to approve the merger agreement and an amendment to the certificate of incorporation to increase the authorized number of shares to 75 million;

        - to approve the further amendment to Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock from 50 million shares to 150 million shares. This amendment is designed to allow for the issuance of the Harmonic common stock as provided for in the merger agreement and for future stock issuances by Harmonic for purposes such as raising funds to repay debt, acquisition of assets, employee incentives or stock splits. Assuming that approximately 26 million shares are issued in the merger, Harmonic would have approximately 57 million shares of common stock outstanding. If approved, the further amendment to the certificate of incorporation will take effect only if the merger is completed; and

        - to transact other business that properly comes before the special meeting or any postponements or adjournments of the special meeting.

     IF THE STOCKHOLDERS APPROVE THE MERGER BUT NOT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, THE CERTIFICATE OF INCORPORATION WILL NEVERTHELESS BE AMENDED TO INCREASE THE AUTHORIZED NUMBER OF SHARES TO 75 MILLION TO ALLOW FOR THE ISSUANCE OF APPROXIMATELY 26 MILLION SHARES OF HARMONIC COMMON STOCK TO THE CURRENT C-CUBE MICROSYSTEMS STOCKHOLDERS.

  Record Date for Voting on the Merger; Stockholders Entitled to Vote

     Only Harmonic stockholders of record at the close of business on February 25, 2000, are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 30,726,923 shares of Harmonic common stock outstanding and entitled to vote, which were held of record by 129 stockholders. Each Harmonic stockholder is entitled to one vote for each share of Harmonic common stock held as of the record date.

  Security Ownership

     Harmonic's previous SEC filings contain information on the security ownership of certain beneficial owners and the security ownership of management. For information on how you may obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 75.

  Voting and Revocation of Proxies

     The proxy for the Harmonic stockholders meeting is solicited on behalf of Harmonic's board of directors. Harmonic stockholders are requested to complete, date and sign the Harmonic proxy and promptly return it in the accompanying envelope or otherwise mail it to Harmonic. All properly executed proxies received by Harmonic before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the issuance of Harmonic common stock in the merger and the amendment to Harmonic's certificate of incorporation.

     A Harmonic stockholder that has given a proxy may revoke it at any time before it is exercised at the special meeting by doing any of the following:

     - delivering to the Secretary of Harmonic a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy, before the vote at the special meeting; or

     - attending the special meeting and voting in person.

  Proxy Solicitation

     In addition to this mailing, Harmonic employees may solicit proxies personally, electronically or by telephone. Harmonic is also paying Chase Mellon Consulting Services L.L.P. a fee of approximately $10,000 plus expenses to help with the solicitation.

  Stockholder Vote Required for Harmonic Proposals

     Harmonic stockholders' approval of the merger agreement and the issuance of Harmonic common stock in the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Harmonic common stock. Harmonic stockholders' approval of the amendment to Harmonic's certificate of incorporation also requires the affirmative vote of the holders of a majority of the outstanding shares of Harmonic common stock.

     Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval of the merger. Abstentions and broker non-votes are also not counted as affirmative votes with respect to the proposed amendment to Harmonic's certificate of incorporation and will have the same effect as votes against approval of the amendment.

     In addition, the required vote of the Harmonic stockholders with respect to the proposed amendment to the certificate of incorporation is based upon the number of outstanding shares of Harmonic common stock rather than upon the shares actually voted in person or by proxy at the special meeting. Therefore, if a stockholder fails either to submit a proxy or to vote in person at the special meeting, it will have the same effect as a vote against approval of the amendment.

  Harmonic Board Recommendation

     HARMONIC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, HARMONIC AND ITS STOCKHOLDERS. HARMONIC'S BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENT TO HARMONIC'S CERTIFICATE OF INCORPORATION. HARMONIC'S BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF HARMONIC COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF HARMONIC COMMON STOCK IN THE MERGER AND THE AMENDMENT TO HARMONIC'S CERTIFICATE OF INCORPORATION.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE HARMONIC STOCKHOLDERS. ACCORDINGLY, HARMONIC'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE C-CUBE MICROSYSTEMS STOCKHOLDERS MEETING

  General; Date, Time and Place of the Special Meeting

     C-Cube Microsystems' board of directors is sending this joint proxy statement/prospectus to C-Cube Microsystems' stockholders in connection with the C-Cube Microsystems board's solicitation of proxies for use at the special meeting of C-Cube Microsystems stockholders to be held on April 24, 2000, at 9:00 a.m., local time, at:

     C-CUBE MICROSYSTEMS INC.
     1778 MCCARTHY BOULEVARD
     MILPITAS, CA 95035

  Matters to be Considered at the Special Meeting

     At the special meeting, C-Cube Microsystems stockholders will be asked to approve the merger agreement which, if approved, will necessarily result in the proposed spin-off of the semiconductor business, and to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

  Record Date for Voting on the Merger; Stockholders Entitled to Vote

     Only C-Cube Microsystems stockholders of record at the close of business on March 22, 2000 are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 45,216,909 shares of C-Cube Microsystems common stock outstanding and entitled to vote, which were held of record by approximately 700 stockholders. Each C-Cube Microsystems stockholder is entitled to one vote for each share of C-Cube Microsystems common stock held as of the record date.

  Security Ownership

     C-Cube Microsystems' previous SEC filings and the separate prospectus relating to the spin-off that has been mailed to you along with this joint proxy statement/prospectus contain information on the security ownership of certain beneficial owners and the security ownership of management. For information on how you may obtain copies of C-Cube Microsystems' SEC filings, please see the section entitled "Where You Can Find More Information" on page 75.

  Voting and Revocation of Proxies

     The proxy for the C-Cube Microsystems stockholders meeting is solicited on behalf of C-Cube Microsystems' board of directors. C-Cube Microsystems stockholders are requested to complete, date and sign the C-Cube Microsystems proxy and promptly return it in the accompanying envelope or otherwise mail it to C-Cube Microsystems. All properly executed proxies received by C-Cube Microsystems before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger and the transactions contemplated by the merger agreement.

     A C-Cube Microsystems stockholder that has given a proxy may revoke it at any time before it is exercised at the special meeting by doing any of the following:

     - delivering to the Secretary of C-Cube Microsystems a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy, before the vote at the special meeting; or

     - attending the special meeting and voting in person.

  Proxy Solicitation

     In addition to this mailing, C-Cube Microsystems employees may solicit proxies personally, electronically or by telephone. Corporate Investor Communications, Inc. has also been engaged to assist with proxy solicitation for a fee estimated at $8,000-$10,000.

  Stockholder Vote Required to Approve the Merger

     C-Cube Microsystems stockholders' approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of C-Cube Microsystems common stock. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval of the merger. IN ADDITION, THE REQUIRED VOTE OF THE C-CUBE MICROSYSTEMS STOCKHOLDERS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF C-CUBE MICROSYSTEMS COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF A STOCKHOLDER FAILS EITHER TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER.

  C-Cube Microsystems Board Recommendation

     AFTER CAREFUL CONSIDERATION, C-CUBE MICROSYSTEMS' BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER AND THE PROPOSED SPIN-OFF BY C-CUBE MICROSYSTEMS OF ITS SEMICONDUCTOR BUSINESS TO BE FAIR AND IN YOUR BEST INTEREST AND DECLARED THE TRANSACTION ADVISABLE. C-CUBE MICROSYSTEMS' BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND RECOMMENDS YOUR ADOPTION OF THE MERGER AGREEMENT. In considering the recommendation of C-Cube Microsystems' board of directors with respect to the merger agreement, you should be aware that some directors and officers of C-Cube Microsystems have interests in the merger that are different from, or are in addition to the interests of C-Cube Microsystems stockholders generally. Please see the section entitled "The Merger -- Interests of Certain Persons in the Merger" on page 44 of the joint proxy statement/prospectus.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE C-CUBE MICROSYSTEMS STOCKHOLDERS. ACCORDINGLY, C-CUBE MICROSYSTEMS' STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

GENERAL

     Each of our boards of directors has approved the merger agreement, which provides for the merger of C-Cube Microsystems into Harmonic after the proposed spin-off by C-Cube Microsystems of its semiconductor business. As a result of the merger, C-Cube Microsystems stockholders will receive in the aggregate for their shares approximately 26 million shares of Harmonic stock, based on the exchange ratio of 0.5427. In addition, at completion of the spin-off transaction prior to the closing of the merger, each C-Cube Microsystems stockholder will receive a distribution of shares of the spun-off semiconductor business based on the number of shares the stockholder holds in C-Cube Microsystems relative to the total number of shares outstanding.

BACKGROUND OF THE MERGER

     Harmonic has been engaged for some time in developing and marketing digital video headend systems to complement its core business of providing fiber optic systems for cable operators. From time to time, Harmonic has considered expanding its digital video broadcasting systems business through acquisitions of digital video companies, including the DiviCom business of C-Cube Microsystems. In August 1997, Edward Thompson, Harmonic's Vice President of Business Development met with Tom Lookabaugh, President of C-Cube Microsystems' DiviCom business, to talk in general terms about the advantages of combining Harmonic and the DiviCom business. They discussed the merits of such a combination, and arranged a meeting in September 1997 between Anthony J. Ley, Chairman, President and Chief Executive Officer of Harmonic, and Alexandre Balkanski, President and Chief Executive Officer of C-Cube Microsystems. Following that meeting, Harmonic received indications from C-Cube Microsystems that it had no interest in pursuing a transaction which would involve the sale of its DiviCom business. During 1998, Mr. Thompson and Dr. Lookabaugh continued to have conversations from time to time about a possible combination of Harmonic and the DiviCom business.

     In June 1999, Harmonic became aware that C-Cube Microsystems had retained investment bankers to explore strategic options for C-Cube Microsystems. Harmonic subsequently held meetings in July with representatives of Warburg Dillon Read, its financial advisor, to discuss possible methods of acquiring the DiviCom business. On July 8, 1999, Harmonic authorized Warburg Dillon Read to explore merger possibilities with C-Cube Microsystems' financial advisor, Credit Suisse First Boston Corporation, who was acting on behalf of C-Cube Microsystems.

     Harmonic's board met in a regularly scheduled meeting on July 20 and discussed, among other things, the rationale for the proposed merger, the various structural alternatives, including tax and accounting consequences, valuation of the DiviCom business and the likelihood of other bidders emerging for either C-Cube Microsystems or its DiviCom business. At that meeting, Harmonic's board authorized management to proceed with further discussions. C-Cube Microsystems' board also met on July 20 to discuss, among other things, potential business combinations with third parties.

     On July 29, Messrs. Thompson, Ley, and Robin Dickson, Chief Financial Officer of Harmonic, met with Messrs. Balkanski and Lookabaugh, together with both companies' financial advisors to discuss a potential business combination. The meeting focused on the two companies' business operations and strategy, whether a cultural fit existed and how the two companies could be integrated. Both companies executed a confidentiality agreement.

     The same individuals met again on August 2 to discuss structural issues and various ways to value the DiviCom business. At that meeting, Harmonic submitted an initial verbal proposal to merge with C-Cube Microsystems provided that C-Cube Microsystems spin-off or sell its semiconductor business prior to the merger. Messrs. Ley, Dickson, Balkanski and Lookabaugh, along with representatives from Credit Suisse First Boston, C-Cube Microsystems' financial advisor, and Warburg Dillon Read were present.

     On August 18, Messrs. Ley, Dickson, Balkanski and Lookabaugh, along with representatives from Credit Suisse First Boston and Warburg Dillon Read met, and C-Cube Microsystems' representatives offered their response to Harmonic's initial proposal. The response focused primarily on the tax implications of the proposed transaction.

     Various discussions continued during August and early September between C-Cube Microsystems and Harmonic, and their financial advisors, regarding a potential transaction involving Harmonic and the DiviCom business. The parties agreed that, prior to further financial due diligence by Harmonic, the parties would try to reach agreement on a valuation for the DiviCom business. On September 8, 1999, Harmonic, through its financial advisor, presented a revised merger proposal to C-Cube Microsystems that Harmonic would purchase the DiviCom business in an all stock transaction.

     On October 1, Messrs. Ley, Dickson, Thompson, Balkanski and Lookabaugh and Walt Walczykowski, C-Cube Microsystems' Chief Financial Officer, along with representatives from Credit Suisse First Boston, Warburg Dillon Read and respective legal counsel to Harmonic and C-Cube met to more fully discuss the potential transaction and the potential strategic and financial benefits of a business combination.

     On October 5, Harmonic and C-Cube Microsystems, and their respective representatives met to discuss the revised merger proposal proposed by Harmonic on September 8, 1999.

     On October 7, Dr. Balkanski along with other representatives from C-Cube Microsystems met with a group of C-Cube Microsystems' legal and financial advisors and accountants to discuss the structure and timing of the transaction. Shortly thereafter, Harmonic and C-Cube Microsystems each requested access to information for due diligence purposes from each other.

     During the week of October 11 through October 15:

     - the companies and their advisors conducted extensive due diligence on each other;

     - management of both companies met to discuss combining operations of the two companies; and

     - negotiations continued on significant issues including (a) intellectual property issues, (b) tax issues, (c) the issue of unvested options currently held by C-Cube Microsystems employees and (d) the cash remaining with C-Cube Microsystems after the disposition of its semiconductor business.

     On October 14, in a special meeting of the C-Cube Microsystems board of directors, C-Cube Microsystems management, C-Cube Microsystems' legal and financial advisors reviewed with the board of directors the terms of the proposed transaction. In addition, C-Cube Microsystems' legal counsel reviewed with the board of directors their fiduciary duties. The board of directors considered the proposed acquisition and determined that management should continue to pursue and evaluate the business combination.

     On October 16, Harmonic's board of directors met to consider the proposed transaction. At the Harmonic board meeting, senior management and Harmonic's financial and legal advisors discussed the following with the board:

     - the status of the negotiations with respect to the proposed transaction;

     - the potential benefits and risks associated with an acquisition of the DiviCom business; and

     - the principal terms and conditions of the merger agreement.

     Harmonic's financial advisors reviewed the financial analyses relating to the merger. The Harmonic board then discussed the terms of the proposed merger and the analyses presented by the financial advisors, unanimously approved the merger, and authorized management to finalize the terms of the merger agreement.

     On October 18, the C-Cube Microsystems board of directors met again. At the meeting, C-Cube Microsystems' management, along with its financial, accounting and legal advisors, updated the directors on their due diligence investigations and reviewed the revised terms of the proposed transaction, based upon the proposed definitive merger agreement and other materials previously circulated to the board. The meeting included a discussion of the material terms of the proposed transaction, including the businesses and assets to be combined and the corporate governance, tax and accounting treatment of the contemplated transaction. The board of directors discussed the proposed acquisition and determined to continue to pursue and evaluate the proposed business combination further.

     On October 19, Harmonic's board of directors met again to consider the proposed transaction. At this meeting, Harmonic's board of directors discussed the status of the negotiations with respect to the proposed transaction, the structure of the proposed transaction and additional information about C-Cube Microsystems gathered from its due diligence review process.

     On October 19, substantially all outstanding issues related to the merger agreement were finalized, except for certain open due diligence matters. The C-Cube Microsystems board of directors met and again reviewed the proposed transaction. The board of directors further discussed the proposed merger and elected to continue to pursue and evaluate the proposed business combination.

     On October 26, the C-Cube Microsystems board of directors met again to review the proposed transaction. Representatives of Credit Suisse First Boston delivered an oral opinion, subsequently confirmed in writing on October 27, 1999, the date of the merger agreement before the amendment and restatement, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio provided for in the merger agreement was fair to the holders of C-Cube Microsystems common stock, from a financial point of view. This meeting concluded with the board unanimously voting to approve the acquisition and the merger agreement and related documents and to recommend that C-Cube Microsystems' stockholders adopt the merger agreement and approve the merger, subject to satisfactory resolution of the outstanding issues.

     On October 26, Harmonic's board of directors met telephonically to review the proposed transaction. Representatives of Warburg Dillon Read delivered an oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio provided for in the merger agreement was fair to Harmonic, from a financial point of view. At the meeting, Harmonic's management and its advisors updated the directors on the revised terms of the proposed transaction. This meeting concluded with the board unanimously voting to approve the acquisition and the merger agreement and the related documents and to recommend that Harmonic's stockholders adopt the merger agreement and approve the merger, subject to satisfactory resolution of the outstanding issues.

     C-Cube Microsystems and Harmonic entered into the merger agreement on October 27, 1999. A press release stating the general terms of the merger agreement was released after the markets closed on October 27, 1999.

     On December 9, 1999, C-Cube Microsystems and Harmonic amended and restated the merger agreement.

REASONS FOR THE MERGER

  Harmonic's Reasons for the Merger

     Harmonic's board of directors believes that the merger will provide several important benefits to Harmonic and its stockholders. Harmonic's board of directors considered many factors. In view of the complexity and wide variety of information and factors that it considered, Harmonic's board did not find it practical to quantify or otherwise assign specific weights to the factors considered. However, after taking into consideration all of the factors considered, the board believes that the most important factors are as follows:

     - MORE COMPLETE PRODUCT SOLUTIONS FOR CABLE CUSTOMERS. The merger will allow Harmonic to offer a more complete package of digital and optical systems to its cable customers worldwide. Harmonic's strong position in fiber optics products for cable customers will be enhanced by the addition of the

       DiviCom business products and its technical and market expertise in digital video systems. Harmonic's board of directors believes that the merger would allow Harmonic to offer digital video systems to its cable customers in a more timely and cost-effective manner than if Harmonic were to develop the digital video systems internally.

     - NEW PRODUCTS AND TECHNOLOGIES FOR EVOLVING BROADBAND NETWORK ARCHITECTURES. Harmonic's current programs to develop and market new products and technologies for evolving broadband network architectures will be enhanced by the addition of the DiviCom business' substantial research and development resources. Harmonic's board of directors believes that the acquisition of C-Cube Microsystems' technological expertise in the digital video systems arena would allow Harmonic to establish an immediate presence in an area which Harmonic historically has not participated in.

     - EXPANDED PRESENCE IN TELEPHONE, SATELLITE AND WIRELESS MARKETS. The DiviCom business' established presence in telephone, satellite and wireless markets will accelerate Harmonic's current efforts to penetrate these markets and diversify its customer base beyond the cable industry. In the near term, the merger is expected to increase Harmonic's role in the emergence of digital video services over cable, satellite, telephone and wireless networks. Looking further ahead, the combination increases Harmonic's participation in video transmission over emerging standards on the Internet.

     - INCREASED REVENUE FROM CROSS-SELLING OF EXISTING PRODUCTS. Certain current products of each company can be potentially sold to customers of the other, thereby increasing revenue without a commensurate increase in selling costs.

     - ENHANCED COMPETITIVE POSITION. The markets we address are characterized by consolidation of customers and suppliers into larger entities. Our increased size as a result of the merger will better position and equip us to compete with our generally larger competitors and address more effectively the larger customers who command greater purchasing power.

     - FAIRNESS OF EXCHANGE RATIO. Warburg Dillon Read prepared financial analyses and presented those analyses to Harmonic's board of directors. Warburg Dillon Read also opined that the exchange ratio stated in the merger agreement was fair, from a financial point of view as of the date of its opinion, to Harmonic as described more fully in the text of the entire opinion attached as Appendix B to this joint proxy statement/prospectus.

     Harmonic's board of directors consulted with Harmonic's senior management, as well as its legal and financial advisors, in reaching its decision to approve the transaction. Harmonic's board also considered other factors as part of its deliberations on the proposed merger. Though important considerations in the overall deliberation process, none of the following factors in and of itself were material to the Harmonic's board decision to approve the transaction:

     - historical information concerning Harmonic's and C-Cube Microsystems' financial performance, results of operations, assets, liabilities, operations, management and competitive position;

     - management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Harmonic and C-Cube Microsystems after giving effect to the merger and the proposed spin-off;

     - current market conditions and historical trading information with respect to Harmonic and C-Cube Microsystems common stock;

     - the attractiveness of other acquisition candidates;

     - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

     - the risk that the merger might not be consummated and the effect of the public announcement of the merger on Harmonic's sales, operating results and stock price; and

     - the terms and conditions of the merger agreement, including closing conditions, termination fees, no solicitation provisions and the disposition of the semiconductor business.

     Harmonic's board of directors does not intend the above discussion of information and factors to be exhaustive, but believes the discussion to include all of the material factors that it considered. However, after taking into consideration all of the factors discussed above, Harmonic's board concluded that the merger agreement and merger were fair to, and in the best interests of, Harmonic and its stockholders and that Harmonic should proceed with the merger.

  C-Cube Microsystems' Reasons for the Merger

     C-Cube Microsystems' board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, C-Cube Microsystems and it stockholders. Accordingly, C-Cube Microsystems' board of directors has approved the merger agreement and the consummation of the merger and the disposition of the semiconductor business and recommends that you vote FOR approval of the merger agreement and the merger.

     In reaching its decision, C-Cube Microsystems' board of directors identified several significant potential benefits of the merger and the spin-off of the semiconductor business on which the merger is conditioned. Because of the wide variety of factors considered by the board and the complexity of the board's deliberations, C-Cube Microsystems' board did not find it practical to quantify or otherwise assign specific weight to the factors considered. The C-Cube Microsystems' board did, however, conclude that the most important of the factors considered include:

     - The merger allows the combined company to obtain a broader and stronger product suite for digital video infrastructure than could have otherwise been achieved that will provide opportunities to realize significant benefits and long-term value to stockholders;

     - The merger and the disposition of the semiconductor business will allow both C-Cube Microsystems' DiviCom business and its semiconductor business to retain many benefits of their business relationship with each other;

     - By completing the merger and the disposition of the semiconductor business, C-Cube Microsystems' stockholders will be afforded an enhanced ability to increase or decrease their level of participation in the systems products industry or the semiconductor industry separately, allowing them the ability to more accurately focus their investments.

     C-Cube Microsystems' board of directors consulted with C-Cube Microsystems' senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision to approve the merger and the disposition of the semiconductor business. Among the factors considered by C-Cube Microsystems' board of directors in its deliberations were the following:

     - the financial condition, results of operations, cash flow, business and prospects of C-Cube Microsystems and Harmonic;

     - the current economic and industry environment, including the rate of consolidation in the telecommunications industry and its supplier base;

     - the complementary nature of the technology, products, services and customer base of C-Cube Microsystems and Harmonic;

     - the intense competition in the computer, networking and telecommunications industries and the ability of larger industry participants to increase market share;

     - the key strengths that Harmonic will provides as a merger partner, including Harmonic's strong technology and channels in the cable industry, a critical growth segment for the DiviCom business;

     - the fact that C-Cube Microsystems received no other formal proposals from interested parties;

     - the prospects of C-Cube Microsystems as an independent company, with and without the spin-off of the semiconductor business;

     - the impact of the merger and the spin-off of the semiconductor business on C-Cube Microsystems' customers and employees;

     - the fairness to C-Cube Microsystems of the terms of the merger agreement and the related agreements, which were the product of extensive arm's length negotiations; and

     - the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of C-Cube Microsystems common stock, a copy of which is attached as Appendix C to this joint proxy statement/prospectus.

     In assessing the transaction, C-Cube Microsystems' board of directors considered a variety of information, including the following:

     - historical information concerning the businesses operations, positions and results of operations, technology and management style, competitive position, industry trends and prospects of C-Cube Microsystems and Harmonic;

     - current and historical market prices, volatility and trading data for the two companies; and

     - information and advice based on due diligence investigations by members of C-Cube Microsystems' board of directors and management and C-Cube Microsystems' legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Harmonic, trends in Harmonic's business and financial results and capabilities of Harmonic's management team.

     C-Cube Microsystems' board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger and the spin-off of the semiconductor business, including the following:

     - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

     - the risk that the merger might not be consummated and the effect of the public announcement of the merger on C-Cube Microsystems' (a) sales, operating results and stock price and (b) ability to attract and retain key management, sales and marketing and technical personnel;

     - risks associated with fluctuations in Harmonic's stock price prior to the closing of the merger;

     - corporate tax liability to be incurred by C-Cube Microsystems in connection with the spin-off of the semiconductor business; and

     - the other risks associated with the business of Harmonic, C-Cube Microsystems and the merged companies and the merger described in this joint proxy statement/prospectus under "Risk Factors."

     As a result of the foregoing considerations, C-Cube Microsystems' board of directors determined that the potential advantages of the merger and spin-off of the semiconductor business outweighed the benefits of remaining a separate company. C-Cube Microsystems' board of directors believes that the combined company will have a far greater opportunity than C-Cube Microsystems alone to compete in its industry.

     In view of the variety of factors considered in connection with its evaluation of the merger and the spin-off of the semiconductor business, C-Cube Microsystems' board of directors did not find it practical to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so. In addition, many of the factors contained elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, C-Cube Microsystems' board of directors, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger and the spin-off of the semiconductor business. Consequently, individual members of C-Cube Microsystems' board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

OPINION OF HARMONIC FINANCIAL ADVISOR

  Opinion of Warburg Dillon Read

     Under an engagement letter dated October 17, 1999, Harmonic retained Warburg Dillon Read to act as its financial advisor in connection with the merger. Harmonic's board of directors selected Warburg Dillon Read to act as its financial advisor based on Warburg Dillon Read's qualifications, expertise and reputation and its knowledge of the business and affairs of Harmonic. At the meeting of Harmonic's board of directors on October 26, 1999, Warburg Dillon Read rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of October 26, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Harmonic.

     THE FULL TEXT OF THE WRITTEN OPINION OF WARBURG DILLON READ IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SETS FORTH, AMONG OTHER
THINGS:

     - THE ASSUMPTIONS MADE,

     - PROCEDURES FOLLOWED,

     - MATTERS CONSIDERED AND

     - LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WARBURG DILLON READ IN RENDERING ITS OPINION.

     HARMONIC'S STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. WARBURG DILLON READ'S OPINION IS DIRECTED TO HARMONIC'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PROVIDED FOR IN THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO HARMONIC AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF HARMONIC COMMON STOCK AS TO HOW TO VOTE AT THE HARMONIC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF WARBURG DILLON READ SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Warburg Dillon Read, among other things:

     - reviewed publicly available business and historical financial information relating to Harmonic, C-Cube Microsystems and the DiviCom business,

     - reviewed other financial information and other data relating to the business and financial prospects of Harmonic that were provided by Harmonic,

     - reviewed other financial information and other data relating to the business and financial prospects of C-Cube Microsystems and the DiviCom business prepared by the managements of Harmonic and C-Cube Microsystems and the DiviCom business,

     - conducted discussions with members of the senior managements of Harmonic, C-Cube Microsystems and the DiviCom business,

     - reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Warburg Dillon Read believed to be generally comparable to those of the DiviCom business,

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which Warburg Dillon Read believed to be generally relevant,

     - considered pro forma effects of the merger on Harmonic's financial statements and reviewed estimates of synergies furnished by Harmonic management,

     - reviewed the October 19 draft of the merger agreement, and

     - conducted other financial studies, analyses, and investigations, and considered other information as Warburg Dillon Read deemed necessary or appropriate.

     In connection with its opinion, Warburg Dillon Read did not assume any responsibility for independent verification of the information reviewed by it, and, with Harmonic's consent, relied upon such information as being complete and accurate. With Harmonic's consent, Warburg Dillon Read assumed that the financial projections and estimates reviewed by it, including information relating to strategic, financial, and operational benefits anticipated from the merger, were reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Harmonic, C-Cube Microsystems and the DiviCom business and that such projections and estimates formed a reasonable basis upon which Warburg Dillon Read could base its opinion. Warburg Dillon Read further assumed that the financial results referred to in such projections and estimates would be achieved. Warburg Dillon Read also relied upon, without independent verification, the assessment by the managements of Harmonic and the DiviCom business of the strategic and other benefits expected to result from the merger.

     In rendering its opinion, Warburg Dillon Read did not make any independent valuation or appraisal of the assets or liabilities of Harmonic, C-Cube Microsystems or the DiviCom business, nor was it furnished with any such valuations or appraisals. At the direction of Harmonic's board of directors, Warburg Dillon Read assumed that C-Cube Microsystems' semiconductor business would be sold or spun off prior to consummation of the merger, without continuing liability to Harmonic for the operations of the semiconductor business or the disposition of the semiconductor business. Warburg Dillon Read further assumed that the information provided to it with respect to the DiviCom business accurately reflected C-Cube Microsystems following the disposition of the semiconductor business. Warburg Dillon Read's opinion does not address the disposition of C-Cube Microsystems' semiconductor business. Warburg Dillon Read assumed that:

     - the merger would be consummated in accordance with the terms set forth in the merger agreement and the related transaction documents;

     - that the representations and warranties of each party contained in the merger agreement were true and accurate; and

     - that all conditions to the consummation of the merger would be satisfied without waiver thereof. In addition, Warburg Dillon Read assumed that the merger would be accounted for as a purchase in accordance with U.S. generally accepted accounting principles and would be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986.

     Warburg Dillon Read's opinion was necessarily based on economic, market and other conditions on, and the information made available to it as of, the date of its opinion. Warburg Dillon Read's opinion does not imply any conclusion as to the price or trading range of Harmonic's stock at any time before or after the date of its opinion, which may vary depending upon various factors, including:

     - changes in interest rates;

     - dividend rates;

     - market conditions;

     - general economic conditions; and

     - other factors that generally influence the price of securities.

     In addition, Warburg Dillon Read's opinion does not address Harmonic's underlying business decision to effect the merger.

     The following is a brief summary of the material analyses Warburg Dillon Read performed in connection with its oral opinion and the preparation of its opinion letter dated October 26, 1999. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Warburg Dillon Read, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Stock Price Performance. Warburg Dillon Read reviewed the stock price performance of Harmonic and C-Cube Microsystems common stock over the twelve month period ending on October 25, 1999. Warburg Dillon Read then compared the stock price performance of Harmonic and C-Cube Microsystems against an index of the selected companies listed below under the description of the selected company trading analysis, the Nasdaq and the S&P 500. Warburg Dillon Read observed the following rates of return:

                                                    12-MONTH
                                                    RETURN(%)
                                                    ---------
Harmonic..........................................   1,124.4
C-Cube Microsystems...............................     134.8
Comparables.......................................     179.6
Nasdaq............................................      65.4
S&P 500...........................................      20.1

     Warburg Dillon Read noted that C-Cube Microsystems had a 12-month rate of return which exceeded the 12-month rate of return indicated for the Nasdaq and S&P 500 indices but was less than the 12-month rate of return for Harmonic and the selected companies.

     Selected Company Trading Analysis. Warburg Dillon Read compared financial information of Harmonic and the DiviCom business with publicly available information for:

     - JDS Uniphase Corp.,

     - Broadcom Corp.,

     - Tellabs, Inc.,

     - CIENA Corp.,

     - General Instrument Corp.,

     - Scientific-Atlanta, Inc.,

     - C-Cor.net Corp., and

     - ANTEC Corp.

     Based on publicly available estimates from securities research analysts and information provided by C-Cube Microsystems and the DiviCom business, and using the closing price of Harmonic common stock on October 25, 1999 of $68.88, the following table presents:

     - the price to earnings ratios for calendar year 2000,

     - the price to earnings ratio for long term earnings per share growth rates for calendar year 2000, and

     - the enterprise value ratio of calendar year 2000 revenue.

                                                        PRICE TO EARNINGS      REVENUE
                                                       RATIO FOR LONG-TERM    MULTIPLE
                                 PRICE TO EARNINGS     EARNINGS PER SHARE        FOR
                                 RATIO FOR CALENDAR     GROWTH RATES FOR      CALENDAR
                                     YEAR 2000         CALENDAR YEAR 2000     YEAR 2000
                                 ------------------    -------------------    ---------
Harmonic.......................         68.9x                 1.0x               8.8x
JDS Uniphase Corp..............        103.1x                 2.4x              18.5x
Broadcom Corp..................         89.5                  1.8               17.1
CIENA Corp. ...................         51.8                   NM                5.0
General Instrument Corp. ......         43.5                  2.1                3.6
Scientific-Atlanta, Inc. ......         38.8                  1.3                2.7

                                                        PRICE TO EARNINGS      REVENUE
                                                       RATIO FOR LONG-TERM    MULTIPLE
                                 PRICE TO EARNINGS     EARNINGS PER SHARE        FOR
                                 RATIO FOR CALENDAR     GROWTH RATES FOR      CALENDAR
                                     YEAR 2000         CALENDAR YEAR 2000     YEAR 2000
                                 ------------------    -------------------    ---------
Tellabs, Inc...................         36.6                  1.3                8.5
ANTEC Corp.....................         31.5                  0.6                1.9
C-Cor.net Corp.................         30.6                  0.6                2.5

Median.........................         43.5                  1.3                5.0

     Warburg Dillon Read defined the term enterprise value to mean equity value plus net debt.

     Warburg Dillon Read noted that the multiples of price to earnings for each category for the DiviCom business implied by the merger were in the range of
45.3 to 61.1, 0.7 to 2.5 and 6.9 to 8.1, respectively, based on estimates provided by C-Cube Microsystems management. Warburg Dillon Read further noted that the multiples for Harmonic and the range of multiples for the DiviCom business were within the range of multiples indicated for the selected companies.

     No company used in this analysis is identical to Harmonic, C-Cube Microsystems or the DiviCom business. In performing this analysis, Warburg Dillon Read made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Harmonic, C-Cube Microsystems and the DiviCom business, such as the impact of competition on the businesses of Harmonic, C-Cube Microsystems and the DiviCom business and the industry in general, industry growth and the absence of any adverse material change in the financial condition and prospects of Harmonic, C-Cube Microsystems and the DiviCom business or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     Analysis of Precedent Transactions. Warburg Dillon Read compared statistics based on publicly available information for selected transactions in the communications equipment industry to the relevant financial statistics for the DiviCom business based:

     - on the value of the DiviCom business implied by the exchange ratio and the closing share price of Harmonic common stock on October 25, 1999 of $68.88, and

     - on information provided by C-Cube Microsystems and the DiviCom business.

     The following table presents the implied multiples paid to the last twelve months earnings and revenue and next twelve months earnings and revenue for the precedent transactions:

                                                       ENTERPRISE VALUE     EQUITY VALUE
                                                           TO LAST            TO LAST
                                                        TWELVE MONTHS      TWELVE MONTHS
                                                           REVENUE            EARNINGS
                                                       ----------------    --------------
Cisco Systems/Cerent.................................       295.0x         not meaningful
Uniphase/JDS Fitel...................................        16.3              79.2x
Lucent Technologies/Ascend...........................        13.1               86.4
Lucent Technologies/Excel Switching..................        10.7               80.4
General Electric plc/FORE Systems....................         6.6               89.3
Motorola/General Instrument..........................         4.9               63.4
Alcatel/Xylan........................................         5.5               49.7
Tandberg/NDS.........................................         1.6               21.0
Median...............................................         8.6               79.2

                                                       ENTERPRISE VALUE     EQUITY VALUE
                                                           TO NEXT            TO NEXT
                                                        TWELVE MONTHS      TWELVE MONTHS
                                                           REVENUE            EARNINGS
                                                       ----------------    --------------
Cisco Systems/Cerent.................................        88.9x         not meaningful
Uniphase/JDS Fitel...................................         9.3              49.3x
Lucent Technologies/Ascend...........................         8.9               52.8
Lucent Technologies/Excel Switching..................         7.8               43.1
General Electric plc/FORE Systems....................         5.2               50.7
Motorola/General Instrument..........................         4.3               50.3
Alcatel/Xylan........................................         4.1               36.5
Tandberg/NDS.........................................         1.4               19.1
Median...............................................         6.5               49.3

     Warburg Dillon Read noted that the multiples of enterprise value to last twelve months revenue implied by the merger was 10.1 and equity value to last twelve months earnings implied by the merger was 80.8, based on the DiviCom business management estimates. Warburg Dillon Read noted that the multiples of enterprise value to next twelve months revenue implied by the merger was in the range of 7.5 to 8.4 and equity value to next twelve months earnings implied by the merger was in the range of 53.1 to 63.1, based on the DiviCom business management estimates. Warburg Dillon Read noted that the multiples of enterprise value to last twelve months revenue and equity value to last twelve months earnings and the range of multiples of enterprise value to next twelve months revenue implied by the merger were within the range of the same sets of multiples for the precedent transactions. Warburg Dillon Read further noted that the lower end of the range of multiples of equity value to next twelve months earnings implied by the merger was with the range of the same multiples for the precedent transactions.

     No transaction used as a comparison in this analysis is identical to the merger. In evaluating the transactions listed above, Warburg Dillon Read made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Harmonic, C-Cube Microsystems and the DiviCom business, such as the impact of competition on Harmonic, C-Cube Microsystems, the DiviCom business or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

     Contribution Analysis. Warburg Dillon Read analyzed the respective contributions of the DiviCom business and Harmonic to estimated calendar years 1999, 2000 and 2001 revenue and net income of the combined company. Warburg Dillon Read noted that the portion of estimated calendar years 1999, 2000 and 2001 revenue and net income of the combined company to be contributed by Harmonic to the combined entity generally was lower than the 56% of the equity of the combined entity to be owned by the holders of Harmonic common stock.

     Discounted Cash Flow Analysis. Warburg Dillon Read estimated a range of equity values for Harmonic and the DiviCom business based upon the discounted present value of the projected after tax cash flows for Harmonic and the DiviCom business. In performing this analysis, Warburg Dillon Read used next twelve months price to earnings multiples ranging from 30.0x to 40.0x. The range of valuations indicated by this analysis implied a relative value of the DiviCom business ranging from 49% to 58% of that of Harmonic. Warburg Dillon Read noted that the relative values all were higher than the 44% of the equity of the combined entity to be owned by C-Cube Microsystems stockholders.

     Pro Forma Merger Analysis. Warburg Dillon Read analyzed the pro forma impact of the merger on Harmonic's combined projected earnings per share for calendar years 1999 and 2000. This analysis indicated that the merger would result in earnings per share accretion for Harmonic.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Warburg Dillon Read considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Warburg Dillon Read believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Warburg Dillon Read may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Warburg Dillon Read's view of the actual value of Harmonic or the DiviCom business. In performing its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Harmonic or C-Cube Microsystems. Any estimates contained in Warburg Dillon Read's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favourable than those suggested by such estimates.

     The analyses performed were prepared solely as part of Warburg Dillon Read's analysis of the fairness of the exchange ratio provided for in the merger agreement from a financial point of view to Harmonic and were conducted in connection with the delivery of the Warburg Dillon Read opinion to Harmonic's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future or at which Harmonic or the DiviCom business might actually be sold. The exchange ratio provided for in the merger agreement was determined through arm's-length negotiations between Harmonic and C-Cube Microsystems and was approved by Harmonic's board of directors. Warburg Dillon Read did not recommend any specific exchange ratio to Harmonic or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

     In addition, Warburg Dillon Read's opinion and presentation to Harmonic's board of directors was one of many factors taken into consideration by Harmonic's board of directors in making its decision to approve the merger. Consequently, the Warburg Dillon Read analyses as described above should not be viewed as determinative of the opinion of Harmonic's board of directors with respect to the exchange ratio or of whether C-Cube Microsystems' board of directors would have been willing to agree to a different exchange ratio.

     Harmonic's board of directors retained Warburg Dillon Read based upon Warburg Dillon Read's qualifications, experience and expertise. Warburg Dillon Read is an internationally recognized investment banking and advisory firm. Warburg Dillon Read, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Warburg Dillon Read and its affiliates have provided financing services for Harmonic and the DiviCom business, and have received fees for the rendering of these services. In the ordinary course of Warburg Dillon Read's trading and brokerage activities, Warburg Dillon Read or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of Harmonic, C-Cube Microsystems or any other parties involved in the transaction.

     Under the engagement letter, Warburg Dillon Read provided financial advisory services and a financial fairness opinion in connection with the merger, and Harmonic agreed to pay Warburg Dillon Read a fee of $7.2 million, all of which is conditioned upon consummation of the merger. In addition, Harmonic has also agreed to indemnify Warburg Dillon Read and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Warburg Dillon Read or any of its affiliates against possible liabilities and expenses, including possible liabilities under the federal securities laws, related to or arising out of Warburg Dillon Read's engagement.

OPINION OF C-CUBE MICROSYSTEMS' FINANCIAL ADVISOR

  Opinion of Credit Suisse First Boston Corporation

     Credit Suisse First Boston has acted as C-Cube Microsystems' financial advisor in connection with the merger. C-Cube Microsystems selected Credit Suisse First Boston based on Credit Suisse First

Boston's experience, expertise and reputation, and familiarity with C-Cube Microsystems' business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, C-Cube Microsystems requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of C-Cube Microsystems common stock of the exchange ratio provided for in the merger agreement. On October 26, 1999, at a meeting of the C-Cube Microsystems board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the C-Cube Microsystems board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 27, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of C-Cube Microsystems common stock.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED OCTOBER 27, 1999 TO THE C-CUBE MICROSYSTEMS BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. HOLDERS OF C-CUBE MICROSYSTEMS COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE C-CUBE MICROSYSTEMS BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, INCLUDING THE DISPOSITION OF THE C-CUBE MICROSYSTEMS SEMICONDUCTOR BUSINESS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER, INCLUDING THE DISPOSITION OF THE C-CUBE MICROSYSTEMS SEMICONDUCTOR BUSINESS. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement, as well as publicly available business and financial information relating to C-Cube Microsystems and Harmonic. Credit Suisse First Boston also reviewed other information relating to C-Cube Microsystems, after taking into effect the disposition of C-Cube Microsystems' semiconductor business, and Harmonic, which C-Cube Microsystems and Harmonic provided to or discussed with Credit Suisse First Boston. Furthermore, Credit Suisse First Boston met with the managements of C-Cube Microsystems and Harmonic to discuss the businesses and prospects of C-Cube Microsystems, after taking into effect the disposition of the semiconductor business, and Harmonic.

     Credit Suisse First Boston also considered financial and stock market data of C-Cube Microsystems and Harmonic and compared those data with similar data for other publicly held companies in businesses it deemed similar to C-Cube Microsystems and Harmonic. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of C-Cube Microsystems and Harmonic as to the future financial performance of C-Cube Microsystems, after taking into effect the disposition of the semiconductor business, and Harmonic and the strategic benefits and potential synergies anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits. Credit Suisse First Boston also assumed, with the consent of the C-Cube Microsystems board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that the disposition of the C-Cube Microsystems semiconductor business will be effected prior to the consummation of the merger.

     Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of C-Cube Microsystems or Harmonic, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Harmonic common stock when issued in the merger or the prices at which the Harmonic common stock will trade after the merger. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between C-Cube Microsystems and Harmonic. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the C-Cube Microsystems board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary set forth below describes the material information provided to the C-Cube Microsystems' board of directors by Credit Suisse First Boston in connection with its opinion to the board of directors. This summary describes, among other things, the material analyses performed by Credit Suisse First Boston but is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of C-Cube Microsystems and Harmonic. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to C-Cube Microsystems or Harmonic or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the C-Cube Microsystems board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the C-Cube Microsystems board of directors or management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the board of directors at a meeting of the C-Cube Microsystems board of directors held on October 26, 1999. THE FINANCIAL ANALYSES

SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     Peer Group Comparison. After taking into effect the disposition of C-Cube Microsystems' semiconductor business, Credit Suisse First Boston compared equity value implied by the merger as a multiple of estimated calendar years 2000 and 2001 earnings, referred to as the Price to Earnings Multiple, and aggregate value implied by the merger as a multiple of estimated calendar years 2000 and 2001 revenue, referred to as the revenue multiple, with corresponding financial data for the following companies in the communications equipment industry:

     - Harmonic Inc.

     - Tellabs, Inc.

     - General Instrument Corporation (pre-merger announcement)

     - ADC Telecommunications, Inc.

     - Scientific-Atlanta, Inc.

     This analysis was based upon estimates for C-Cube Microsystems prepared by the management of C-Cube Microsystems, referred to as management case I, as well as adjustments to those estimates by the management of C-Cube Microsystems to reflect the potential for slower near-term revenue growth, attributable to delayed U.S. market penetration, and higher operating expenditures, referred to as management case II. Estimates for the selected companies were based upon publicly available research analysts' estimates.

     This analysis indicated, among other things, the following implied multiples for the selected companies:

                                             CALENDAR YEAR 2000
                                             PRICE TO EARNINGS    CALENDAR YEAR 2000
                                                  MULTIPLE         REVENUE MULTIPLE
                                             ------------------   ------------------
Tellabs....................................        37.0x                 8.3x
General Instrument.........................        42.9x                 3.5x
ADC Telecom................................        27.3x                 3.3x
Scientific-Atlanta.........................        38.6x                 2.5x
Harmonic...................................        80.2x                 9.4x

as compared with the following multiples for C-Cube Microsystems implied by the exchange ratio in the merger:

                                             CALENDAR YEAR 2000
                                             PRICE TO EARNINGS    CALENDAR YEAR 2000
                                                  MULTIPLE         REVENUE MULTIPLE
                                             ------------------   ------------------
C-Cube Microsystems management case I......         46.2                 7.2x
C-Cube Microsystems management case II.....        62.2x                 8.3x

     In addition, Credit Suisse First Boston compared estimated calendar years 2000 and 2001 price to earnings multiple and revenue multiple for Harmonic, based on publicly available research analysts' estimates, with corresponding financial data for the following companies in the high-growth communications equipment index and the communications equipment majors index over the same period:

               HIGH-GROWTH                              COMMUNICATIONS
     COMMUNICATIONS EQUIPMENT INDEX                 EQUIPMENT MAJORS INDEX
-----------------------------------------  -----------------------------------------
- JDS Uniphase Corporation                 - Cisco Systems, Inc.
- Juniper Networks, Inc.                   - Lucent Technologies, Inc.
- Brocade Communications Systems, Inc.     - Nortel Networks Corporation
- Redback Networks Inc.                    - Motorola, Inc.
- Extreme Networks, Inc.                   - Tellabs, Inc.
- Copper Mountain Networks, Inc.           - 3Com Corporation
- Clarent Corporation                      - ADC Telecommunications, Inc.
- Efficient Networks, Inc.                 - CIENA Corporation
- Carrier Access Corporation               - Newbridge Networks Corporation
- Terayon Communication Systems, Inc.

     This analysis indicated, among other things, the following implied multiples for the selected transactions:

                                                     PRICE TO EARNINGS
                                                         MULTIPLE         REVENUE MULTIPLE
                                                     -----------------    ----------------
                                                      2000       2001      2000      2001
                                                     -------    ------    ------    ------
HIGH-GROWTH COMMUNICATIONS EQUIPMENT
High...............................................  102.2x     75.0x     68.0x     43.8x
Low................................................   42.3x     29.1x      4.6x      2.4x
COMMUNICATIONS EQUIPMENT MAJORS
High...............................................   63.1x     51.8x     11.4x      8.6x
Low................................................   17.2x     13.0x      1.1x      1.1x

as compared with the following implied multiples for Harmonic:

                                                     PRICE TO EARNINGS
                                                         MULTIPLE         REVENUE MULTIPLE
                                                     -----------------    ----------------
                                                      2000       2001      2000      2001
                                                     -------    ------    ------    ------
Harmonic...........................................   80.2x     60.9x      9.4x      6.7x

     Selected Transactions Analysis. Credit Suisse First Boston analyzed the implied transaction multiples and purchase prices paid or proposed to be paid in the following selected transactions in the cable and video broadcast industry:

                                                                      DATE OF
          ACQUIROR                         TARGET                  ANNOUNCEMENT
----------------------------  ---------------------------------  -----------------
- Motorola, Inc.              General Instrument Corporation     September 1999
- Tandberg Television         NDS Group plc                      October 1999
                                (Digital Broadcasting Business)
- C-Cube Microsystems Inc.    DiviCom Inc.                       May 1996

     Credit Suisse First Boston compared the price to earnings and revenue multiples implied by the exchange ratio in the merger agreement, using management cases I and II for C-Cube Microsystems, with price to earnings and revenue multiples implied in the selected transactions using publicly available financial information available at the time of the relevant transaction. This analysis indicated the following implied multiples for the selected transactions:

                                                PRICE TO EARNINGS
                                                     MULTIPLE           REVENUE MULTIPLE
                                                ------------------      ----------------
                                                 2000        2001       2000       2001
                                                ------      ------      -----      -----
General Instrument/Motorola...................  45.6x       37.1x        3.7x       3.0x
NDS/Tandberg Television.......................  24.1x          NA        1.7x         NA
DiviCom/C-Cube Microsystems...................     NA          NA          NA         NA

as compared with the following multiples for C-Cube Microsystems implied by the exchange ratio in the merger agreement:

                                                PRICE TO EARNINGS
                                                     MULTIPLE           REVENUE MULTIPLE
                                                ------------------      ----------------
                                                 2000        2001       2000       2001
                                                ------      ------      -----      -----
C-Cube Microsystems management case I.........  46.2x       35.1x        7.2x       5.4x
C-Cube Microsystems management case II........  62.2x       48.6x        8.3x       6.4x

     Historical Stock Price Analysis. Credit Suisse First Boston reviewed the prices at which the Harmonic common stock traded since January 2, 1998 through October 25, 1999. Credit Suisse First Boston noted that the highest closing price for Harmonic common stock during this period was $77.41 and the lowest closing price for Harmonic common stock during this period was $4.06, as compared with the closing price for Harmonic common stock on October 25, 1999, the last trading day before the date of the C-Cube Microsystems board meeting, of $68.88.

     Pro Forma Earnings Impact Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Harmonic's estimated earnings per share for calendar years 2000 and 2001, based upon Harmonic's estimates and management cases I and II for C-Cube Microsystems. This analysis indicted that the proposed merger would be accretive to Harmonic's estimated earnings, except in calendar year 2001 utilizing the C-Cube Microsystems management case II. This analysis did not include the impact of any potential benefits anticipated to result from the merger.

     Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

     - C-Cube Microsystems' historical and projected financial information;

     - Harmonic's stock price performance relative to the high-growth communications equipment index, the communications equipment majors index, NASDAQ and C-Cube Microsystems;

     - Publicly available research analysts' estimates of Harmonic's estimated earnings per share and estimated long-term growth rate; and

     - Harmonic's actual reported earnings per share compared with first call consensus earnings per share expectations for each quarter beginning in March 1996.

     Miscellaneous. C-Cube Microsystems has agreed to pay Credit Suisse First Boston for its financial advisory services a fee of approximately 0.5% of the aggregate consideration payable in the merger. C-Cube Microsystems has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston. C-Cube Microsystems also has agreed to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both C-Cube Microsystems and Harmonic for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

STRUCTURE OF THE MERGER

     In the merger, each share of C-Cube Microsystems common stock other than shares held by Harmonic, C-Cube Microsystems or any other of their respective subsidiaries will be converted into 0.5427 of a share of Harmonic common stock, as a result of which the current holders of C-Cube Microsystems common stock and options and the current holders of Harmonic common stock and options will hold approximately 44% and 56%, respectively, of the common stock of Harmonic after the merger.

     The transaction will be effected by having C-Cube Microsystems merge into Harmonic and, immediately prior to the merger and as part of the same transaction, spinning off an entity containing its C-Cube Microsystems' semiconductor business and distributing the shares of the spin-off entity to C-Cube Microsystems stockholders. For additional information regarding the spin-off, please see the separate prospectus relating to the spin-off that has been mailed to you along with this proxy statement/prospectus. The separate corporate existence of C-Cube Microsystems will cease, and Harmonic shall continue as the surviving entity. The merger agreement provides that in the event Harmonic or C-Cube Microsystems reasonably determines prior to the closing that:

     - There is a material possibility that the transactions contemplated by the merger agreement will not constitute a "reorganization" within the meaning of Section 368(a) of the Code;

     - There is a material possibility that the merger will result in a material corporate level tax; or

     - There are material tax benefits available if the transactions contemplated by the merger agreement are restructured;

such party may request that the structure of the merger be altered to account for such circumstance. In any case, there would be no material adverse change in the economic consequences to the stockholders of Harmonic and C-Cube Microsystems.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendation of C-Cube Microsystems' board of directors, you should be aware that C-Cube Microsystems' directors and officers have interests in the merger that are different from, or are in addition to, your interests.

  Directors and Officers Indemnification

     In particular, some of the directors and officers of C-Cube Microsystems participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

     Under the merger agreement, Harmonic has agreed to honor C-Cube Microsystems' obligations under indemnification agreements between C-Cube Microsystems and its directors and officers in effect before the completion of the merger and any indemnification provisions of C-Cube Microsystems amended and restated certificate of incorporation and bylaws. Harmonic has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as C-Cube Microsystems' provisions and to maintain these provisions for at least six years from the completion of the merger. In addition, Harmonic has agreed to maintain C-Cube Microsystems' directors' and officers' liability insurance for six years from the completion of the merger, provided that Harmonic is not required to pay more than 200% of the premium for C-Cube Microsystems' insurance.

  Severance Agreements

     C-Cube Microsystems has in effect severance compensation agreements with the following individuals, the costs of which will be borne by the spun-off semiconductor business. These individuals will benefit from a change of control, which will occur upon consummation of the merger, as follows:

     Alexandre Balkanski's Management Retention and Consulting Agreement provides that upon a change of control preceded by the spin-off of C-Cube Microsystems' semiconductor business, if he is terminated other than for cause in the first twelve months, 100% of the unvested portion of all stock options he holds will automatically accelerate and become vested. As of December 31, 1999, Dr. Balkanski held 526,667 options in C-Cube Microsystems. Dr. Balkanski's agreement also provides that he will remain in a consulting position with the semiconductor business after the merger and will receive health, dental and vision benefits as a result.

     Umesh Padval's Management and Retention Agreement provides that upon a change of control, if he is terminated other than for cause in the first twelve months following the change of control:

          - 100% of the unvested portion of all stock options he holds, or 466,666 options as of December 31, 1999, will accelerate and become vested,

          - he will continue to receive salary at the rate he received prior to his termination until the earlier of one year from the date of termination or the date he commences full-time employment with another company, and

          - he will continue to receive health, dental and vision benefits until the earlier of one year from the date of termination or the date he commences full-time employment with another company.

     Rick Foreman's Management Retention Agreement provides that upon a change of control, if he is terminated other than for cause in the first twelve months following the change of control:

          - the unvested portion of all stock options he holds that would have vested in the subsequent six month period of time, or 15,871 options as of December 31, 1999, will accelerate and become vested,

          - he will continue to receive a salary at the rate he received prior to his termination under the earlier of six months from the date of termination, or the date he commences full-time employment with another company, and

          - he will continue to receive health, dental and vision benefits until the earlier of six months from the date of termination, or the date he commences full-time employment with another company.

     Fermi Wang's Management Retention Agreement provides that upon a change of control, if he is terminated other than for cause in the first twelve months following the change of control:

          - 50% of the unvested portion of all stock options he holds, or 63,873 options as of December 31, 1999, will accelerate and become vested,

          - he will continue to receive a salary at the rate he received prior to termination until the earlier of one year from the date of termination, or the date he commences full-time employment with another company, and

          - he will continue to receive health, dental and vision benefits until the earlier of one year form the date of termination, or the date he commences full-time employment with another company.

     Ray Newstead's Management Retention Agreement provides that upon a change of control, if he is terminated other than for cause in the first twelve months following the change of control:

          - 50% of the unvested portion of all stock options he holds, or 60,000 options as of December 31, 1999, will accelerate and become vested,

          - he will continue to receive a salary at the rate he received prior to termination until the earlier of one year from the date of termination, or the date he commences full-time employment with another company, and

          - he will continue to receive health, dental and vision benefits until the earlier of one year from the date of termination, or the date he commences full-time employment with another company.

  Outside Director Options

     All shares granted to C-Cube Microsystems' outside directors under their respective stock option agreements accelerate upon a change of control which will occur upon consummation of the merger.

     As a result of these interests, these directors and officers of C-Cube Microsystems could be more likely to vote to approve the merger agreement than if they did not hold these interests. C-Cube Microsystems' stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

  Employee Options

     All vested options must be exercised before the closing of the merger. Vested options not exercised before the closing of the merger will be canceled. Holders of those vested options will not receive any shares of Harmonic common stock, the common stock of the spun-off semiconductor business or any other options for the canceled options.

     All unvested C-Cube Microsystems employee stock options that are outstanding at the closing of the merger will automatically be converted into new options for Harmonic common stock if holders of the unvested C-Cube Microsystems options are employed by Harmonic or C-Cube Microsystems after the merger. If holders of the unvested C-Cube Microsystems options are employed by the spun-off semiconductor business after the closing, those unvested C-Cube Microsystems options will automatically be converted into new options for common stock of the spun-off semiconductor business after the closing of the merger.

GOVERNMENTAL AND REGULATORY MATTERS

     We have filed the notifications required under the Hart-Scott-Rodino Act and, on December 15, 1999, the required waiting period was terminated. The Justice Department, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seek Harmonic's divestiture of C-Cube Microsystems or C-Cube Microsystems' divestiture of all or some portion of its business. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to us, we believe that the merger will comply with all significant federal, state and foreign antitrust laws. We cannot assure you, however, that there will not be a challenge to the merger on antitrust grounds or that, if this challenge were made, we would prevail.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SPIN-OFF

     In the opinion of Gibson, Dunn & Crutcher LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation (in each case only with respect to the merger) and in the opinion of Ernst & Young LLP (but only with respect to the tax treatment of the spin-off to the C-Cube Microsystems stockholders), the following discussion describes the material federal income tax consequences of the merger and the spin-off. Insofar as this discussion relates to C-Cube Microsystems stockholders, it does not include all federal income tax considerations that may be relevant to particular C-Cube Microsystems stockholders in light of their particular circumstances, or to C-Cube Microsystems stockholders who are subject to special tax rules, such as dealers in securities, banks or other financial institutions, insurance companies, individuals who are not citizens or residents of the United States, foreign entities, or tax-exempt organizations or accounts. This discussion also does not apply to C-Cube Microsystems stockholders who are subject to alternative minimum tax or mark-to-market rules, stockholders who hold their shares as part of a hedge, straddle or other risk reduction transaction or conversion transaction, or stockholders who acquired their C-Cube Microsystems common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state or local tax laws. This discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/ prospectus, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger and spin-off to Harmonic, C-Cube Microsystems and their stockholders. Neither Harmonic nor C-Cube Microsystems has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger or the spin-off.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER BASED ON THEIR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND THE SPIN-OFF.

Material Federal Income Tax Consequences of the Merger

     Gibson, Dunn & Crutcher LLP, counsel to Harmonic, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to C-Cube Microsystems, are of the opinion, subject to the limitations and qualifications described herein, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. As a result, subject to the limitations and qualifications described herein:

     - No gain or loss will be recognized by a C-Cube Microsystems stockholder upon the receipt of Harmonic common stock solely in exchange for C-Cube Microsystems common stock in the merger, except for gain or loss arising from the receipt of cash in exchange for a fractional share as discussed below.

     - The aggregate tax basis of the Harmonic common stock received by a C-Cube Microsystems stockholder in the merger, including any fractional share of Harmonic common stock for which cash is received, will be the same as the aggregate tax basis of the C-Cube Microsystems common stock exchanged for the Harmonic stock. The aggregate tax basis of the C-Cube Microsystems stock exchanged by each C-Cube Microsystems stockholder for the Harmonic stock shall be equal to the tax basis of the C-Cube Microsystems stock held by that stockholder immediately before the spin-off of the semiconductor business adjusted downward to reflect an allocation of a portion of such tax basis to the spun-off semiconductor business stock received by that stockholder, as discussed under the section entitled
       "Material Federal Income Tax Considerations" beginning on page   of the
       separate prospectus relating to the spin-off that has been mailed to you along with this joint proxy statement/prospectus.

     - The holding period of the Harmonic common stock received by each C-Cube Microsystems stockholder in the merger will include the period for which the C-Cube Microsystems common stock exchanged therefor was considered to be held, provided that the C-Cube Microsystems common stock was held as a capital asset at the time of the merger.

     - A C-Cube Microsystems stockholder receiving cash instead of a fractional share of Harmonic common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share.

     - A C-Cube Microsystems stockholder may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a C-Cube Microsystems stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to Harmonic and its exchange agent that the stockholder is exempt from backup withholding.

     Material Federal Income Tax Consequences of the Merger to Harmonic Stockholders. Harmonic stockholders will not recognize gain or loss solely as a result of the merger.

     Material Federal Income Tax Consequences of the Merger to Harmonic and C-Cube Microsystems. Harmonic will not recognize gain or loss solely as a result of the merger. In addition, C-Cube Microsystems will not recognize any gain or loss solely as a result of the merger. However, as discussed below under "Material Federal Income Tax Consequences of the Spin-Off", it is expected that C-Cube Microsystems will incur a substantial tax liability as a result of
Section 355(e) of the Internal Revenue Code because the distribution is undertaken as part of the same plan as the Harmonic merger, which will result in a change of control of C-Cube Microsystems, and also as a result of certain internal restructuring transactions undertaken prior to the distribution of the Semiconductor stock. Under state law, Harmonic will become liable for this tax by virtue of the merger. Pursuant to the merger agreement, the semiconductor business is required to indemnify C-Cube Microsystems against such taxes and cash will be required to be set aside in an amount sufficient to pay the taxes of C-Cube Microsystems and its subsidiaries payable through the date of the spin-off, including taxes resulting from the spin-off and related transactions. The merger agreement also requires the spun-off semiconductor business to agree to indemnify Harmonic in the event the taxes attributable to the spin-off and related transactions or the semiconductor business exceed the amount initially set aside to pay those taxes. Given the number of factors that will be taken into account in determining the tax liability of C-Cube Microsystems and its subsidiaries prior to and resulting from the spin-off and related transactions, there can be no assurance that the cash set aside for payment of those taxes will be sufficient to satisfy the full amount of those taxes. In the event that the spun-off semiconductor business does not pay any excess taxes, in which case Harmonic would have a claim against that business, Harmonic will be liable for those amounts and, depending on the magnitude of the additional taxes, such payment could have a material adverse effect on Harmonic and the Harmonic stockholders, including C-Cube Microsystems stockholders receiving Harmonic stock in the merger.

     It is also a condition to the merger that Harmonic and C-Cube Microsystems receive an opinion from Gibson, Dunn & Crutcher and/or Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code. The opinions that have been rendered herein and the opinions to be rendered at the closing of the merger are and will be conditioned upon the following assumptions:

     - the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations received from Harmonic and C-Cube Microsystems that are to be delivered to counsel, and in other documents related to Harmonic and C-Cube Microsystems relied upon by such counsel for those opinions;

     - consummation of the merger in accordance with the merger agreement, without any waiver, breach or amendment of any material provisions of the merger agreement, the effectiveness of the merger under applicable state law, and the performance of all covenants contained in the merger agreement and the tax representations without waiver or breach of any material provision thereof;

     - the accuracy of any representation or statement made "to the knowledge of" or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding or agreement inconsistent with such representation;

     - the reporting of the merger as a reorganization by Harmonic and C-Cube Microsystems in their respective federal income tax returns; and

     - other customary assumptions as to the accuracy and authenticity of documents provided to such counsel.

Opinions of counsel are not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service may take a position contrary to those discussed below. If the Internal Revenue Service were to assert a contrary position, or if any of the statements, covenants, representations, warranties or assumptions described above is inaccurate, the merger may not be treated as a reorganization. If the merger is not treated as a reorganization, each C-Cube Microsystems stockholder generally will be required to recognize gain or loss equal to the difference between the fair market value of the Harmonic stock and cash received in the merger and the stockholder's basis in the C-Cube Microsystems common stock surrendered in the merger. In that case, the stockholder's basis in the Harmonic stock received in the merger generally would equal the fair market value of that stock on the day of the merger, and the holding period for the Harmonic stock received generally would begin on the day following the merger. In addition, if the merger is not treated as a reorganization, C-Cube would incur gain, in addition to the gain resulting from the spin-off of the semiconductor business, equal to the excess of the value of the Harmonic stock issued in the merger over the tax basis in C-Cube Microsystems' assets. This gain, if recognized, would give rise to substantial tax liability and could have a material adverse effect on the value of Harmonic and its stock.

Material Federal Income Tax Considerations of the Spin-Off -- C-Cube Microsystems Stockholder Tax Considerations

     Tax-Free Treatment. It is the opinion of Ernst & Young LLP that, for federal income tax purposes, the distribution will qualify as a spin-off that will be tax-free to C-Cube Microsystems stockholders under Section 355(a) of the Internal Revenue Code. As a result, subject to the limitations and qualifications discussed herein:

     - A C-Cube Microsystems stockholder will not recognize income, gain or loss as a result of the receipt of Semiconductor stock, except with respect to any cash received instead of fractional shares.

     - The tax basis of a C-Cube Microsystems stockholder in its Semiconductor stock and its C-Cube Microsystems stock (which will be converted into Harmonic stock in the merger) will be determined by allocating the stockholder's basis in its C-Cube Microsystems stock immediately before the distribution and merger between the Harmonic stock received in the merger and the Semiconductor stock received in proportion to their relative fair market values in accordance with applicable Treasury regulations.

     - The holding period of a C-Cube Microsystems stockholder in the Semiconductor stock received in the distribution will include the holding period of the C-Cube Microsystems stock with respect to which the Semiconductor stock is distributed, provided the C-Cube Microsystems stock was held as a capital asset on the date of the distribution.

     - A C-Cube Microsystems stockholder will recognize gain or loss with respect to cash received instead of fractional shares of Semiconductor stock. This gain or loss will be a capital gain or loss provided the stockholder held its C-Cube Microsystems stock as a capital asset on the date of the distribution and provided that certain other requirements are met, and it will be a long-term capital gain or loss if the stockholder held its C-Cube stock for more than one year on the date of the distribution.

     The Ernst & Young LLP opinion referred to above is based on and subject to certain limitations, qualifications, assumptions and representations provided by C-Cube Microsystems and Semiconductor. C-Cube Microsystems and Semiconductor are not aware of any present facts or circumstances which would make such assumptions or representations untrue. However, certain future events not within the control of C-Cube Microsystems or Semiconductor, including, for example, certain dispositions of Semiconductor stock, could cause the distribution of Semiconductor stock not to qualify for tax-free treatment to C-Cube Microsystems stockholders. In addition, even in the absence of an inaccurate assumption or representations, the IRS is not precluded from successfully asserting that the distribution is taxable to the C-Cube shareholders. The opinion of Ernst & Young LLP merely represents its interpretation of existing authorities and is not binding on the IRS.

     The scope of the Ernst & Young LLP Opinion is expressly limited to the federal income tax consequences of the spin-off to those stockholders of C-Cube Microsystems who hold their shares as capital assets and not subject to special circumstances (such as pursuant to compensatory arrangements or subject to hedging or similar arrangements) and such opinion was issued to C-Cube Microsystems solely for the benefit of such C-Cube Microsystems stockholders. Ernst & Young LLP has made no determination and expressed no opinion regarding the tax consequences of the spin-off to any other person or entity (including without limitation C-Cube Microsystems, Harmonic or Semiconductor) under the laws of any jurisdiction, nor should any such determination or opinion be inferred.

     The opinion of Ernst & Young LLP regarding the tax treatment of the spin-off to the stockholders of C-Cube Microsystems, Inc. is subject to certain limitations and is conditioned on the following assumptions which it has not independently verified:

     - the truth, accuracy and completeness of the statements, covenants, representations and warranties contained in the Statement of Facts and Representations provided by the management of C-Cube Microsystems and Semiconductor, to Ernst & Young LLP,

     - the consummation of the spin-off and certain internal restructuring transactions as described in the Statement of Facts and Representations, and in accordance with the related agreements and documents furnished therewith,

     - the reporting of the spin-off by C-Cube Microsystems (and any successors) as qualifying as tax-free spin-off transaction pursuant to Internal Revenue Code Section 355(a).

     - the assumption that any representation or statement qualified by to the knowledge of, belief or expect or similar qualification remains true without such qualification, and that as to all matters in which a person or entity is making a statement or representation that there is no plan, intention, understanding, or agreement inconsistent with such representation,

     - the assumption that no events material to the opinion of Ernst & Young LLP and not disclosed in the Statements of Facts and Representations will take place after the spin-off and the Harmonic merger, and

     - other customary assumptions as to the accuracy and authenticity of documents provided to Ernst & Young LLP.

     The opinion of Ernst & Young LLP is based upon an analysis of the Internal Revenue Code as in effect on the date thereof, Treasury Regulations, current case law, and published IRS authorities. The foregoing may change, perhaps with retroactive effect, and Ernst & Young LLP has undertaken no obligation to update its opinions for changes in facts or law occurring subsequent to the date thereof. Such analysis is not binding on the IRS or courts and thus no assurance can be given that the IRS would not adopt a position contrary to that of the opinion of Ernst & Young LLP and prevail in a court of law.

     Risk of Taxable Treatment. If the distribution of Semiconductor stock did not qualify for tax-free treatment for the stockholders of C-Cube Microsystems, each holder of C-Cube Microsystems stock who received Semiconductor stock would be treated as receiving a taxable distribution, which might be treated as taxable capital gains or taxable ordinary income up to the value of the stock distribution.

Material Federal Income Tax Considerations of the Spin-Off -- Corporate Tax Considerations

     Notwithstanding the treatment of the transaction for C-Cube Microsystems stockholders, the spin-off will be taxable to C-Cube Microsystems as a result of
Section 355(e) of the Internal Revenue Code because it is undertaken as part of the same plan as the Harmonic merger, which will result in a change of control of C-Cube Microsystems, and also as a result of certain internal restructuring transactions undertaken prior to the distribution of the Semiconductor stock. C-Cube Microsystems will recognize a taxable gain approximately equal to the difference between the fair market value of Semiconductor on the date of distribution, minus the basis in the assets (net of liabilities) that C-Cube Microsystems will transfer to Semiconductor, minus certain expenses related to the spin-off transaction. C-Cube Microsystems has estimated, based on certain assumptions, including an assumed fair market value for the stock of the spun-off semiconductor business of $975 million, that this tax liability will be approximately $203 million. The actual tax liability may differ significantly from the estimate based on the facts and circumstances existing at the time of the distribution. For example, the value of the stock of the spun-off semiconductor business will likely fluctuate and if such value at the time of the distribution exceeds the assumed value, the actual tax liability likely will exceed the estimated tax liability.

     Under Semiconductor's tax sharing agreement with Harmonic, Semiconductor will be liable for the corporate tax incurred as a result of the spin-off, including any increase in that corporate tax liability (plus certain related costs) that results, for example, from an IRS audit. C-Cube Microsystems will retain, and transfer to Harmonic, cash reserves in an amount estimated to be sufficient to pay the corporate tax liability. In addition, Semiconductor has agreed to indemnify and hold Harmonic harmless from and against these tax liabilities to the extent they relate to the semiconductor business, including the spin-off, and exceed the retained cash reserve set aside for the payment of taxes.

     The foregoing summary of material income tax considerations is only a general description. Each C-Cube Microsystems stockholder should consult each holder's own tax advisor to determine the particular tax consequences of the distribution in light of such stockholder's particular circumstances, including application of federal, state, local and foreign laws, and the effect of possible changes in tax laws that may affect the above discussion.

DELISTING AND DEREGISTRATION OF C-CUBE MICROSYSTEMS COMMON STOCK; REGISTRATION AND LISTING OF HARMONIC COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

     C-Cube Microsystems common stock is currently listed on the Nasdaq National Market under the symbol "CUBE." Upon the completion of the merger, C-Cube Microsystems common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

     Harmonic common stock is currently listed on the Nasdaq National Market under the symbol "HLIT." This joint proxy statement/prospectus is part of a Harmonic registration statement on Form S-4 to register the shares of Harmonic common stock to be issued as consideration in the merger under the Securities Act. Harmonic has agreed to use its commercially reasonable efforts to cause the shares of Harmonic common stock to be issued in the merger or upon exercise of substitute options to be approved for listing on the Nasdaq National Market prior to the closing date.

ACCOUNTING TREATMENT

     Harmonic will account for the merger as a purchase for accounting and financial reporting purposes. As a result, Harmonic will record the DiviCom business' tangible and intangible assets and liabilities at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated net fair values. Harmonic estimates that it will record goodwill related to the transaction of $1.4 billion and will be incurring goodwill amortization expense of $276 million per year over the next five years. The DiviCom business' operating results will be combined with Harmonic's results only from the date of the merger.

                     INFORMATION ABOUT THE DIVICOM BUSINESS

OVERVIEW

     The DiviCom business designs, manufactures and sells products and systems that enable companies to deliver digital video, audio and data over a variety of networks. Companies using these products and systems include satellite, wireless, telephone and cable companies. By combining video compression technologies with network and communications technologies, the DiviCom business creates innovative products for producers and distributors of video and video-enhanced information. These products include encoders, multiplexers and network management systems, as well as systems integration services.

     The DiviCom business has expertise in a wide range of digital video technologies, as well as experience in integrating those technologies into complete network systems. Based on widely adopted standards such as motion picture expert group-2 and digital video broadcasting, the DiviCom business products and systems enable digital video broadcasting over a variety of networks. The types of networks include satellite, wireless, telephone and cable networks. DiviCom supplements its product offerings with complementary services including systems integration, consulting, training and technical support.

     The DiviCom business differentiates itself by offering open solutions, as opposed to closed or proprietary systems. Open solutions means that the DiviCom business' systems interoperate with a wide variety of consumer and other devices. This provides the DiviCom business customers with more choice and faster time to market.

     The DiviCom business was founded in 1993. C-Cube Microsystems acquired it in August, 1996 and has operated as a division of C-Cube Microsystems since that time. The DiviCom business and the semiconductor division of C-Cube Microsystems have collaborated on the development and production of encoding chips and will continue that relationship after the merger under the terms of a Supply, License and Development Agreement, which was entered into at the time of the merger agreement. Headquartered in Milpitas, California with sales offices in several countries, the DiviCom business had approximately 435 employees as of September 30, 1999.

INDUSTRY BACKGROUND

     Cable operators, internet service providers and broadcasters face a growing technical challenge as they plan and deploy real-time digital video transmission systems. These next-generation systems incorporate new technologies that are often outside of the service provider's core competency. To meet the often-conflicting goals of interoperability, reliability and efficiency, nearly all new systems for broadcasting digital video implement widely adopted standards. In some cases, companies that have previously provided proprietary analog-based solutions have developed their own proprietary digital-based solutions or created proprietary solutions where there are no standards, such as conditional access. Increasingly, companies that broadcast digital video realize that they need to foster interoperability and competition among their equipment suppliers. Accordingly, adherence to industry standards is a key requirement for suppliers in this market.

     The DiviCom business has benefited from this trend through its expertise in a wide range of digital video technologies, as well as experience in integrating those technologies into complete network systems. By combining video compression technologies with network and communications technologies, the DiviCom business creates innovative products for producers and distributors of video and video-enhanced information. Products include audio/video encoders adhering to widely adopted standards, multiplexers and network management systems, as well as integration services. Based on the motion picture expert group-2 international standard, the DiviCom business' products enable digital video broadcasting over a variety of networks. The types of networks include satellite, cable, wireless cable, also known as multichannel multipoint distribution system and telephone networks.

TECHNOLOGY AND PRODUCTS

     The markets for the DiviCom business's products are characterized by rapidly changing technology and evolving industry standards. the DiviCom business spends approximately 15% of its revenue in the development of new products and in improving capabilities and reducing costs of existing products. It has assembled a team of approximately 180 highly-skilled engineers and applies its proprietary technology, including unique compression algorithms, to obtain optimal performance from its family of digital video broadcasting system-level products. The DiviCom business supplements its product offerings with complementary services including systems integration, consulting, training and technical support.

     The DiviCom business provides systems that deliver digital video, audio and data over a variety of networks. The primary products within DiviCom's systems business consist of:

     - Program encoders;

     - Multiplexers;

     - Control and automation products;

     - Data networking products; and

     - Professional services and systems support.

  Program Encoders

     The MediaView(TM) line of program encoders provides compression of video, audio and data channels. Using sophisticated signal pre-processing, noise reduction and encoding algorithms, these encoders produce high-quality video and audio at low data rates. Their compliance with widely adopted standards enables interoperability with other products and systems.

  Multiplexers

     In a broadcast facility, the video, audio and data streams must be combined or multiplexed into a single stream prior to transmission. The DiviCom business's remultiplexer product performs this task, combining compressed streams from various sources into a single transport stream. Sources are the DiviCom business program encoders or third-party devices such as video servers. The DiviCom remultiplexer product is especially designed for flexible distribution to all types of networks. The DiviCom remultiplexer product also provides scrambling, monitoring and decoding capabilities.

  Control and Automation Products

     Modern digital networks are a diverse array of hardware and software components from a variety of vendors, using a number of network protocols and standards. Network management is a key tool that lets service providers monitor and control their networks.

     Because of its special expertise in digital video, audio and data, the DiviCom business is highly qualified to help service providers with their network management requirements. The DiviCom business product line includes a full range of products that service providers can adapt and configure to meet the needs of their deployments.

  Data Networking Products

     Cable service providers look to add interactive services to their service offerings as a way to increase revenue with the existing infrastructure. To address this market, the DiviCom business has introduced an interactive set-top box controller which enables cable service providers to deliver information to their subscribers over two-way cable networks. Each controller can support thousands of individual set-top boxes and can be managed from a central facility or distributed locations using standard internet network management protocols.

     DiviCom also has similar products in the satellite broadcasting market. With these products, service providers can increase revenue by offering their subscribers high-speed data services such as "push" information broadcasts, multimedia streaming and internet access.

  Professional Services and Systems Support

     The DiviCom business's DiviSys(TM) technology integration group provides consulting and implementation services to the DiviCom business customers worldwide. DiviSys draws upon its expertise in broadcasting television, communications networking and compression technology to design, integrate and install complete business solutions. DiviSys offers a broad range of services including program management, budget analysis, technical design and planning, parts inventory management, building and site preparation, equipment installation and integration, end-to-end system testing and comprehensive customer training. The DiviSys group also has extensive experience in integrating the DiviCom business products with numerous third-party products and services.

INTELLECTUAL PROPERTY AND LICENSES

     The DiviCom business attempts to protect its technology through a combination of patents, copyrights, trade secret laws, confidentiality procedures and licensing arrangements. As of September 30, 1999, it had five issued United States patents and eighteen U.S. patent applications pending. Notwithstanding its patent position, the DiviCom business believes that, in view of the rapid pace of technological advance in the communications industry, the technical expertise and creative skills of its engineers and other personnel are the most important factors in determining its future success.

CUSTOMERS

     The DiviCom business sells its products and systems to a variety of satellite, telephone, cable and broadband wireless customers, both domestic and international. Customers who have accounted for over 10% of the DiviCom business's revenue in the last two years include DirecTV and Echostar, both of whom are providers of satellite broadcasting services in the United States. A majority of the DiviCom business's revenue are derived from sales under contract terms, with the remainder derived principally from purchase orders. In addition to the sale of products and systems, the DiviCom business earns revenue from the provision of installation, project management and maintenance services.

SALES AND MARKETING

     The DiviCom business has established a professional marketing team, a direct sales force and a worldwide network of independent sales representatives and distributors. Sales offices have been opened in a number of locations in North America and overseas, including France, the United Kingdom, Hong Kong and Latin America. In addition, the DiviCom business has a team of application engineers who assist customers with designing its products into their networks. For technical support, the DiviCom business's customer service and support organization provides a customized set of services for ongoing maintenance, support-on-demand and customer training. This service is designed to meet each customer's specific needs in order to maximize the benefits they receive from the DiviCom business's products and systems.

RESEARCH & DEVELOPMENT

     The DiviCom business has developed a highly specialized research and development team that researches, designs, and develops state-of-the art video networking products. There are three research and development locations -- California, Colorado, and New York. The DiviCom business's research and development strategy is focused on providing sustained technical excellence in two key areas -- video compression and broadband networking.

MANUFACTURING

     The DiviCom business's manufacturing strategy is focused on the rapid transition of products from engineering development to production. The DiviCom business makes extensive use of the services of subcontract assembly houses in order to minimize inventory risks, obtain competitive pricing and increase supply flexibility. The DiviCom business's manufacturing group establishes relationships with key supply and subcontract partners. Electronic component distributors are responsible for the procurement and "kitting" of components in preparation for contract assembly.

     Once a product or subsystem has demonstrated design stability, it is transitioned from the DiviCom business engineering group to the contract partner for management and full turnkey assembly. The contract partner purchases components to the DiviCom business specifications, contracts with the assembly facility to perform product builds and ships the completed systems to the DiviCom business. The DiviCom business manages the final integration, system testing, reliability and quality assurance testing and configuration per customer requirements.

                           INFORMATION ABOUT HARMONIC

     Additional information regarding Harmonic is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 75 of this joint proxy statement/prospectus.

                     INFORMATION ABOUT C-CUBE MICROSYSTEMS

     Additional information regarding C-Cube Microsystems is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 75 of this joint proxy statement/prospectus.

                              THE MERGER AGREEMENT

     This is a description of the terms of the amended and restated merger agreement that we believe are important. However, the description does not contain all the terms of the amended and restated merger agreement, only those that we believe to be material. A copy of the amended and restated merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. We encourage you to read the entire amended and restated merger agreement.

STRUCTURE OF THE MERGER

     Under the merger agreement, C-Cube Microsystems will merge into Harmonic after disposition of C-Cube Microsystems' semiconductor business. Harmonic will continue as the surviving corporation and you will be Harmonic stockholders.

CLOSING

     The closing date of the merger will be specified by Harmonic and C-Cube Microsystems, but will be no later than the second business day after the satisfaction or waiver of the conditions to the merger that are to be satisfied other than on the day of closing. The merger shall become effective on the date and time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the certificate of merger.

DISPOSITION OF THE SEMICONDUCTOR BUSINESS

     Prior to the effective time of the merger, the merger agreement provides that C-Cube Microsystems shall have disposed of its semiconductor business through either a sale of that entire business or by transferring the business to a separate legal entity whose shares are distributed to the stockholders of C-Cube Microsystems. If the merger is approved, C-Cube Microsystems will spin off its semiconductor business immediately prior to and in connection with merger.

     Pursuant to the terms of the merger agreement, Harmonic will be reimbursed for all liabilities relating to the semiconductor business. These liabilities include, but are not limited to, taxes incurred in the spin-off of the semiconductor business and severance payments to employees not employed by Harmonic after the merger. The merger agreement contemplates the execution of certain agreements between Harmonic and C-Cube Microsystems which will provide for, among other things, the establishment, prior to the closing of the merger, of a cash reserve to be used for the payment of taxes relating to the spin-off transaction and the retention of $60 million for the DiviCom business.

CONSIDERATION TO BE RECEIVED FOR C-CUBE MICROSYSTEMS COMMON STOCK IN THE MERGER

     At the time the merger takes place, each share of C-Cube Microsystems common stock, other than shares held by C-Cube Microsystems as treasury stock and shares held by Harmonic, will be converted into 0.5427 of a share of Harmonic common stock.

     If the merger is approved, C-Cube Microsystems will spin off its semiconductor business immediately prior to and in connection with the merger, and each C-Cube Microsystems stockholder will also receive a distribution of shares of the spin-off entity based on the number of shares the stockholder holds in C-Cube Microsystems relative to the total number of shares outstanding. For more information regarding the spin-off, please see the separate prospectus relating to the spin-off that has been mailed to you along with this proxy statement/prospectus.

PROCEDURES FOR EXCHANGE OF C-CUBE MICROSYSTEMS COMMON STOCK

     Harmonic will deposit with the exchange agent certificates representing the shares of Harmonic common stock and an estimated amount of the cash to be paid to C-Cube Microsystems stockholders in the merger for fractional shares. Each letter of transmittal sent to C-Cube Microsystems stockholders before closing includes detailed instructions on how C-Cube Microsystems stockholders may exchange their C-Cube Microsystems common stock for the consideration they will receive in the merger. After the closing, the exchange agent will send to former C-Cube Microsystems stockholders who submitted their letters of transmittal and their C-Cube Microsystems share certificates new certificates for the Harmonic common stock, and a check for payment of any fractional share interests or dividends or distributions the stockholder is entitled to receive. No interest will be paid on any cash to be paid as a result of the merger.

     Harmonic will not pay C-Cube Microsystems stockholders entitled to receive Harmonic common stock in the merger any dividends or other distributions with respect to Harmonic common stock with a record date occurring after the closing until those stockholders have properly surrendered their C-Cube Microsystems share certificates.

TREATMENT OF FRACTIONAL SHARES

     Holders of C-Cube Microsystems common stock will be paid cash instead of any fractional shares of Harmonic common stock they would otherwise receive. The amount of cash to be received instead of the fractional share will be equal to:

     - the fraction of a share you would otherwise receive, multiplied by

     - the average closing price of Harmonic common stock, as reported on the Nasdaq National Market for the five (5) days immediately preceding the last full trading day prior to the effective time.

TREATMENT OF C-CUBE MICROSYSTEMS EMPLOYEE STOCK OPTIONS

     Each outstanding and unvested stock option to acquire C-Cube Microsystems common stock granted under C-Cube Microsystems' stock plans held by current employees of C-Cube Microsystems who will continue their employment with Harmonic will be converted automatically in the merger into a stock option to acquire Harmonic common stock. The terms of each new Harmonic option will be substantially the same as the corresponding C-Cube Microsystems option. The amount of any additional consideration and the number of shares of Harmonic common stock subject to the new Harmonic options will be equal to what the holder of the option would have been entitled to receive in the merger if the holder had exercised the option to acquire C-Cube Microsystems' common stock in full immediately before the merger occurred. However, these adjustments with respect to C-Cube Microsystems' options that are incentive stock options under the Internal Revenue Code will be made to conform to the Internal Revenue Code provisions applicable to incentive stock options. These adjustments will be made so as to preserve the value of the unvested C-Cube Microsystems options as determined immediately before the spin-off.

     Each outstanding and vested stock option to acquire C-Cube Microsystems common stock held by current employees of C-Cube Microsystems who will continue their employment with Harmonic will be canceled on the effective time if not previously exercised. Each stock option to acquire C-Cube Microsystems common stock held by current employees of C-Cube Microsystems who will not continue their employment with Harmonic shall be:

     - exercised;

     - converted into options to receive shares of the spun-off semiconductor business; or

     - otherwise canceled on or prior to the effective time.

REGISTRATION AND LISTING OF HARMONIC COMMON STOCK

     Harmonic has agreed to use its reasonable best efforts to register the shares of Harmonic common stock to be issued as consideration in the merger under the Securities Act and to cause the shares to be listed on the Nasdaq National Market. The registration and listing are conditions to the obligations of Harmonic and C-Cube Microsystems to consummate the merger. Harmonic has registered the issuance of such shares in the merger under the Securities Act in a registration statement which the SEC has declared effective.

REPRESENTATIONS AND WARRANTIES

     C-Cube Microsystems and Harmonic have made certain customary representations and warranties to each other, including as to:

     - corporate existence and power;
     - corporate authorization;
     - non-contravention;
     - capitalization;
     - subsidiaries;
     - SEC filings;
     - financial statements;
     - absence of undisclosed material liabilities;
     - the filing of this joint proxy statement/ prospectus;
     - taxes;
     - employee benefit plans;
     - litigation and compliance with laws;
     - labor matters;
     - certain contracts and arrangements;
     - environmental matters;
     - intellectual property;
     - opinion of financial advisor;
     - board recommendation;
     - tax treatment;
     - finders' fees; and
     - absence of certain changes;
     - section 203 of the Delaware General Corporation Law.

     The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

COVENANTS REGARDING CONDUCT OF BUSINESS BEFORE THE MERGER

     Harmonic and C-Cube Microsystems have agreed to conduct their businesses from October 27, 1999 to the effective time in the ordinary course consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations and relationships with third parties and to keep available the services of their present officers and employees. Notwithstanding the foregoing, C-Cube Microsystems may dispose of its semiconductor business as contemplated by the merger agreement. Harmonic and C-Cube Microsystems have further agreed to enter into a supply, license and development agreement at or prior to the effective time.

     Harmonic has agreed:

     - to continue all rights to indemnification and all limitations on liability existing in favor of any present officers, directors, employees or agents of C-Cube Microsystems;

     - to provide comparable officers' and directors' liability insurance for six years after the effective time, covering actions occurring prior to the effective time for each such person currently covered by C-Cube Microsystems' liability insurance;

     - to provide employee benefits for one year after the effective time to C-Cube Microsystems' current employees who continue to be employed by C-Cube Microsystems after the effective time that in the aggregate are comparable to C-Cube Microsystems' benefits immediately prior to the effective time;

     - to use its reasonable best efforts to cause the Harmonic stock issuable in the merger to be listed on the Nasdaq National Market; and

     - to take all action necessary to have its board of directors appoint two designees of C-Cube Microsystems to the Harmonic board after the merger.

     C-Cube Microsystems has agreed to use its commercially reasonable efforts to dispose of its semiconductor business.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Harmonic and C-Cube Microsystems will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived. The conditions include:

     - approval of the merger by the stockholders of C-Cube Microsystems and by the stockholders of Harmonic;

     - there being no law or court order prohibiting the merger;

     - the stock issuable in the merger be authorized for listing on the Nasdaq National Market;

     - the disposition of the semiconductor business by C-Cube Microsystems under the terms set forth in the merger agreement;

     - each of Harmonic and C-Cube Microsystems having performed in all material respects all of their respective obligations under the merger agreement;

     - the representations and warranties made by the other party in the merger agreement remaining accurate in all material respects, with such exceptions as would not reasonably be expected to have a material adverse effect;

     - Harmonic and/or C-Cube Microsystems receiving legal opinions as to tax matters relating to the merger; and

     - C-Cube Microsystems having redeemed or retire all of its outstanding convertible notes.

Harmonic and C-Cube Microsystems will re-circulate a proxy statement and resolicit stockholder approval if they waive the tax opinion condition.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated under the following circumstances:

     - by mutual consent;

     - by either Harmonic or C-Cube Microsystems if:

      - the conditions listed above have not been materially complied with or performed by the other party and such party fails to cure such breach;

      - the merger is not consummated by May 31, 2000;

      - there is any law or regulation or any judgment, injunction, order or decree which prevents either party from consummating the merger; or

      - the stockholders of either party fails to approve the merger and the related transactions;

     - by Harmonic, if the Board of Directors of C-Cube Microsystems:

      - withdraws or amends its approval or recommendation of the merger and reorganization and the related transactions;

      - recommends another acquisition to its stockholders; or

      - recommends or fails to recommend against a tender offer or exchange offer for 50% or more of the outstanding shares of C-Cube Microsystems; and

     - by C-Cube Microsystems, for the purpose of accepting a superior proposal, so long as it has not obtained the approval of stockholders prior to such termination.

TERMINATION FEES AND EXPENSES

     C-Cube Microsystems has agreed to pay Harmonic a termination fee of $50 million if:

     - Harmonic terminates the merger agreement in the circumstances described in the third bullet under "Termination of the Merger Agreement" above unless the reason for withdrawal of C-Cube

       Microsystems board approval is due to a material adverse change to Harmonic or a material breach of representatives and warranties by Harmonic;

     - Harmonic or C-Cube Microsystems terminate the merger agreement due to the failure of C-Cube Microsystems' stockholders to approve the merger because of another acquisition proposal and a definitive agreement for the other acquisition is signed within twelve months after such termination; or

     - C-Cube Microsystems terminates the merger agreement in the circumstances described in the last bullet under "Termination of the Merger Agreement" above.

     Harmonic has agreed to pay C-Cube Microsystems a termination fee of $50 million if Harmonic or C-Cube Microsystems terminates the merger agreement due to the failure of Harmonic's stockholders to approve the merger because of another acquisition proposal and a definitive agreement for the other acquisition is signed within twelve months after such termination

NO SOLICITATION; COVENANT TO RECOMMEND

     The merger agreement prevents C-Cube Microsystems from negotiating or otherwise engaging in discussions with, or furnishing information to, a third party regarding a merger transaction with C-Cube Microsystems unless:

     - C-Cube Microsystems has received an unsolicited proposal for the transaction from that third party;

     - C-Cube Microsystems' board of directors has determined after consultation with its legal counsel that failure to do so would constitute a breach of its fiduciary duties to its stockholders under Delaware law;

     - C-Cube Microsystems has notified Harmonic about the proposal;

     - the C-Cube Microsystems board of directors determines in good faith that, based on the terms and conditions contained in the proposal, the proposal could reasonably be expected to constitute a superior proposal; and

     - the third party executes a confidentiality agreement with terms substantially similar to those contained in the confidentiality agreement between Harmonic and C-Cube Microsystems.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

     The parties may amend the merger agreement or waive its terms and conditions before the effective time, but, after C-Cube Microsystems' stockholders have approved the merger agreement, no such amendment shall be made except as allowed under applicable law. To date, the merger agreement has been amended and restated one time as set forth in Appendix A hereto.

                   SUPPLY, LICENSE, AND DEVELOPMENT AGREEMENT

     Harmonic and C-Cube Microsystems entered into a related Supply, License and Development Agreement at the same time that they entered into the merger agreement. This separate agreement covers two video encoding microelectronic chips. Under this agreement, the spun-off semiconductor business will:

     - supply certain current generation microelectronic chips to Harmonic after the merger under specified terms and prices;

     - license certain technology to Harmonic after the merger in return for Harmonic's grant to the spun-off semiconductor business of certain licenses to technology acquired by Harmonic as a result of the merger; and

     - use its commercially reasonable efforts to complete the development of the next generation of certain microelectronic chips.

                           HARMONIC AFTER THE MERGER

MANAGEMENT

  Directors

     In connection with the merger, Harmonic has agreed to appoint seven (7) directors to its board, including all six (6) members of the current Harmonic board and one (1) designee of C-Cube Microsystems chosen from the current C-Cube Microsystems board. More information about each of the members of Harmonic's current board of directors is included in Harmonic's filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 75. C-Cube Microsystems has designated Baryn S. Futa as the director it will appoint to the Harmonic board. More information about each of the members of C-Cube Microsystems' current board of directors is included in C-Cube Microsystems' filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 75.

  Executive Officers

     The officers of Harmonic at the effective time will be the officers of the surviving corporation. In addition, Harmonic intends to appoint Tom Lookabaugh to serve as an officer of Harmonic. The composition of Harmonic's management is not expected to change materially as a result of the merger. More information about each of Harmonic's executive officers is included in Harmonic's filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page
75. Harmonic may enter into retention or other arrangements with C-Cube Microsystems officers who are employed by the surviving corporation following the merger. More information about C-Cube Microsystems' executive officers is included in C-Cube Microsystems' filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 75.

HARMONIC CAPITAL STOCK

     As of February 25, 2000, Harmonic was authorized to issue 50,000,000 shares of Harmonic common stock, of which 30,726,923 shares were issued and outstanding, and 5,000,000 shares of Harmonic preferred stock, none of which have been issued. If the Harmonic stockholders approve the amendment to Harmonic's certificate of incorporation and the merger is completed, then Harmonic will be authorized to issue 150 million shares of Harmonic common stock.

     Each share of Harmonic common stock entitles the holder to vote on matters submitted to a vote of the stockholders, and, subject to the prior preferences of the Harmonic preferred stock, if issued, a share of assets remaining available for distribution to stockholders upon a liquidation of Harmonic based on the percentage ownership of Harmonic. Dividends may be paid to the holders of the Harmonic common stock when and if declared by Harmonic's board of directors out of funds legally available therefor. Harmonic has never paid any dividends on its capital stock. Harmonic currently expects to retain future earnings, if any, for the use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The covenants made by Harmonic under its existing line of credit prohibit the payment of dividends. Harmonic common stock is not convertible or redeemable and has no preemptive rights.

     After giving effect to the merger, the former holders of C-Cube Microsystems common stock and options who receive Harmonic common stock in the merger will hold approximately 44% of the outstanding shares of Harmonic common stock. This percentage is based on the number of shares of Harmonic common stock and options and C-Cube Microsystems common stock and options outstanding on the record date.

INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP will remain the independent accountants for Harmonic after the merger. Deloitte & Touche LLP currently serves as the independent accountants for C-Cube Microsystems.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Harmonic common stock is ChaseMellon Shareholder Services, San Francisco, California.

EXCHANGE AGENT

     The exchange agent in the merger is ChaseMellon Shareholder Services, San Francisco, California.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Harmonic and the DiviCom business been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Harmonic and the DiviCom business, including the notes thereto, included herein or incorporated herein by reference. See "Where You Can Find More Information" on page 75.

     The following pro forma combined financial statements give effect to the proposed merger of Harmonic and the DiviCom business using the purchase method of accounting. The financial statements of the DiviCom business represent the financial statements of the business to be acquired and have been carved out of the consolidated financial statements of C-Cube Microsystems. They exclude the results of operations and financial position of C-Cube Microsystems' semiconductor business, which will be spun-off from the DiviCom business prior to the closing of the merger. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Harmonic and the DiviCom business, which are included or incorporated herein by reference. The pro forma adjustments are preliminary and based on management's estimates and a preliminary third-party valuation of the intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans. Management does not know the exact amount of the restructuring costs but does not believe that they will be material.

     The pro forma combined balance sheet assumes that the merger took place on October 1, 1999 and combines Harmonic's October 1, 1999 consolidated balance sheet and the DiviCom business' September 30, 1999 consolidated balance sheet. The pro forma combined statement of operations assumes the merger took place as of the beginning of 1998. The pro forma combined statement of operations for the year ended December 31, 1998 combines Harmonic's and the DiviCom business' consolidated statements of operations for the year ended December 31, 1998. The pro forma combined statement of operations for the nine months ended October 1, 1999 combines Harmonic's and the DiviCom business' consolidated statements of operations for the nine month periods ended October 1, 1999 and September 30, 1999, respectively.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1998
                                                -------------------------------------------------
                                                                          PRO FORMA
                                                                         ADJUSTMENTS    PRO FORMA
                                                HARMONIC     DIVICOM      (NOTE 2)      COMBINED
                                                ---------    --------    -----------    ---------
Net sales.....................................  $ 83,857     $142,715            --     $ 226,572
Cost of sales.................................    53,302       75,088     $  21,000(d)    149,390
                                                --------     --------     ---------     ---------
Gross profit..................................    30,555       67,627       (21,000)       77,182
                                                --------     --------     ---------     ---------
Operating expenses:
  Research and development....................    13,524       21,449            --        34,973
  Selling, general and administrative.........    24,670       23,959            --        48,629
  Amortization of intangibles.................       304           --       309,400(d)    309,704
  Acquired in-process technology..............    14,000           --            --        14,000
                                                --------     --------     ---------     ---------
          Total operating expenses............    52,498       45,408       309,400       407,306
                                                --------     --------     ---------     ---------
Income (loss) from operations.................   (21,943)      22,219      (330,400)     (330,124)
Interest and other income, net................       490        1,751            --         2,241
                                                --------     --------     ---------     ---------
Income (loss) before income taxes.............   (21,453)      23,970      (330,400)     (327,883)
Provision for income taxes....................        --        8,390       (21,800)(e)   (13,410)
                                                --------     --------     ---------     ---------
          Net income (loss)...................  $(21,453)    $ 15,580     $(308,600)    $(314,473)
                                                ========     ========     =========     =========
Net loss per share
  Basic and diluted...........................  $  (0.92)                               $   (6.42)
                                                ========                                =========
Weighted average shares
  Basic and diluted...........................    23,244                                   48,977
                                                ========                                =========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS ENDED OCTOBER 1, 1999
                                              --------------------------------------------------
                                                                       PRO FORMA
                                                                      ADJUSTMENTS      PRO FORMA
                                              HARMONIC    DIVICOM      (NOTE 2)        COMBINED
                                              --------    --------    -----------      ---------
Net sales...................................  $120,789    $133,821            --       $ 254,610
Cost of sales...............................    69,326      67,852     $  15,750(d)      152,928
                                              --------    --------     ---------       ---------
Gross profit................................    51,463      65,969       (15,750)        101,682
                                              --------    --------     ---------       ---------
Operating expenses:
  Research and development..................    11,971      21,820            --          33,791
  Selling, general and administrative.......    23,743      23,683            --          47,426
  Amortization of intangibles...............       228          --       232,050(d)      232,278
                                              --------    --------     ---------       ---------
          Total operating expenses..........    35,942      45,503       232,050         313,495
                                              --------    --------     ---------       ---------
Income (loss) from operations...............    15,521      20,466      (247,800)       (211,813)
Interest and other income, net..............     1,674         967            --           2,641
                                              --------    --------     ---------       ---------
Income (loss) before income taxes...........    17,195      21,433      (247,800)       (209,172)
Provision for income taxes..................     4,299       7,088       (16,350)(e)      (4,963)
                                              --------    --------     ---------       ---------
          Net income (loss).................  $ 12,896    $ 14,345     $(231,450)      $(204,209)
                                              ========    ========     =========       =========
Net income (loss) per share
  Basic.....................................  $   0.47                                 $   (3.83)
                                              ========                                 =========
  Diluted...................................      0.43                                     (3.83)
                                              ========                                 =========
Weighted average shares
  Basic.....................................    27,592                                    53,325
                                              ========                                 =========
  Diluted...................................    30,264                                    53,325
                                              ========                                 =========

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                            HARMONIC         DIVICOM         PRO FORMA
                                           OCTOBER 1,     SEPTEMBER 30,     ADJUSTMENTS     PRO FORMA
                                              1999            1999           (NOTE 2)        COMBINED
                                           ----------     -------------     -----------     ----------
ASSETS:
Current assets:
  Cash and cash equivalents..............   $ 18,163        $ 21,968        $  229,100(f)   $  269,231
  Short-term investments.................     34,656          11,932                            46,588
  Accounts receivable, net...............     35,239          52,504                            87,743
  Inventories, net.......................     30,496           9,948                            40,444
  Prepaid expenses and other assets......      2,842          12,532                            15,374
                                            --------        --------        ----------      ----------
          Total current assets...........    121,396         108,884           229,100         459,380
Long-term marketable investments.........     22,839              --                            22,839
Property and equipment, net..............     13,163          14,063                            27,226
Intangibles and other assets.............      1,090           5,926         1,652,000(d)    1,659,016
                                            --------        --------        ----------      ----------
                                            $158,488        $128,873        $1,881,100      $2,168,461
                                            ========        ========        ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable:......................   $ 15,075        $ 11,592        $               $   26,667
  Accrued liabilities:...................     13,928          18,163            10,000(a)       42,091
  Income taxes payable...................      4,243           6,649           203,000(f)      213,892
  Deferred income taxes..................         --              --            21,800(e)       21,800
                                            --------        --------        ----------      ----------
          Total current liabilities......     33,246          36,404           234,800         304,450
Other long term liabilities..............        535              48                               583
Deferred income taxes....................         --           2,545            87,200(e)       89,745
Stockholders' equity:
  Common stock and additional paid-in
     capital.............................    139,151              --         1,694,003(a)    1,833,154
  Retained earnings (accumulated
     deficit)............................    (14,576)             --           (45,000)(b)     (59,576)
  Net investment.........................         --          89,903           (89,903)(c)          --
  Currency translation...................        132             (27)                              105
                                            --------        --------        ----------      ----------
          Total stockholders' equity.....    124,707          89,876         1,559,100       1,773,683
                                            --------        --------        ----------      ----------
                                            $158,488        $128,873        $1,881,100      $2,168,461
                                            ========        ========        ==========      ==========

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The pro forma combined balance sheet assumes that the merger took place on October 1, 1999 and combines Harmonic's October 1, 1999 consolidated balance sheet and the DiviCom business' September 30, 1999 consolidated balance sheet.

     The pro forma combined statement of operations assumes the merger took place as of the beginning of 1998. The pro forma combined statement of operations for the year ended December 31, 1998 combines Harmonic's and the DiviCom business' consolidated statements of operations for the year ended December 31, 1998. The pro forma combined statements of operations for the nine months ended October 1, 1999 combines Harmonic's and the DiviCom business' consolidated statements of operations for the nine month periods ended October 1, 1999 and September 30, 1999, respectively.

     On a combined basis, there were no transactions between Harmonic and the DiviCom business during the periods presented.

     The historical cost of sales of the DiviCom business includes amortization of intangibles related to purchased technology arising from C-Cube Microsystems' acquisition of the DiviCom business in 1996. Amortization was $2,832,000 and $2,124,000 for 1998 and the nine months ended September 30, 1999, respectively.

     The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Harmonic and the DiviCom business filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma information including the allocation of the purchase price is based on management's preliminary estimates and valuation of the intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans. Management does not know the exact amount of the restructuring costs associated with the integration plans but does not believe that they will be material; no amounts are included in the pro forma financial statements. The pro forma financial statements have not been adjusted to reflect any cost savings or operating synergies that may be realized as a result of the merger.

     The purchase price of $1.7 billion includes $1.6 billion of stock to be issued, $98 million in Harmonic stock option costs and estimated expenses of the transaction of $10 million. The stock to be issued reflects issuance of 25.7 million shares of Harmonic common stock and an average market price per share of Harmonic common stock of $62.00. The average market price per share is based on the average closing price for a period three days before and after the October 27, 1999 announcement of the merger. The actual number of Harmonic common shares to be issued will depend on the actual number of outstanding shares of C-Cube Microsystems at the effective date.

     Following is a table of the estimated total purchase price, preliminary purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

Estimated purchase price:
  Estimated value of securities to be issued................  $1,596,000
  Assumption of options of the DiviCom business.............      98,000
  Direct transaction costs and expenses.....................      10,000
                                                              ----------
          Total estimated purchase price....................  $1,704,000
                                                              ==========

                                                                     ANNUAL
                                                                  AMORTIZATION
                                                                  ------------
Purchase price allocation:
  Tangible net assets acquired....................  $  116,000            --
  Intangible assets acquired:
     Customer base................................     126,000      $ 25,200
     Developed technology.........................      95,000        19,000
     Trademark and tradename......................      16,000         3,200
     Assembled workforce..........................      23,000         4,600
     Supply agreement.............................      10,000         2,000
                                                    ----------      --------
          Total intangibles (excluding
            goodwill).............................     270,000        54,000
     In-process research and development..........      45,000
     Goodwill.....................................   1,382,000       276,400
     Deferred tax liabilities.....................    (109,000)
                                                    ----------      --------
          Total estimated purchase price
            allocation............................  $1,704,000      $330,400
                                                    ==========      ========

     The tangible net assets acquired represent the estimated fair value of the net tangible assets of the DiviCom business as of September 30, 1999 of $89.9 million plus additional cash of $26.1 million received as a result of to the merger.

     A customer base represents established relationships with businesses that repeatedly order from a company. The income approach was used to estimate the value of the DiviCom business' customer base by determining the present value of future cash flows generated by existing customers. Key assumptions used in the calculation included an attrition rate of 20%, discount rate of 20% and estimates of revenue growth, cost of sales, operating expenses and tax rate provided by management of the DiviCom business.

     In estimating the value of the trademark and tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of the company's earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to the company's possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of five years.

     The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of five years.

     Harmonic and C-Cube Microsystems entered into a Supply, License and Development Agreement (Supply Agreement) concurrent with the merger agreement. This separate agreement covers the supply, licensing and development of two encoder chips for Harmonic by the spun-off semiconductor business. The value of the Supply Agreement was derived by using the income approach and is being amortized on a straight line basis over its estimated useful life of five years.

     A portion of the purchase price has been allocated to developed technology and in-process research and development (IPRD). Developed technology and IPRD were identified and valued through extensive interviews, analysis of data provided by the DiviCom business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of five years.

     Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

     - Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

       The estimated revenue is based on projections of the DiviCom business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by the DiviCom business and its competitors.

       Projected gross margins and operating expenses approximate the DiviCom business' recent historical levels.

     - Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 17%. The discount rate used in discounting the net cash flows from IPR&D is 25%, an 800 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

     - Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 80%.

     If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

     Based on the timing of the closing of the transaction, the finalization of the valuation, and purchase price allocation, finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined financial statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

     (a) Adjustments reflect the components of the purchase price -- $1.6 billion in Harmonic common stock, $98 million in Harmonic common stock options and $10 million in estimated expenses of the transaction. The Harmonic common stock will be issued in exchange for outstanding shares of C-Cube Microsystems common stock. Harmonic common stock options, with an assumed weighted average exercise price of $27.90, will be issued in exchange for unvested C-Cube Microsystems options.

     (b) Adjustment includes $45 million for purchased in-process research and development. As discussed in Note 2, the value of this IPR&D was based upon a preliminary valuation. This amount will be expensed upon the consummation of the merger. This amount has been reflected as a reduction to retained earnings and has not been included in the pro forma combined statement of operations due to its non-recurring nature.

     (c) Adjustment reflects elimination of the DiviCom business' net investment.

     (d) Adjustments include the recording of $1,652 million in intangible assets which are comprised of $270 million of non-goodwill intangibles (see table in Note 2) and $1,382 million in goodwill.

          The estimated useful life of non-goodwill intangible assets and goodwill is five years. The annual amortization charge to income approximates $330 million based on a five-year average useful life.

     (e) Adjustment reflects the recording of deferred tax liabilities associated with the step up to fair value of non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using statutory tax rates of 41%. The deferred tax liability will be recognized in the statement of operations as the underlying assets giving rise to the deferred taxes are amortized.

     (f) Adjustment reflects the transfer of cash for the estimated tax liability related to the spin-off ($203 million based on an assumed valuation of the semiconductor business of $975 million) plus additional cash as contemplated in the merger agreement.

NOTE 3. PRO FORMA EARNINGS PER COMMON SHARE

     Basic and diluted pro forma earnings per common share is calculated based on the issuance of 25.7 million shares of Harmonic common stock in the merger. Options and warrants outstanding during 1998 and 1999 were not included in the computation of diluted EPS because inclusion of such options and warrants would have been antidilutive.

                        COMPARISON OF STOCKHOLDER RIGHTS

     This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Harmonic common stock and C-Cube Microsystems' common stock. While we believe that this description covers the important differences between the two stocks, it may not contain all of the information that is important to C-Cube Microsystems stockholders. C-Cube Microsystems stockholders should carefully read this entire document and the other documents that we refer to for a more complete understanding of the differences between being a stockholder of Harmonic and being a stockholder of C-Cube Microsystems.

     The rights of C-Cube Microsystems stockholders are governed by C-Cube Microsystems' certificate of incorporation and C-Cube Microsystems' by-laws, each as currently in effect. After completion of the merger, C-Cube Microsystems stockholders will become stockholders of Harmonic. As a Harmonic stockholder, your rights will be governed by Harmonic's certificate of incorporation and Harmonic's by-laws, each as currently in effect or as proposed to be amended as described in this joint proxy statement/prospectus. Each of Harmonic and C-Cube Microsystems is incorporated under the laws of the State of Delaware and, accordingly, the rights of C-Cube Microsystems stockholders will continue to be governed by the Delaware General Corporation Law after completion of the merger.

     When neither a reference to C-Cube Microsystems or to Harmonic is provided, the identified rights apply to both companies.

CLASSES OF COMMON STOCK OF HARMONIC AND C-CUBE MICROSYSTEMS

     We each have one class of common stock issued and outstanding. Holders of Harmonic common stock and holders of C-Cube Microsystems common stock are each entitled to one vote for each share held. Neither of our certificates of incorporation permit our respective stockholders to cumulate votes at any election of directors.

BOARD OF DIRECTORS

     C-Cube Microsystems' certificate of incorporation provides for a classified board of directors. A classified board of directors is one with respect to which a certain number of directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, where the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. C-Cube Microsystems' certificate of incorporation calls for a division of C-Cube Microsystems board of directors into three classes with one class being elected annually and with each director elected for a term of three years.

     Harmonic's certificate of incorporation and by-laws currently provide that Harmonic's board of directors shall consist of 6 members to be elected at each annual meeting of stockholders. Harmonic shall amend its by-laws to provide for 7 directors prior to the closing of the merger.

REMOVAL OF DIRECTORS

     Any director or the entire board of either of our companies may be removed with or without cause by the holders of a majority of the shares of our respective stock entitled to vote generally in the election of our directors, voting together as a single class -- subject to the rights of holders of any outstanding series of preferred stock.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Any newly created directorships or vacancies in either of our boards of directors, resulting from any increase in the number of authorized directors or death, resignation, disqualification or other cause, may be filled solely by the vote of a majority of the remaining members of that board of directors, even though less than a quorum, or in the case of Harmonic, by a sole remaining director -- subject to the rights of holders of any outstanding series of preferred stock.

     Vacancies in C-Cube Microsystems' board of directors resulting from the removal of a director may be filled either by the holders of a majority of the shares of outstanding stock of C-Cube Microsystems, voting together as a single class, or by a majority of the remaining directors, even though less than a quorum.

     Vacancies in Harmonic's board of directors resulting from the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present.

     No decreases in the number of directors on either of our respective boards of directors may shorten the term of any director then in office.

LIMITS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

     C-Cube Microsystems' certificate of incorporation provides that C-Cube Microsystems stockholders may take action only at an annual or special meeting of stockholders and that they may not take action by written consent.

     Harmonic's certificate of incorporation does not limit the right of a stockholder to take action by written consent.

ABILITY TO CALL SPECIAL MEETINGS

     C-Cube Microsystems' certificate of incorporation provides that only a majority of the total number of authorized directors of its board of directors or the holders of at least 10% of all the shares entitled to cast votes at a meeting may call a special meeting of the stockholders.

     Harmonic's by-laws provide that only the chairman of the board, its board of directors, its president, or one or more of its stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes of all shares of its stock owned by stockholders entitled to vote at a meeting may call a special meeting of the stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     C-Cube Microsystems' by-laws provide that to be timely, a stockholder's proposal of business must be received not fewer than 120 calendar days prior to the date that C-Cube Microsystems' proxy statement was released to its stockholders in connection with the previous year's annual meeting of stockholders. If C-Cube Microsystems had no annual meeting in the previous year, or if it changed the date of the annual meeting by more than 30 calendar days, then the stockholder must make the request no more than 10 days following the date on which C-Cube Microsystems publicly disclosed the change in the date of the meeting.

     Harmonic's by-laws provide that to be timely, a stockholder's proposal of business must be received not fewer than 120 calendar days prior to the date that Harmonic specified in its proxy statement released in connection with the previous year's annual meeting of stockholders. If no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated in the previous year's proxy statement, then the stockholder must make the request within a reasonable time before the solicitation is made.

PREFERRED STOCK

     Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on such shares.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless the corporation's certificate of incorporation requires a higher vote.

     C-Cube Microsystems' certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the shares of C-Cube Microsystems stock entitled to vote generally in the election of directors, voting together as a single class, is required, in certain circumstances, to amend any of the following provisions of C-Cube Microsystems' certificate of incorporation, among others:

     - procedures to amend the certificate of incorporation;

     - procedures to amend the by-laws;

     - the number, election, term, and powers of directors;

     - removal of directors;

     - filling of vacancies;

     - indemnification of directors; and

     - procedures to call a special meeting of C-Cube Microsystems stockholders.

DELAWARE ANTI-TAKEOVER STATUTES

     We are both subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make the consummation of various business transactions by "interested stockholders," as defined in Section 203, with either of us more difficult for a three-year period from the time that the stockholder becomes an interested stockholder. Under Delaware law, a corporation may elect in its certificate of incorporation or by-laws not to be governed by
Section 203. Neither Harmonic nor C-Cube Microsystems has done so.

LIMITATION OF LIABILITY OF DIRECTORS

     The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations.

     Each of our respective certificates of incorporation includes a provision eliminating personal liability of our respective directors to each of us or to our stockholders, as permitted by Delaware law. In the case of C-Cube Microsystems, however, the personal liability of a director for monetary damages for breach of fiduciary duty as a director is expressly preserved with respect to any of the following:

     - any breach of the director's duty of loyalty to the company or its stockholders;

     - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     In addition, each of our certificates of incorporation provide that if the Delaware General Corporation Law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each of our respective directors will be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law as so amended from time to time.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their fiduciary duties, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or recission based on a director's breach of his or her fiduciary duty.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Both of our respective certificates of incorporation and/or by-laws provide that any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, or employee of either of our corporations, or is or was serving at the request of either of us as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in a settlement, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law.

     C-Cube Microsystems' by-laws, however, prohibit it from indemnifying any person in the case of actions, suits, or proceedings initiated by the person seeking indemnity unless:

     - such indemnification is expressly required by law;

     - the action was authorized by C-Cube Microsystems' board of directors;

     - indemnification is provided by C-Cube Microsystems, in its sole discretion, as a result of the powers granted it under the Delaware General Corporation Law; or

     - the action is brought to enforce a right to indemnification under an indemnity agreement, statute, or law, or otherwise as required under
       Section 145 of the Delaware General Corporation Law.

     The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to, and does, purchase and maintain insurance on behalf of our directors and officers.

              AMENDMENT TO HARMONIC'S CERTIFICATE OF INCORPORATION

     Harmonic is also asking its stockholders to approve an amendment to Harmonic's certificate of incorporation to increase the authorized number of shares of Harmonic common stock from 50 million shares to 75 million shares in connection with the merger proposal or to 150 million shares if the further amendment to the certificate of incorporation is approved. A form of the amendment is attached as Appendix D to this joint proxy statement/prospectus. This amendment is designed to allow for the issuance of the Harmonic common stock in the merger and for future stock issuances by Harmonic for purposes such as raising funds to repay debt, acquisition of assets, employee incentives or stock splits. If approved, this amendment to the certificate of incorporation will take effect only if the merger is completed.

                             STOCKHOLDER PROPOSALS

     Harmonic will designate the date of its next annual meeting of stockholders after the completion of the merger. As disclosed in Harmonic's proxy materials for the 1999 Harmonic annual meeting, stockholder nominations or proposals to be considered for inclusion in the proxy material for the 2000 annual meeting must have been duly submitted to the Secretary of Harmonic by December 13, 1999 in order to be eligible to be considered at the 2000 annual meeting of Harmonic stockholders.

     C-CUBE MICROSYSTEMS WILL HAVE AN ANNUAL MEETING IN 2000 ONLY IF THE MERGER IS NOT COMPLETED. If you are a C-Cube Microsystems stockholder and you wish to submit a proposal to be considered for inclusion in C-Cube Microsystems' proxy materials for its next annual meeting, you must submit the proposal to the Secretary of C-Cube Microsystems in writing so that the proposal will be received at C-Cube Microsystems' executive offices by November 30, 2000 or if a special meeting, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was mailed or public disclosure was made.

                                    EXPERTS

     The consolidated financial statements of Harmonic as of December 31, 1998 for each of the three years in the period then ended, all of which are incorporated by reference in this joint proxy statement/prospectus from Harmonic's Annual Report on Form 10-K/3A for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in Harmonic's reports, which also are incorporated by reference in this joint proxy statement/prospectus. These financial statements have been incorporated in reliance on the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing in giving the reports.

     The consolidated financial statements of the DiviCom business (an operating unit of C-Cube Microsystems Inc.) as of December 31, 1998 and September 30, 1999 and for each of the two years in the period ended December 31, 1998 and the nine month period ended September 30, 1999, all of which are included elsewhere in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Harmonic common stock to be issued in connection with the merger and certain of the United States federal tax consequences to C-Cube Microsystems stockholders will be passed upon by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain of the United States federal tax consequences to C-Cube Microsystems stockholders will also be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     Harmonic has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act that registers the shares of Harmonic common stock to be issued in exchange for shares of C-Cube Microsystems common stock in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Harmonic and its capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     In addition, Harmonic and C-Cube Microsystems file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following public reference rooms of the SEC:

       Washington, D.C.               New York, New York            Los Angeles, California
    450 Fifth Street, N.W.           7 World Trade Center           5670 Wilshire Boulevard
           Room 1024                      Suite 1300                      11th floor
    Washington, D.C. 20549            New York, NY 10048             Los Angeles, CA 90036

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Harmonic and C-Cube Microsystems, which file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows Harmonic and C-Cube Microsystems to "incorporate by reference" information into this joint proxy statement/prospectus, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. The information of Harmonic and C-Cube Microsystems incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about Harmonic and C-Cube Microsystems and their financial condition and operating results and are hereby incorporated by reference:

     - The description of Harmonic's common stock set forth in its Registration Statement on Form 8-A filed with the SEC on April 7, 1995 including any amendments or reports filed for the purpose of updating such description;

     - Harmonic's Current Report on Form 8-K dated March 23, 1999;

     - Amendment No. 3 to Harmonic's Annual Report on Form 10-K for the year ended December 31, 1998, filed on Harmonic's Form 10-K/3A dated March 10, 2000;

     - Harmonic's Quarterly Report on Form 10-Q for the Quarter Ended April 2, 1999;

     - Harmonic's Quarterly Report on Form 10-Q for the Quarter Ended July 2, 1999;

     - Harmonic's Quarterly Report on Form 10-Q for the Quarter Ended October 1, 1999;

     - Harmonic's Current Report on Form 8-K dated November 1, 1999;

     - The description of C-Cube Microsystems' common stock set forth in its Registration Statement on Form 8-A filed with the SEC on April 21, 1994, including any amendments or reports filed for the purpose of updating such description;

     - C-Cube Microsystems' Annual Report on Form 10-K/A for the year ended December 31, 1998;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999;

     - C-Cube Microsystems' Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, filed on Form 11-K with the SEC on July 14, 1999;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1999;

     - C-Cube Microsystems' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1999; and

     - C-Cube Microsystems' Current Report on Form 8-K dated October 29, 1999.

     Harmonic and C-Cube Microsystems are also incorporating by reference additional documents that each of them may file with the SEC under the Exchange Act between the date of this joint proxy statement/prospectus and the dates of each of their respective special meetings.

     Harmonic has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Harmonic, and C-Cube Microsystems has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to C-Cube Microsystems.

     You may have been sent some of the documents incorporated by reference, but you can obtain any of them through the SEC, Harmonic as to the documents filed by Harmonic or C-Cube Microsystems as to the documents filed by C-Cube Microsystems. Documents incorporated by reference are available from Harmonic or C-Cube Microsystems without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits to this joint proxy statement/prospectus, at the following addresses:

                Harmonic Inc.                             C-Cube Microsystems Inc.
               549 Baltic Way,                            1778 McCarthy Boulevard
             Sunnyvale, CA 94089                         Milpitas, California 95035
           Telephone (408) 542-2500                            (408) 490-8000

     If you would like to request documents from either company, please do so by March 21, 2000 to receive them before the special meetings.

     You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                   APPENDIX A

      AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND BETWEEN

                            C-CUBE MICROSYSTEMS INC.

                                      AND

                                 HARMONIC INC.

                          DATED AS OF DECEMBER 9, 1999

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I. THE MERGER........................................................   A-1

  SECTION 1.1    The Merger..................................................   A-1
  SECTION 1.2    Effect on Common Stock......................................   A-2
  SECTION 1.3    Exchange of Certificates....................................   A-3
  SECTION 1.4    Stock Options...............................................   A-4
  SECTION 1.5    Disposition of the Semiconductor Business...................   A-5
  SECTION 1.6    Lost Certificates...........................................   A-6
  SECTION 1.7    Merger Closing..............................................   A-6
  SECTION 1.8    Possible Alternative Structure..............................   A-6

ARTICLE II. THE SURVIVING CORPORATION........................................   A-7

  SECTION 2.1    Certificate of Incorporation................................   A-7
  SECTION 2.2    By-Laws.....................................................   A-7
  SECTION 2.3    Officers and Directors......................................   A-7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   A-7

  SECTION 3.1    Corporate Existence and Power...............................   A-7
  SECTION 3.2    Corporate Authorization.....................................   A-8
  SECTION 3.3    Consents and Approvals; No Violations.......................   A-8
  SECTION 3.4    Capitalization..............................................   A-9
  SECTION 3.5    Subsidiaries................................................   A-9
  SECTION 3.6    SEC Documents...............................................   A-9
  SECTION 3.7    Financial Statements........................................  A-10
  SECTION 3.8    Absence of Undisclosed Liabilities..........................  A-10
  SECTION 3.9    Joint Proxy Statement; Form S-4.............................  A-10
  SECTION 3.10   Absence of Material Adverse Changes, Etc....................  A-11
  SECTION 3.11   Taxes.......................................................  A-11
  SECTION 3.12   Employee Benefit Plans......................................  A-12
  SECTION 3.13   Litigation; Compliance with Laws............................  A-14
  SECTION 3.14   Labor Matters...............................................  A-14
  SECTION 3.15   Certain Contracts and Arrangements..........................  A-15
  SECTION 3.16   Environmental Matters.......................................  A-15
  SECTION 3.17   Intellectual Property.......................................  A-16
  SECTION 3.18   Opinion of Financial Advisor................................  A-17
  SECTION 3.19   Board Recommendation........................................  A-17
  SECTION 3.20   Tax Treatment...............................................  A-17
  SECTION 3.21   Finders' Fees...............................................  A-17
  SECTION 3.22   Section 203 of the Delaware General Corporation Law.........  A-17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT.........................  A-17

  SECTION 4.1    Corporate Existence and Power...............................  A-18
  SECTION 4.2    Authorization...............................................  A-18
  SECTION 4.3    Consents and Approvals; No Violations.......................  A-18
  SECTION 4.4    Capitalization..............................................  A-19
  SECTION 4.5    Subsidiaries................................................  A-19

                                                                               PAGE
                                                                               ----
  SECTION 4.6    SEC Documents...............................................  A-19
  SECTION 4.7    Financial Statements........................................  A-20
  SECTION 4.8    Absence of Undisclosed Liabilities..........................  A-20
  SECTION 4.9    Proxy Statement; Form S-4...................................  A-20
  SECTION 4.10   Absence of Material Adverse Changes, Etc....................  A-20
  SECTION 4.11   Taxes.......................................................  A-21
  SECTION 4.12   Employee Benefit Plans......................................  A-21
  SECTION 4.13   Litigation; Compliance with Laws............................  A-23
  SECTION 4.14   Labor Matters...............................................  A-23
  SECTION 4.15   Certain Contracts and Arrangements..........................  A-23
  SECTION 4.16   Environmental Matters.......................................  A-24
  SECTION 4.17   Intellectual Property.......................................  A-24
  SECTION 4.18   Opinion of Financial Advisor................................  A-25
  SECTION 4.19   Board Recommendation........................................  A-25
  SECTION 4.20   Tax Treatment...............................................  A-25
  SECTION 4.21   Finders' Fees...............................................  A-25
  SECTION 4.22   Section 203 of the Delaware General Corporation Law.........  A-25

ARTICLE V. COVENANTS OF THE PARTIES..........................................  A-25

  SECTION 5.1    Conduct of the Business of the Company......................  A-25
  SECTION 5.2    Conduct of the Business of Parent...........................  A-26
  SECTION 5.3    Stockholders' Meetings; Proxy Material......................  A-26
  SECTION 5.4    Access to Information; Confidentiality Agreement............  A-27
  SECTION 5.5    No Solicitation.............................................  A-27
  SECTION 5.6    Director and Officer Liability..............................  A-28
  SECTION 5.7    Commercially Reasonable Efforts.............................  A-28
  SECTION 5.8    Certain Filings.............................................  A-28
  SECTION 5.9    Comfort Letters.............................................  A-29
  SECTION 5.10   Public Announcements........................................  A-29
  SECTION 5.11   Further Assurances..........................................  A-30
  SECTION 5.12   Employee Matters............................................  A-30
  SECTION 5.13   Tax-Free Reorganization Treatment...........................  A-30
  SECTION 5.14   Blue Sky Permits............................................  A-30
  SECTION 5.15   Listing.....................................................  A-30
  SECTION 5.16   State Takeover Laws.........................................  A-30
  SECTION 5.17   Certain Notifications.......................................  A-30
  SECTION 5.18   Affiliate Letters...........................................  A-30
  SECTION 5.19   Disposition of Semiconductor Business.......................  A-31
  SECTION 5.20   Supply, License and Development Agreement...................  A-31
  SECTION 5.21   Transitional Services Agreement.............................  A-31

                                                                               PAGE
                                                                               ----
ARTICLE VI. CONDITIONS TO THE MERGER.........................................  A-31

  SECTION 6.1    Conditions to Each Party's Obligations......................  A-31
  SECTION 6.2    Conditions to the Company's Obligation to Consummate the
                 Merger......................................................  A-32
  SECTION 6.3    Conditions to Parent's Obligations to Consummate the
                 Merger......................................................  A-32

ARTICLE VII. TERMINATION.....................................................  A-33

  SECTION 7.1    Termination.................................................  A-33
  SECTION 7.2    Effect of Termination.......................................  A-34
  SECTION 7.3    Fees........................................................  A-34

ARTICLE VIII. MISCELLANEOUS..................................................  A-35

  SECTION 8.1    Notices.....................................................  A-35
  SECTION 8.2    Survival of Representations and Warranties..................  A-35
  SECTION 8.3    Interpretation..............................................  A-35
  SECTION 8.4    Amendments, Modification and Waiver.........................  A-36
  SECTION 8.5    Successors and Assigns......................................  A-36
  SECTION 8.6    Specific Performance........................................  A-36
  SECTION 8.7    Governing Law...............................................  A-36
  SECTION 8.8    Severability................................................  A-36
  SECTION 8.9    Third Party Beneficiaries...................................  A-36
  SECTION 8.10   Entire Agreement............................................  A-36
  SECTION 8.11   Counterparts; Effectiveness.................................  A-36

EXHIBITS

A    Form of Certificate of Merger
B    Form of Affiliate Agreement
C    Form of Supply, License and Development Agreement

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 9, 1999 (this "AGREEMENT"), by and between C-Cube Microsystems Inc., a Delaware corporation (the "COMPANY"), and Harmonic Inc., a Delaware corporation ("PARENT").

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Parent and the Company have each (i) determined that the Merger (as defined in Section 1.1(a) hereof) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding share of common stock, par value $.001 per share (the "COMMON STOCK"), of the Company (other than shares of Common Stock owned, directly or indirectly, by the Company or by Parent immediately prior to the Effective Time (as defined in Section 1.1(b) hereof) and Dissenting Shares (as defined in Section 1.2(c) hereof), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into shares of Common Stock, par value $.001 per share, of Parent (the "PARENT SHARES") and, if the Semi Sale (as defined in Section 1.5(a) hereof) has been consummated, the Semi Sale Consideration (as defined in Section 1.5(b)) in accordance with the provisions of Article I of this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

     WHEREAS, the parties wish to amend and restate that certain Agreement and Plan of Merger and Reorganization, dated as of October 27, 1999 by and between the Company and Parent.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged (the "MERGER") with and into Parent, whereupon the separate existence of the Company shall cease, and Parent shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "Harmonic Inc."

     (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company and Parent shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Parent.

     SECTION 1.2  Effect on Common Stock. At the Effective Time:

     (a) Cancellation of Shares of Common Stock. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Parent immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the Parent Shares into which such shares of Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.3(c) hereof, (iii) any cash, without interest, to be paid in lieu of any fraction of a Parent Share in accordance with Section 1.3(d) hereof and (iv) if the Semi Sale has been consummated, the Semi Sale Consideration.

     (b) Conversion of Shares of Common Stock. Subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) that number of Parent Shares equal to .5427 (provided, however, that such number was calculated assuming that the Convertible Notes (as defined in Section 1.5(b) hereof) all are converted prior to the Effective Time), and (ii) if the Semi Sale (as defined in Section 1.5(a) below) has been consummated at or prior to the Effective Time, the Semi Sale Consideration (collectively, the "MERGER CONSIDERATION"); provided, however, in the event that clause (ii) applies, to the extent that any portion of the Semi Sale Purchase Price is not paid to the Company or any of its Subsidiaries upon the consummation of the Semi Sale, then Parent shall only be obligated to pay to the stockholders of the Company the portion of the Semi Sale Consideration attributable to such portion of the Semi Sale Purchase Price ("DEFERRED SEMI SALE PURCHASE PRICE") if, as and when paid by the purchaser of the Semi Business (the "SEMI PURCHASER") to Parent, Company or any of its Subsidiaries (less any reserves established in connection with the principles set forth in Schedule 1.5(a) hereto).

     (c) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, in the event of a Semi Sale, any shares of Company Common Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.2(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

     (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.2(b), without interest thereon, upon surrender of the certificate representing such shares.

     (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for purchase of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Common Stock under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for the purchase of Company Common Stock or offer to settle or settle any such demands.

     (d) Convertible Notes. At the Effective Time, the holders of the Convertible Notes then outstanding will become entitled thereafter to convert such Convertible Notes into the kind and amount of Merger

Consideration which they would have been entitled to receive in the Merger had such Convertible Notes been converted into Common Stock immediately prior to the Merger. At or prior to the Effective Time, Parent and the Company shall execute any supplemental indenture required in connection with the Merger by the indenture governing the Convertible Notes.

     SECTION 1.3  Exchange of Certificates.

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(c) hereof) such bank, trust company, Person or Persons as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Common Stock which are converted into Merger Consideration pursuant to Section 1.2(b) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.3(c) hereof and (ii) make payments in lieu of fractional Parent Shares, pursuant to Section 1.3(d) hereof, being hereinafter referred to as the "EXCHANGE FUND")); provided, however, that Parent shall only be obligated to so deposit Deferred Semi Sale Purchase Price if, as and when paid by the Semi Purchaser. For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to subsections (c) and (d) below upon the surrender of the Certificates.

     (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(b) hereof and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 1.3(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 1.3(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

     (d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of Parent Common Stock for the five
(5) trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System.

     (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Parent Shares, any cash without interest, to be paid, in lieu of any fractional Parent Shares and any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

     (f) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Parent Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 1.4  Stock Options.

     Each option granted to a Continuing Employee (as defined in Section 5.12(a) hereof) to acquire a share of Common Stock, which is outstanding and unvested immediately prior to the Effective Time ("OPTION"), shall become and represent an option to purchase the Merger Consideration (a "SUBSTITUTE OPTION") at an exercise price equal to the exercise price per share of Common Stock subject to the Option immediately prior to the Effective Time; provided, however, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted (in lieu of providing for any payment of cash) if necessary to conform with Section 424(a) of the Code. The parties acknowledge and agree that the number of Options and the exercise price thereof will be adjusted in accordance with the terms thereof upon consummation of a Semi Spin (as defined in Section 1.5(a)) so as to preserve the option value as determined immediately prior to consummation of the Semi Spin; provided, however, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, such adjustments shall be made in a manner so that the Option shall continue to be treated as an incentive stock option under Section 422 of the Code to the greatest extent allowed by law. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option prior to the Effective Time subject to accelerated vesting if and to the extent required by the applicable plans as of the date hereof. In the event of any adjustment to the conversion ratio or exercise price of any Option, such adjustments shall be made pursuant to the mutual agreement of Parent and Company prior to the Effective Time. Parent shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to any Substitute Options to the extent such registration is required under applicable law in order for such Parent Shares to be sold without restriction in the United States, and Parent shall maintain the effectiveness of such registration statement for so long as such Substitute Options remain outstanding. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that (i) all options to acquire shares of Common Stock that are held by Continuing Employees and that are vested and outstanding immediately prior to the Effective Time shall be, to the extent not exercised, cancelled as of the Effective Time, and (ii) all options to acquire shares of Common Stock that are held by Persons who are not Continuing Employees shall be exercised, converted into Semi (as defined in Section 1.5(a)) or Semi Purchaser (as defined in Section 1.5(a)) options or otherwise cancelled on or prior to the Effective Time.

     SECTION 1.5  Disposition of the Semiconductor Business.

     (a) It is a condition to each party's obligation to consummate the Merger that, prior to the Effective Time, the Semiconductor Business (as defined below) either be (i) transferred to the stockholders of the Company by transferring the Semiconductor Business to a newly formed affiliate of the Company ("SEMI") and distributing the ownership of Semi to the stockholders of the Company (such transfer and distribution, the "SEMI SPIN") in a transaction that is treated as immediately taxable in full to the Company for federal income tax purposes or
(ii) sold by the Company in its entirety (a "SEMI SALE" and, together with the Semi Spin, a "SEMI DISPOSITION") to a purchaser (the "SEMI PURCHASER"). The decision as to whether and under what terms to implement a Semi Spin or a Semi Sale will be the Company's; provided, however, that Parent's consent shall be required in connection with any material deviation from the terms and conditions of a Semi Sale or a Semi Spin, as applicable, and the terms generally applicable, set forth on Schedule 1.5(a). In the event the parties hereto disagree as to whether or not the terms and conditions of a Semi Disposition materially deviate from the terms and conditions set forth on Schedule 1.5(a) or in the event the parties hereto disagree on the amount of cash to be reserved for the Semi Sale Taxes (as defined in Section 1.5(b)), either party shall be entitled to submit such dispute or disagreement for final and binding determination to a mutually acceptable third-party arbitrator, such determination to be made within ten (10) days of the submission to such arbitrator by either party. If the parties are unable to mutually agree upon an arbitrator within one week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one week to select an arbitrator and such two arbitrators shall have one week to select a third arbitrator who shall have final authority to resolve such dispute within ten (10) days of such arbitrator's selection based upon the terms and conditions set forth on Schedule 1.5(a). The parties shall share equally in the fees and expenses of such arbitrators, and such fees and expenses shall be paid by the parties prior to the Effective Time.

     (b) The "Semiconductor Business" shall consist of the assets and liabilities set forth on Schedule 1.5(b). The "SEMI SALE CONSIDERATION" shall equal the quotient of (i) the Semi Sale Purchase Price less the sum of (A) all expenses attributable to the sale of the Semiconductor Business and (B) the Semi Sale Taxes and (ii) the sum of (a) the number of shares of Common Stock outstanding immediately prior to consummation of the Semi Sale, (b) the number of shares of Common Stock underlying options to purchase Common Stock that are vested immediately prior to consummation of the Semi Sale ("VESTED OPTIONS"),
(c) the number of shares of Common Stock underlying Options not constituting Vested Options that are issued to Continuing Employees, and (d) the number of shares of Common Stock underlying the Company's 5 7/8% Convertible Subordinate Notes ("CONVERTIBLE NOTES") outstanding immediately prior to the consummation of the Semi Sale. The "SEMI SALE PURCHASE PRICE" shall equal the aggregate purchase price for the Semiconductor Business payable to the Company or any of its Subsidiaries in the Semi Sale, including any contingent consideration and any consideration subject to escrow, holdback or indemnification provisions of the Semi Sale, but excluding amounts payable with respect to, or reserved for payment with respect to, options issued to employees of the Semiconductor Business that are not vested as of the Effective Time. The "SEMI SALE TAXES" shall equal the income and other Taxes (as defined in Section 3.11(b)) incurred and to be incurred by Parent, the Company or any affiliates thereof in connection with the Semi Sale and the distribution of the Semi Sale Consideration pursuant to the Merger. For purposes of determining the amount of the Semi Sale Taxes that are based on net income, there shall be deducted from the "amount realized" from the Semi Sale (or corresponding amount as determined for state, local or foreign income Tax purposes), without duplication, (i) the tax basis of the cash and other assets recognized as assets of the Semiconductor Business pursuant to Schedules 1.5(a) and 1.5(b) (but only to the extent such cash and other assets are transferred to the Semi Purchaser), (ii) capitalized expenses of the Company that both reduce the income tax liability of the Company and are attributable to the sale within the meaning of clause (i)(A) of the second sentence of this
Section 1.5(b), (iii) the amount of any deductions accrued on or prior to the Closing Date attributable to the exercise of Company options after the date hereof and on or prior to the Closing Date (provided that deductions that reduce Semi Sale Taxes pursuant to this paragraph shall not also reduce other Company taxable income, and assuming for the purposes of this subsection that a "disqualifying disposition" occurs with respect to 80% of all Company options that are "incentive stock options" under Section 422 of the Code that are exercised on or prior to the Closing Date) and (iv) any other currently deductible items of the Company attributable to the sale within the meaning of clause (i)(A) of the second sentence of this Section 1.5(b). For purposes of this paragraph, expenses related to the disposition of Semi incurred or accrued by the end of the Closing Date shall not be treated as allocated to Semi's tax period beginning on the day after Closing Date under Treas. Reg. Section 1.1502-76(b)(1)(ii)(B). The Company and Parent shall mutually determine the amount of the Semi Sale Taxes prior to the Closing Date. If the Company and Parent fail to reach an agreement within one (1) week prior to the scheduled Closing Date, either party shall be entitled to submit the matter to a mutually acceptable third-party arbitrator. If the parties are unable to mutually agree upon an arbitrator within one (1) week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one
(1) week to select an arbitrator and such two arbitrators shall have ten (10) days to select a third arbitrator who shall have final authority to resolve such dispute within ten (10) days of such arbitrator's selection, but before the Closing Date. The parties shall share equally in the fees and expenses of such arbitrators, and such fees and expenses shall be paid by the parties prior to the Effective Time.

     SECTION 1.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder thereof is entitled pursuant to this Article I.

     SECTION 1.7 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of Closing, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

     SECTION 1.8 Possible Alternative Structure. In the event that Parent or the Company reasonably determines prior to the Effective Time that (i) there is a material possibility that the transactions contemplated by this Agreement will not constitute a "reorganization" within the meaning of Section 368(a) of the Code, (ii) there is a material possibility that the Merger will result in a material corporate level Tax, or (iii) there are material Tax benefits available if the transactions contemplated by this Agreement are restructured, such party may request that the structure of the acquisition of the Company contemplated by this Agreement be altered in a manner so as to permit (i) the transactions contemplated by this Agreement to qualify as a reorganization under Section 368 of the Code or a transfer under Section 351 of the Code, (ii) the avoidance of such material corporate-level Tax, or (iii) the achievement of such Tax benefits as applicable. In any case, corresponding changes to this Agreement shall be made consistent with such structure but without any material adverse change in the economic consequences to Parent, the Company or their respective stockholders.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 2.2 By-Laws. The by-laws of Parent in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the by-laws of such entity.

     SECTION 2.3  Officers and Directors.

     (a) From and after the Effective Time, the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation, with the following additions and exceptions: Tom Lookabaugh, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

     (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of six (6) members provided, further that the Board of Directors of Parent shall take all such action as may be necessary to cause to be appointed to the Board of Directors of the Surviving Corporation as of the Effective Time five (5) designees of Parent and one (1) designee of the Company, each of whom shall be nominated from the current directors of the Parent and the Company, designated in writing by the parties prior to the mailing of the Proxy Statement (defined in Section 5.3(c) hereof).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY DISCLOSURE SCHEDULE") as follows:

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole (assuming consummation of the Semi Disposition), provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting the telecommunications equipment industry generally, (c) changes affecting the United States economy generally, or (d) stockholders class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect.

     SECTION 3.2  Corporate Authorization.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Under applicable law, the Certificate of Incorporation and the rules of the NASDAQ, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, is the vote required to approve the Merger, adopt this Agreement and, if applicable, approve the Semi Sale.

     SECTION 3.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection
(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $ 0.001 per share (the "PREFERRED STOCK"). As of September 30, 1999, there were (i) 40,476,647 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 30, 1999, there were outstanding options to purchase 14,475,268 shares of Common Stock. Except as set forth in this Section 3.4, for the Convertible Notes and for changes since September 30, 1999, resulting from the exercise of options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and
(iv) no equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

     SECTION 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company (each, a "COMPANY SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Company Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, preemptive rights, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.6 SEC Documents. The Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 1998 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7  Financial Statements.

     (a) The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     (b) The unaudited financial statements of the Company (assuming consummation of the Semi Disposition) for the nine-month period ended September 30, 1999 and attached to Schedule 3.7(b) of the Company Disclosure Schedule (including any notes and schedules thereto) (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except as permitted by the rules and regulations of the SEC) during the period involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (assuming consummation of the Semi Disposition) as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (subject to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 3.8 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents filed through the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.9  Joint Proxy Statement; Form S-4.

     (a) None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company or the stockholders of Parent and at the time of the Special Meeting (as defined in Section 5.3(a)) or the Parent Special Meeting (as defined in Section 5.3(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent based on information supplied by Parent for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent based on information supplied by Parent for inclusion in the Proxy Statement.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of Parent Shares by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the "FORM S-4") will, with respect to information relating to the

Company, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 Absence of Material Adverse Changes, Etc. Since June 30, 1999, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed by the Company through the date hereof or as contemplated by this Agreement, since June 30, 1999, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into,
     (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business;

          (f) issuance of Company Securities other than pursuant to options outstanding as of June 30, 1999 and the issuance of options after such date in the ordinary course of business and upon the conversion of the Convertible Notes (and the issuance of Company Securities pursuant thereto);

          (g) acquisition or disposition of assets material to the Company and its Subsidiaries (assuming consummation of the Semi Disposition), except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business where the aggregate cost of all such acquisitions and dispositions does not exceed $10,000,000), or any merger or consolidation with any third party, by the Company or any Subsidiary;

          (h) entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

          (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11  Taxes.

     (a)(1) All Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member ("COMPANY GROUP MEMBERS") have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) the Company, its Subsidiaries, and Company Group Members have timely paid all Taxes (as defined below) that have become due or payable and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund, claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group Member and none of the above has knowledge that any such action or proceeding is being contemplated, (4) neither the Company, any Subsidiary of the Company nor any Company Group Member has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group Member with respect to completed and settled examinations or concluded litigation have been paid; (6) neither the Company, any Subsidiary of the Company nor any Company Group Member is a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (7) the Company, each of its Subsidiaries, and each Company Group Member has complied in all material respects with all rules and regulations relating to the withholding of Taxes;
(8) neither the Company, any Subsidiary, nor any Company Group Member is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, any Subsidiary, or any Company Group Member in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code; (9) neither the Company, any Subsidiary, nor any Company Group Member has made any payments since December 31, 1998, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Code; and (10) the liabilities of the Company will not exceed the adjusted basis of the assets of the Company, in each case as determined for federal income tax purposes immediately prior to the Effective Time.

     (b) For purposes of this Agreement, (i) "TAXES" means (A) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, and (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "PLANS".

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

     (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (g) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law.

     (i) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.12(i) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

     (j) Each Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

     (k) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (l) No Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

     (m) No ERISA pension plan has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Company has never sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and the Company has not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (n) The Company neither maintains nor participates in any Voluntary Employees' Beneficiary Association ("VEBA"), under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     (o) The Company does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six (6) years immediately preceding the date of this Agreement.

     SECTION 3.13  Litigation; Compliance with Laws.

     (a) Except as set forth in the Company SEC Documents filed through the date of this Agreement or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees or any of its Subsidiaries is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.15 Certain Contracts and Arrangements. Each material contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.16  Environmental Matters.

     (a) The following definitions apply to Section 3.16 and Section 4.16. (i) "CLEANUP" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment;
(B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or
(B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

     (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

     (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     (b) (i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 1998 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

     (iii) There are no present or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (iv) Neither the Company nor any of its Subsidiaries is subject to any indemnity or other agreement relating to liability under any Environmental Laws or relating to Hazardous Materials.

     (v) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

     SECTION 3.17  Intellectual Property.

     (a) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted (assuming consummation of the Semi Disposition). All Company Registered Intellectual Property has been identified on Schedule 3.17(a) "COMPANY REGISTERED INTELLECTUAL PROPERTY" includes a list of United States, international and foreign (i) patents and patent applications,
(ii) registered trademarks and trademark applications, and (iii) registered copyright applications, in each case owned by the Company and its Subsidiaries (assuming consummation of the Semi Disposition).

     (b) To the knowledge of the Company: (i) all of the registrations, including patents, relating to material Intellectual Property owned by the Company and its Subsidiaries (assuming consummation of the Semi Disposition) are subsisting and unexpired, free of all liens or encumbrances, have not been abandoned; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights (assuming consummation of the Semi Disposition) in and to, any Intellectual Property owned by the Company (assuming consummation of the Semi Disposition) in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights (assuming consummation of the Semi Disposition) in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) For purposes of this Agreement "INTELLECTUAL PROPERTY" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (w)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (x) patents and invention disclosures; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     (d) To the knowledge of the Company, the Company and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any agreement to which the Company or any of its Subsidiaries is subject or in violation of any civil or criminal law.

     (e) The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

     (f) To the knowledge of the Company, all employees of the Company and its Subsidiaries have executed written agreements with the Company or its Subsidiaries that assign to the Company or its Subsidiaries all rights to inventions improvements, discoveries or information relating to the business of the Company and its Subsidiaries. To the Company's knowledge, no employee of the Company or its Subsidiaries has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or its Subsidiaries.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation ("CSFB") dated the date of the original agreement to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Common Stock. A true and complete copy of such opinion will be delivered to Parent as soon as practicable.

     SECTION 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are advisable and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger.

     SECTION 3.20 Tax Treatment. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 3.21 Finders' Fees. Except for CSFB (a true and correct copy of whose engagement agreement has been provided to Parent), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.22 Section 203 of the Delaware General Corporation Law. The Board of Directors of the Company has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of

Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "PARENT DISCLOSURE SCHEDULE"), as follows:

     SECTION 4.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby, (b) changes affecting the telecommunications equipment industry generally, (c) changes affecting the United States economy generally or (d) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

     SECTION 4.2 Authorization. Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent, enforceable against it in accordance with its terms.

     SECTION 4.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws (or other governing or organizational documents) of Parent, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or the performance by it of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent to perform its obligations hereunder.

     SECTION 4.4 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "PARENT PREFERRED STOCK"). As of September 27, 1999 there were (i) 15,145,478 shares of Parent Common Stock issued and outstanding and (ii) no shares of Parent Preferred Stock issued and outstanding. All shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 27, 1999 there were outstanding Parent Options to purchase 1,910,974 shares of Parent Common Stock. Except as set forth in this Section 4.4 and except for changes since September 27, 1999 resulting from the exercise of Parent Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent,
(iii) no options, preemptive or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalent interest in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "PARENT SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No Subsidiary of Parent owns any capital stock or other voting securities of Parent or the Company.

     SECTION 4.5  Subsidiaries.

     (a) Each Subsidiary of Parent (each, a "PARENT SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Parent Material Adverse Effect. All Parent Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.5 of Parent Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by Parent or by a Subsidiary of Parent free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, preemptive rights, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring Parent or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of Parent.

     SECTION 4.6 SEC Documents. Parent has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 1998 (the "PARENT SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.7 Financial Statements. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (d) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 4.8 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Documents filed through the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.9  Proxy Statement; Form S-4.

     (a) None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company or the stockholders of Parent and at the time of the Special Meeting or the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to statements made or omitted in the Proxy Statement relating to the Company based on information supplied by the Company for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to the statements made or omitted in the Proxy Statement relating to the Company based on information supplied by the Company for inclusion in the Proxy Statement.

     (b) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 will, with respect to information relating to Parent, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Material Adverse Changes, Etc. Since June 30, 1999, there has not been a Parent Material Adverse Effect. Without limiting the foregoing, except as disclosed in Parent SEC Documents filed by Parent through the date hereof or as contemplated by this Agreement, since June 30, 1999, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent;

          (c) any incurrence, assumption or guarantee by Parent or any Subsidiary of Parent of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by Parent or any Subsidiary of Parent, except for any such change required by reason of a change in GAAP;

          (e) issuance of Parent Securities other than pursuant to options outstanding as of June 30, 1999 and the issuance of options after such date in the ordinary course of business (and the issuance of securities pursuant thereto);

          (f) acquisition or disposition of assets material to Parent and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business where the aggregate cost of all such acquisitions and dispositions does not exceed $10,000,000), or any merger or consolidation with any third party, by Parent or any Subsidiary;

          (g) entry by Parent into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

          (h) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 4.11  Taxes.

     (1) All Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is or has been a member ("PARENT GROUP MEMBERS") have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) Parent, its Subsidiaries and Parent Group Members have timely paid all Taxes (as defined below) that have become due or payable and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group Member and none of the above has knowledge that of any such action or proceeding is being contemplated;
(4) neither Parent, any Subsidiary of Parent nor any Parent Group Member has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group Member with respect to completed and settled examinations or concluded litigation have been paid; (6) neither Parent, any Subsidiary of Parent nor any Parent Group Member is a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (7) Parent, each of its Subsidiaries, and each Parent Group Member has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

     SECTION 4.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 4.12(a) of Parent Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Parent or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of Parent or any Subsidiary of Parent. The plans, funds, programs, agreements and arrangements listed on
Schedule 4.12(a) of the Parent Disclosure Schedule are referred to herein collectively as the "PARENT PLANS".

     (b) With respect to each Parent Plan, Parent has heretofore delivered or made available to the Company true and complete copies of the Parent Plan and any amendments thereto (or if the Parent Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan intended to qualify under section 401 of the Code.

     (c) No liability under Title IV or section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Parent Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Each Parent Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Parent Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (f) No Parent Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (g) There are no pending, or to the knowledge of Parent, threatened or anticipated, claims that would reasonably be expected to have a Parent Material Adverse Effect by or on behalf of any Parent Plan, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

     (h) To the knowledge of Parent, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Schedule 4.12(i) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

     (i) Each Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

     (j) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (k) No Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

     (l) No ERISA pension plan has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") and Parent has never sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and Parent has not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (m) Parent neither maintains nor participates in any Voluntary Employees' Beneficiary Association ("VEBA"), under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     (n) Parent does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

     SECTION 4.13  Litigation; Compliance with Laws.

     (a) Except as set forth in either the Parent SEC Documents filed through the date of this Agreement or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

     (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Permits required to conduct the business of Parent and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.14 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent; (ii) to the knowledge of Parent, no union organizing campaign with respect to Parent's employees is underway; (iii) there is no unfair labor practice charge or complaint against Parent pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of Parent, no charges with respect to or relating to Parent are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of Parent, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.15 Certain Contracts and Arrangements. Each material contract or agreement to which Parent or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Parent or any of its

Subsidiaries, or, to the knowledge of Parent, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.16  Environmental Matters.

     (a)(i) To the knowledge of Parent, Parent and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 1998 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that Parent or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Parent Material Adverse Effect.

     (iii) There are no present or, to the knowledge of Parent, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (iv) Neither the Parent nor any of its Subsidiaries is subject to any indemnity or other agreement relating to liability under any Environmental Laws or relating to Hazardous Materials.

     SECTION 4.17  Intellectual Property.

     (a) To the knowledge of Parent, Parent and its Subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for Parent and its Subsidiaries to conduct their business as it is currently conducted.

     (b) To the knowledge of Parent: (i) all of the registrations, including patent registrations, relating to material Intellectual Property owned by Parent and its Subsidiaries are subsisting and unexpired, free of all liens or encumbrances, have not been abandoned; (ii) Parent does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property owned by Parent in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iv) Parent has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) To the knowledge of the Parent, the Parent and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any agreement to which the Parent is subject or in violation of any civil or criminal law.

     (d) The Parent has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

     (e) To the knowledge of the Parent, all employees of the Parent have executed written agreements with the Parent that assign to the Parent all rights to inventions improvements, discoveries or information relating to the business of the Parent. To the Parent's knowledge, no employee of the Parent has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Parent.

     SECTION 4.18 Opinion of Financial Advisor. Parent has received the opinion of Warburg Dillon Read to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to Parent. A true and complete copy of such opinion will be delivered to the Company as soon as practicable.

     SECTION 4.19 Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of Parent; and (ii) resolved to recommend that the shareholders of Parent approve the Share Issuance.

     SECTION 4.20 Tax Treatment. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 4.21 Finders' Fees. Except for Warburg Dillon Read (a true and correct copy of whose engagement agreement has been provided to the Company), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.22 Section 203 of the Delaware General Corporation Law. The Board of Directors of Parent has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.1 Conduct of the Business of the Company. From the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied, or (ii) make the representations and warranties set forth in Section 3.10 false. In addition, from the date hereof until the Effective time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company shall not, and shall not permit its Subsidiaries to accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options outstanding on the date of this Agreement.

     SECTION 5.2 Conduct of the Business of Parent. From the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied or
(ii) make the representations and warranties set forth in Section 4.10 false.

     SECTION 5.3  Stockholders' Meetings; Proxy Material.

     (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger, and, to the extent required by applicable law, the Semi Sale, if any (the "COMPANY APPROVAL MATTERS"). The Board of Directors of the Company shall recommend approval and adoption of this Agreement and approval of the Merger and the Semi Sale, if applicable, by the Company's stockholders; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith that a Superior Proposal (as defined in Section 5.5 hereof) has been made and (ii) it has determined in good faith, based on the advice of outside counsel, that the failure to withdraw, modify or change such recommendation would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

     (b) Subject to the last sentence of this Section 5.3(b), Parent shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of Parent duly call, give notice of, convene and hold a special meeting of its stockholders (the "PARENT SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger and the issuance of Parent Shares in connection with the transactions contemplated hereby (the "PARENT APPROVAL MATTERS"). The Board of Directors of Parent shall recommend approval and adoption of the Parent Approval Matters by Parent's stockholders.

     (c) Promptly following the date of this Agreement, the Company and Parent shall prepare a joint proxy statement relating to the Company Approval Matters and the Parent Approval Matters (the "PROXY STATEMENT"), and Parent shall prepare and file with the SEC, following resolution of any comments the SEC may have with respect to the Proxy Statement, the Form S-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. Parent and the Company shall each use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, and Parent will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

     (d) Each of the Company and Parent shall as promptly as practicable notify the other of the receipt of any comments from the SEC relating to the Proxy Statement. Each of Parent and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC relating to the Form S-4 and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by Parent and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form S-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company's and Parent's stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of the other party.

     SECTION 5.4 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Closing Date, each of the Company and Parent shall (i) give the other, its respective counsel, financial advisors, auditors and other's authorized representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to the other Representatives such financial and operating data and other information relating to such party, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct such party's employees, counsel and financial advisors to cooperate with the other in its investigation of the business of such party and its Subsidiaries; provided that any information and documents received by the other party or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated July 29, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof until the Effective Time.

     SECTION 5.5 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause their respective officers, directors, advisors (including its financial advisors, attorneys and accountants), representatives or other agents not to, directly or indirectly,
(a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person or group (other than Parent or any designees of Parent) concerning any Acquisition Proposal provided, however, that if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, acting only after consultation with WSGR (or other legal counsel of nationally recognized standing) that the failure to do so would be a breach of its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to an Acquisition Proposal that was not solicited and that the Board of Directors of the Company determines, based upon the advice of CSFB (or another financial advisor of nationally recognized standing), is from a Person or group other than the Parent or its affiliates that is capable of consummating a Superior Proposal (as defined hereafter) and only for so long as the Board of Directors so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information to any such Person or group only pursuant to a confidentiality agreement substantially in the same form as was executed by Parent prior to the execution of this Agreement and only if copies of such information are concurrently provided to Parent, and (ii) participate in discussions and negotiations regarding such proposal or offer. The Company shall promptly (and in any event within one business day after becoming aware thereof)
(i) notify Parent in the event the Company or any of its Subsidiaries or other affiliates or any of their respective officers, directors, employees and agents receives any Acquisition Proposal, including the material terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Acquisition Proposal, (ii) provide a copy of any written agreements, proposals or other materials the Company receives from any such Person or group (or its representatives), (iii) provide Parent with copies of all information furnished to any such Person or group pursuant to clause (i) of the preceding sentence if such information has not been previously furnished to Parent and (iv) notify Parent of any material changes or developments with respect to any of the matters described in clauses (i) or (ii). For purposes of this Agreement, "ACQUISITION PROPOSAL" with respect to a Person means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving such Person or the acquisition or purchase of over 50% or more of any class of equity securities of such Person, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of such Person, or a substantial portion of the assets of, such Person and its Subsidiaries taken as a whole (it being understood by the parties that the assets of the Company not constituting the Semiconductor Business are a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement (including the Semi Disposition). As used herein, a "SUPERIOR PROPOSAL" shall mean a bona fide Acquisition Proposal which in the reasonable good faith judgment of the Company's Board of Directors, based on such matters as it deems relevant, including in the case of clauses (i) and (ii) below the advice of the Company's financial advisor, (i) provides greater benefits to the Company's stockholders than those provided pursuant to this Agreement, (ii) provides that any financing required to consummate the transaction contemplated by the offer is either in the possession of the Person making such Acquisition Proposal or is likely to be obtained by such Person on a timely basis, and (iii) does not contain a "right of first refusal" or "right of first offer" with respect to any counter-proposal that Parent might make; provided, further, that the Board of Directors of the Company by a majority vote determines in its good faith judgment that such Acquisition Proposal is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal). Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     SECTION 5.6  Director and Officer Liability.

     (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") as provided in the Certificate of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

     (b) Subject to the terms and conditions set forth on Schedule 1.5(a), for six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (c) The obligations of Parent and the Surviving Corporation under this
Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

     SECTION 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement and those set forth on Schedule 1.5(a), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.8  Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

     (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

     (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (d) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.9  Comfort Letters.

     (a) The Company shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

     (b) Parent shall use all reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

     SECTION 5.10 Public Announcements. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

     SECTION 5.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.12  Employee Matters.

     (a) For a period of one year immediately following the date of the Closing, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company at the Effective Time who continue to be employed by the Company as of the Effective Time and those other employees that Parent decides prior to the Effective Time, at its sole discretion, to retain (collectively "CONTINUING EMPLOYEES") coverage by benefit plans or arrangements that are, in the aggregate, substantially similar (including, with respect to eligibility requirements, exclusions and the employee portion of the cost of such benefit plans or arrangements) to those provided to the employees of the Company immediately prior to the date of the Closing.

     (b) Parent shall, and shall cause the Surviving Corporation and Parent's Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.12(a) of the Company Disclosure Schedule as to the Continuing Employees.

     SECTION 5.13  Tax-Free Reorganization Treatment.

     Each of Parent and the Company shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code and to obtain the opinion of counsel referred to in Sections 6.2(d) and 6.3(d) hereof, and neither party will take any action inconsistent therewith.

     SECTION 5.14 Blue Sky Permits. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

     SECTION 5.15 Listing. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in the Merger or upon exercise of Substitute Options or upon cancellation of Options to be listed on the NNM, subject to notice of official issuance thereof, prior to the Closing Date.

     SECTION 5.16 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

     SECTION 5.17 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

     SECTION 5.18  Affiliate Letters.

     The Company shall, at least 45 days prior to the date of the Special Meeting, deliver to Parent a list reasonably satisfactory to Parent setting forth the names and addresses of all persons who at the time of the Special Meeting are, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as

Parent may reasonably request for the purpose of reviewing such list. The Company shall use commercially reasonable efforts to cause each person who is identified as an affiliate on such list to execute a written agreement at least 30 days prior to the date of the Special Meeting in the form of Exhibit B hereto (collectively, the "AFFILIATE AGREEMENTS").

     SECTION 5.19 Disposition of Semiconductor Business. The Company will use its commercially reasonable efforts to consummate the Semi Disposition and will inform Parent promptly, and in no event later than three business days after, material developments relating thereto. Parent will cooperate with the Company in its efforts to consummate the Semi Disposition including by (i) providing assistance with respect to any proxy or information statement required in connection with the Semi Disposition and including such proxy or information statement in the Proxy Statement and Form S-4 and (ii) cooperating in the filing of any tax election or Tax Returns required or deemed advisable by the Company, so long as such elections or Tax Returns do not materially adversely affect Parent.

     SECTION 5.20 Supply, License and Development Agreement. Each of the parties shall enter into an agreement at or prior to the Effective Time in the form attached hereto as Exhibit C.

     SECTION 5.21 Transitional Services Agreement. The Company and Parent will use commercially reasonable efforts to enter into a Transitional Services Agreement in connection with the proposed Semi Spin. Except for the items for which substantially all of the use is by or for the benefit of the DiviCom business, all infrastructure hardware and software (including, but not limited to, telecommunications, networks, servers, desktop computers and enterprise applications) shall be owned by Semiconductor. The Transition Services Agreement shall specify the support provided by Semiconductor to the DiviCom business during the transition period following the merger.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company and Parent to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) (i) This Agreement shall have been adopted, the Merger approved and the Semi Sale, if any, approved by the stockholders of the Company, and
     (ii) the Share Issuance shall have been approved by the stockholders of Parent, each in accordance with applicable law;

          (b) Any applicable waiting periods under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement;

          (d) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock following the Closing shall have been complied with;

          (e) The Parent Shares issuable in accordance with the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance;

          (f) The Semi Disposition shall have been consummated in accordance with the terms and provisions of Section 1.5(a) of this Agreement; and

          (g) All disputes and disagreements arising under Section 1.5(a) of this Agreement and any arbitration of such disputes and disagreements shall have been resolved or completed except to the extent such disputes or disagreements relate to Semi Spin Taxes and are anticipated to be resolved after the Merger.

     SECTION 6.2 Conditions to the Company's Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of Parent contained in Article IV hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate do not constitute Parent Material Adverse Effect;

          (c) The Company shall have received certificates signed by the Chief Executive Officer of Parent, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

          (d) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Company if Gibson, Dunn & Crutcher LLP renders such opinion to Company. The Company agrees to make such representations as may be requested by tax counsel in connection with the opinions referred to above and in Section 6.3(d).

     SECTION 6.3  Conditions to Parent's Obligations to Consummate the
Merger. The obligations of Parent to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of the Company contained in
     Article III hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement, (ii) for such failures to be true and correct which in the aggregate do not constitute a Company Material Adverse Effect and (iii) for such failures to be true and correct which relate solely to the Semiconductor Business.

          (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code provided, however, that if Gibson, Dunn & Crutcher LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent. Parent agrees to make such representations as may be requested by tax counsel in connection with the opinions referred to above and in Section 6.2(d); and

          (e) The Company shall have redeemed or defeased all of the outstanding Convertible Notes.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company and Parent have obtained stockholder approval:

          (a) by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by May 31, 2000, or such other date, if any, as the Company and Parent shall agree upon; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (d) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its approval or recommendation of the Company Approval Matters, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or
     (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (e) by either the Company or Parent, if (i) the approval of the stockholders of the Company of the Company Approval Matters or (ii) the approval of the stockholders of Parent of the Parent Approval Matters shall not have been obtained at a duly held meeting of stockholders of the Company or Parent, respectively, or any adjournment thereof;

          (f) by the Company, for the purpose of accepting a Superior Proposal, so long as the adoption of this Agreement and the approval of the Merger by the Company's stockholders at the Special Meeting shall not have been obtained prior to such termination;

          (g) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent set forth in this Agreement or if any representations or warranties of Parent shall have become untrue, such that the conditions set forth in Section 6.2(b) would be incapable of being satisfied by May 31, 2000, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent of any of its covenants or agreements hereunder having, in the aggregate, a Parent Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and Parent has not cured such breach within thirty (30) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

          (h) by Parent if (i) there shall have been a breach of any representations or warranties on the part of the Company or any of its Subsidiaries set forth in this Agreement or if any representations or warranties of the Company or any of its Subsidiaries shall have become untrue, such that the conditions set forth in Section 6.3(b) would be incapable of being satisfied by May 31, 2000, provided that Parent has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company or any of its Subsidiaries of one or more of its respective covenants or agreements hereunder having, in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and the Company has not cured such breach within thirty (30) business days after notice by Parent thereof, provided that Parent has not breached any of its obligations hereunder in any material respect.

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     SECTION 7.2 Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any fee pursuant to Section 7.3 hereof), if this Agreement is terminated pursuant to
Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the provision of Section 5.4 hereof shall survive the termination hereof.

     SECTION 7.3  Fees.

     (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $50,000,000 (the "TERMINATION FEE") if:

          (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) hereof, other than a termination pursuant to Section 7.1(d)(i) either (A) after the occurrence of a Parent Material Adverse Effect or (B) in the event the representations and warranties of Parent were not true in all material respects at the time of the withdrawal, modification or amendment referred to in such section;

          (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e)(i) hereof, (B) at the time of such failure to so approve the Company Approval Matters there shall exist an Acquisition Proposal with respect to the Company that has not been publicly withdrawn and (C) within twelve months after such termination, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal (an "ACQUISITION TRANSACTION") relating to the Company shall be consummated; or

          (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof.

     (b) Parent agrees to pay the Company in immediately available funds by wire transfer an amount equal to $50,000,000 if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e)(ii) hereof, (B) at the time of such failure to so approve the Parent Approval Matters there shall exist an Acquisition Proposal with respect to Parent that has not been publicly withdrawn and (C) within twelve months after such termination, Parent shall enter into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Transaction relating to Parent shall be consummated.

     (c) The party required to pay a fee pursuant to this Section 7.3 (if all conditions thereto have been satisfied) shall pay such fee (i) prior to the termination of this Agreement by each party, (ii) not later than one business day after the termination of this Agreement by the other party or (iii) in the case of a fee payable pursuant to Section 7.3(a)(ii) or 7.3(b), at or prior to the consummation of the applicable Acquisition Transaction.

     (d) Except as provided otherwise in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

        If to the Company, to:

           C-Cube Microsystems Inc.
           1778 McCarthy Boulevard
           Milpitas, California 95035
           Fax: (408) 490-8402
           Attention: President

        with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304
           Fax: (650) 493-6811
           Attention: Larry Sonsini, Esq.
                      Steve Camahort, Esq.

        If to Parent, to:

           Harmonic Inc.
           549 Baltic Way
           Sunnyvale, California 94089
           Fax: (408) 542-2516
           Attention: President

        with a copy to:

           Gibson, Dunn & Crutcher LLP
           One Montgomery Street
           San Francisco, California 94104
           Fax: (415) 986-5309
           Attention: William Hudson, Esq.

     SECTION 8.2 Survival of Representations and Warranties. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

     SECTION 8.3 Interpretation. References herein to the "knowledge" (and all variants and derivatives thereof) of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4 Amendments, Modification and Waiver. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          HARMONIC INC.

                                          By:    /s/ ROBIN N. DICKSON
                                          --------------------------------------
                                          Name: Robin N. Dickson
                                          Title: Chief Financial Officer

                                          C-CUBE MICROSYSTEMS INC.

                                          By:   /s/ ALEXANDRE BALKANSKI
                                          --------------------------------------
                                          Name: Alexandre Balkanski
                                          Title: Chief Executive Officer

                                SCHEDULE 1.5(A)

                        TERMS OF SEMI SPIN AND SEMI SALE

SEMI SPIN

     - On the Separation Date (as defined in Schedule 1.5(b)), the Company will execute and deliver the following agreements to implement the principles of this Schedule 1.5(a): an Assignment and Assumption Agreement, an Employee Matters Agreement, a Tax Sharing Agreement (which shall be subject to the approval of Parent, which shall not be unreasonably withheld or delayed), a Master Confidentiality and Non-Disclosure Agreement, an Indemnification and Insurance Matters Agreement, resignations of any appropriate employees, and such other agreements as the parties may agree are necessary or desirable.

     - The Company will agree to offer any transition services necessary for a reasonable period and for reasonable compensation.

     - The Company will use its reasonable best efforts with the reasonable cooperation of Parent to file a registration statement on the appropriate form with the SEC and to complete all other customary procedures affiliated with the public offering of securities with costs of such registration to be fully paid by the Company prior to the Effective Time.

     - The Company will use its reasonable best efforts with the reasonable cooperation of Parent to prepare an information statement as required by law, file it with the SEC and complete all other customary procedures affiliated with such information statement and all other actions necessary or desirable in order to effect the distribution of the Semiconductor Business securities to the appropriate holders with costs to be fully paid by the Company prior to the Effective Time.

     - The Tax Sharing Agreement will include, in addition to customary provisions regarding the allocation of responsibility for filing Tax Returns, paying Taxes, conducting Tax contests, and cooperating in Tax matters, provisions allocating the corporate Tax liability, if any, incurred as a direct result of the Semi Spin (and it shall be assumed solely for purposes of computing the amount of Semi Spin Taxes that 100% of Semi is being distributed to the shareholders of the Company, notwithstanding that a portion of the interests in Semi may be retained by the Company and transferred to Parent in the Merger) (the "SEMI SPIN TAXES") to Semi and provisions for establishing, prior to the Merger, a cash reserve to be used for the payment of such Taxes in a manner consistent with the principles set forth in this Schedule 1.5(a). For purposes of determining the amount of the Semi Spin Taxes that are based on net income, the value of Semi shall be equal to the total implied market capitalization of Semi determined by reference to the trading price of Semi on the date of distribution, unless the parties mutually agree in writing on an alternative value, and there shall be deducted from such value (without duplication): (i) the tax basis of the stock of Semi (or, if Semi is distributed in a transaction treated as an asset transfer for applicable income tax purposes, cash and other assets recognized as assets of the Semiconductor Business pursuant to this
       Schedule 1.5(a) and Schedule 1.5(b) (but only to the extent such cash andother assets are transferred to Semi, reduced by liabilities properly taken into account under applicable law in determining the "amount realized" from such distribution), (ii) capitalized expenses of the Company that both reduce the income tax liability of the Company and are attributable to the Semi Spin, (iii) the amount of any deductions accrued on or prior to the Closing Date attributable to the exercise of Company options after the date hereof and on or prior to the Closing Date (provided that deductions that reduce Semi Spin Taxes pursuant to this paragraph shall not also reduce other Company taxable income, and assuming for the purposes of this subsection that a "disqualifying disposition" occurs with respect to 80% of all Company options that are "incentive stock options" under Section 422 of the Code that are exercised on or prior to the Closing Date) and (iv) any other deductible items of the Company attributable to the Semi Spin. For purposes of this paragraph, expenses related to the disposition of Semi incurred or accrued by the end of the Closing Date shall not be treated as allocated to Semi's tax period beginning on the day after

       Closing Date under Treas. Reg. Section 1.1502-76(b)(1)(ii)(B). The Tax Sharing Agreement shall provide for the Company to calculate the Semi Spin Taxes and submit the calculation to Parent for review no later than 20 days after the Semi Spin. In the event that Parent disagrees with the Company as to the amount of the Semi Spin Taxes, Parent shall notify the Company no later than 20 days after the Company submits its calculations of Semi Spin Taxes to Parent and the Company and Parent shall discuss the computation of the Semi Spin Taxes in a good faith effort to reach an agreement as to the amount of the Semi Spin Taxes. If the Company and Parent fail to reach an agreement by the day which is 60 days after the Semi Spin, either party shall be entitled to submit the matter to a mutually acceptable third-party arbitrator. If the parties are unable to mutually agree upon an arbitrator within one week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one week to select an arbitrator and such two arbitrators shall have one week to select a third arbitrator who shall have final authority to resolve such dispute within twenty days of such arbitrator's selection. The parties shall share equally in the fees and expenses of such arbitrators.

     - The Tax Sharing Agreement shall also provide for the payment of additional amounts by Semi to Parent in the event that later events demonstrate that the amount of the Semi Spin Taxes is greater than originally calculated and it shall provide for the payment of additional amounts by Parent to Semi in the event that later events demonstrate that the amount of the Semi Spin Taxes is less than originally calculated, with such payments to be determined in a manner consistent with the principles set forth in Schedule 1.5(a). With respect to such additional amounts, the Tax Sharing Agreement shall include dispute resolution provisions comparable to those described in the preceding paragraph. The Tax Sharing Agreement shall clarify that similar additional amounts shall not be paid in respect of Pre-Semi Disposition Taxes (as defined below) not attributable to the Semiconductor Business.

SEMI SALE

     - The Company and the Semi Purchaser will exchange customary covenants including to: execute and deliver any additional agreements as necessary; execute and deliver all necessary instruments of transfer, conveyance, assignment, etc.; enter into any necessary interim service level or other agreements; exchange information as necessary for judicial, regulatoryor administrative requirements; hold all information of the other party confidential; use reasonable efforts to cause the Semiconductor Business practice to continue business in the ordinary course; and use reasonable best efforts to obtain all necessary governmental approvals.

     - The Company and, to the extent customary and appropriate in light of the form of the Semi Sale Purchase Price, the Semi Purchaser will provide customary representations and warranties such as: organization and qualification; no conflict, government consents; financial information; no undisclosed liabilities; receivables; suppliers; Y2K readiness; litigation; compliance with laws; absence of certain changes; permits and licenses; environmental matters; material contracts; intellectual property; real property; employee benefits matters and the like.

     - Semi Purchaser will agree that either (i) the representations and warranties provided by the Company in connection with the Semi Sale do not survive after the consummation of such Semi Sale and no further indemnification or escrow relating to the breach of such representations or warranties survives or (ii) an amount to be determined by the Semi Purchaser will be escrowed to cover any and all liabilities arising from such representations and warranties.

     - The Company shall not distribute or otherwise transfer any proceeds from the Semi Sale to the Company's security holders except in the manner contemplated by this Agreement.

GENERALLY APPLICABLE

     - The agreement for the Semi Disposition will provide terms so that the Surviving Corporation shall not assume or be responsible for and shall be indemnified by a financially viable entity for any

       Semiconductor Business Liability (as defined in Schedule 1.5(b)), including, but not limited to, the Semi Sale Taxes and obligations to make severance payments to employees of the Semiconductor Business.

     - The Surviving Corporation will also not assume or be responsible for and shall be indemnified by a financially viable entity for any liability with respect to any severance payments and related liabilities arising out of any termination of non Continuing Employees.

     - The Semi Disposition will include terms intended to maintain to the extent practicable the value of stock options currently held by the Semiconductor Business employees including, without limitation, possible acceleration or additional grants of options.

     - On or around the Separation Date, the Company will provide the Semiconductor Business with the Company's cash reserves excluding the sum of (i) the sixty million dollars ($60,000,000) due Parent, (ii) any amount necessary to pay all Taxes of the Company and its Subsidiaries accrued through the date of the Semi Disposition but not including Semi Sale Taxes or Semi Spin Taxes (the "Pre-Semi Disposition Taxes"), (iii) cash in an amount sufficient to pay the fees and expenses associated with the transactions contemplated by this Agreement, including, but not limited to, the fees and expenses of the Company's investment bankers, attorneys, accountants and other professional advisors, (iv) cash in an amount sufficient to pay the Semi Sale Taxes or the Semi Spin Taxes as the case may be, and (v) cash in an amount sufficient to make all severance payments to any employee of the Company who is not a Continuing Employee nor an employee of the Semiconductor Business (the "Retained Cash"). It shall be a condition to the Semi Disposition that the Company have cash reserves no less than the sum of the amount specified in clauses (i) through (v).

     - Notwithstanding anything in this Agreement or Schedule 1.5 to the contrary, to the extent that the amount provided by the Company to the Semiconductor Business has been reduced on account of certain liabilities under clauses (ii) through (v) of the preceding paragraph, such liabilities shall not be treated as Semiconductor Business Liabilities.

                                SCHEDULE 1.5(B)

                ASSETS/LIABILITIES OF THE SEMICONDUCTOR BUSINESS

     1. SEMI ASSETS. Except as otherwise provided in any express agreement of the Company and Parent, the following assets (the "ASSETS") shall be recognized as assets of the Semiconductor Business and shall be sold or transferred pursuant to Section 1.5(a) of the Agreement:

          (a) all assets reflected in the unaudited consolidated balance sheet (including notes thereto) of the Semiconductor Business as of September 30, 1999 attached hereto as Annex 1.5(b)-1 (the "BALANCE SHEET"), subject to any dispositions of such Assets subsequent to the date of such Balance Sheet;

          (b) all assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Balance Sheet in accordance with the principles and accounting policies under which the Balance Sheet was prepared;

          (c) all assets acquired by the Company or its Subsidiaries after the date of the Balance Sheet that would be reflected in the consolidated balance sheet of the Semiconductor Business as of the effective date and time of each transfer of property, assumption of liability, license, undertaking, or other agreement in connection with the Semi Disposition (the "SEPARATION DATE") if such consolidated balance sheet was prepared at the time of the Semi Disposition using the same principles and accounting policies under which the Balance Sheet was prepared;

          (d) all assets that are used primarily by the Semiconductor Business at the Separation Date but are not reflected in the Balance Sheet due to mistake or unintentional omission;

          (e) all claims or other rights of the Company or the Semiconductor Business that primarily relates to the Semiconductor Business, whenever arising, against any person or entity other than an officer, employee, director or consultant of the Semiconductor Business, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other person or entity as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an "SEMICONDUCTOR BUSINESS CONTINGENT GAIN" regardless of whether there was any action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a SemiconductorBusiness Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any insurance proceeds,
     (ii) any Excluded Assets (as defined below), (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes which are governed by the Tax Sharing Agreement shall be deemed to be a Semiconductor Business Contingent Gain;

          (f) all contracts in which the Company is a party or by which it or any of its assets is bound whether or not in writing, except for any such contract or agreement that is contemplated to be retained by the Company because it relates primarily to the DiviCom business including:

             (i) all prepaid expenses, trade accounts and other accounts and notes receivables;

             (ii) all rights under contracts or agreement, all claims or rights against any person or entity arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

             (iii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

             (iv) all licenses, permits, approvals and authorization which have been issued by any governmental authority; and

             (v) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

          (g) all computers, desks, equipment (including equipment used for research and development) and other Assets used primarily by employees of the Company that will become employees of the Semiconductor Business in connection with the Semi Disposition;

          (h) to the extent permitted by law and subject to any agreement regarding indemnification and/ or insurance matters, all rights of the Semiconductor Business under any of the Company's insurance policies;

          (i) all assets that are expressly agreed by Parent and the Company to be Assets;

          (j) all (a) accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Semiconductor Business that, as of the Separation Date, are payable by a third party to the Company or any of the Company's subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the accounts debtor withrespect thereto, and any proceeds of any of the foregoing and (b) other miscellaneous Assets for which an adjustment is made in the Balance Sheet;

          (k) the Company's rights in the trade and service marks and domain names incorporating or based on the name C-CUBE and any goodwill associated therewith; and

             (i) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements (other than the Retained Cash).

             EXCLUDED ASSETS. The following assets shall be excluded from the pool of the Semiconductor Business' Assets (the "EXCLUDED ASSETS"):

             (ii) the Company Registered Intellectual Property listed on the Disclosure Schedule; and

             (iii) any Assets that are expressly agreed by Parent and the Company to be Excluded Assets.

     2. THE SEMICONDUCTOR BUSINESS' LIABILITIES. For the purposes of this Agreement, "SEMICONDUCTOR BUSINESS LIABILITIES" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any express agreement of the parties:

          (a) all Liabilities reflected in the Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Balance Sheet;

          (b) all Liabilities of the Company or its Subsidiaries that arise after the date of the Balance Sheet that would be reflected in the consolidated balance sheet of the Semiconductor Business as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Balance Sheet was prepared;

          (c) all Liabilities that are related primarily to the Semiconductor Business at the Separation Date but are not reflected in the Balance Sheet due to mistake or unintentional omission;

          (d) any Liability of the Company or the Semiconductor Business that primarily relates to the Semiconductor Business, whenever arising, to any person or entity other than an officer, director, employee or consultant of the Semiconductor Business, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring on or before the Separation Date and (ii) the existence or scope of the obligation of a member of the officer, director, employee or consultant of the Semiconductor Business as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined) (the "SEMICONDUCTOR BUSINESS CONTINGENT LIABILITY"). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Semiconductor Business Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any person or entity to satisfy any obligation accrued under any employee stock option plan, stock purchase plan or the like as of the Separation Date, shall be deemed to be a Semiconductor Business Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is a Semiconductor Business Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

          (e) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

             (i) the operation of the Semiconductor Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority));

             (ii) the operation of any business conducted by the Semiconductor Business at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority)); or

             (iii) any Semiconductor Business Assets;

          (f) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on Annex 1.5(b)-3; and

          (g) all Liabilities that are expressly agreed by Parent and the Company to be Semiconductor Business Liabilities, including fees and expenses of the Company incurred in connection with the Merger, and all agreements, obligations and Liabilities of the Semiconductor Business under the agreements governing the Semi Disposition.

          (h) all (i) accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the Semiconductor Business that as of the Separation Date are payable to a third party by the Company or any of the Company's subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the Company or any of the Company's Subsidiaries with respect thereto, and any obligations related to any of the foregoing and (ii) all employee compensation Liabilities relating to employees of the Semiconductor Business.

             EXCLUDED LIABILITIES. The following Liabilities shall be excluded from the pool of the Semiconductor Business' Liabilities, (the "EXCLUDED LIABILITIES"):

             (i) all Liabilities to the extent that (i) it is covered under the terms of the Company's insurance policies in effect prior to the Separation Date and (ii) the Semiconductor Business is not a named, insured under, or otherwise entitled to the benefits of, such insurance policies;

             (ii) all Liabilities for Pre-Semi Disposition Taxes not attributable to the Semiconductor Business; and

             (iii) all Liabilities that are expressly agreed by Parent and the Company to be Excluded Liabilities, and all agreements and obligations of the Company under the agreements governing the Semi Disposition.

                                 ANNEX 1.5(b)-1

                                PRESENTATION (A)

                       PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                     ASSETS

                                                             C-CUBE                                SEMICONDUCTOR
                                                        MICROSYSTEMS INC.    PRO FORMA               PRO FORMA
                                                           HISTORICAL       ADJUSTMENTS             AS ADJUSTED
                                                        -----------------   -----------            -------------
Current assets:
  Cash, equivalents and short-term investments........      $277,373         $(148,000)(1),(2),(3)   $129,373
  Accounts receivable, net of allowances..............        61,046           (52,504)(1)              8,542
  Inventories.........................................        12,373            (9,948)(1)              2,425
  Deferred income taxes...............................        11,723            (9,190)(1)(5)           2,533
  Other current assets................................        14,914            (6,174)(1)              8,740
                                                            --------         ---------               --------
          Total current assets........................       377,429          (225,816)               151,613
Property and equipment -- net.........................        33,881           (14,063)(1)             19,818
Production capacity rights............................         5,164                --                  5,164
Distribution rights -- net............................         1,359                --                  1,359
Purchased technology -- net...........................         5,139            (2,595)(1)              2,544
Other assets..........................................         1,995              (499)(1)              1,496
                                                            --------         ---------               --------
          Total.......................................      $424,967         $(242,973)              $181,994
                                                            ========         =========               ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................      $ 24,356         $ (11,592)(1)           $ 12,764
  Accrued liabilities.................................        31,195             9,385(1),(4)          40,580
  Income taxes payable................................        12,162            (6,649)(1)              5,513
  Deferred revenue....................................         5,537            (5,537)(1)                 --
  Current portion of long-term obligations............           368               (11)(1)                357
                                                            --------         ---------               --------
          Total current liabilities...................        73,618           (14,404)                59,214
Long-term obligations.................................        20,150               (48)(1)             20,102
Deferred income taxes.................................         3,230            (2,545)(1)                685
                                                            --------         ---------               --------
          Total liabilities...........................        96,998           (16,997)                89,001
                                                            --------         ---------               --------
Minority interest in subsidiary.......................           409                --                    409
Stockholders' equity:
  Preferred stock.....................................            --                --                     --
  Common stock........................................       270,932           254,000                524,932
  Accumulated other comprehensive loss................        (1,992)               27(1)              (1,965)
                                                                              (480,003)(1),(2),(3)
  Retained earnings (deficit).........................        58,620                  (4),(5)        (421,383)
                                                            --------         ---------               --------
          Total stockholders' equity..................       327,560          (225,976)               101,584
                                                            --------         ---------               --------
          Total.......................................      $424,967         $(242,973)              $181,994
                                                            ========         =========               ========

---------------
Two balance sheets have been presented to give effect to a range of possible results. Presentation (A) shows the estimated effect assuming a $975 million valuation of the semiconductor business. Presentation (B) shows the effect assuming a $1.1 billion valuation of the semiconductor business. The Company estimates that each additional $100 million in valuation will reduce cash and retained earnings by approximately $40 million. The Company has debt financing available should the evaluation of the semiconductor business exceed $1.1 billion.

     See notes to pro forma condensed balance sheet at F-55.

(A) Based on a $975 million valuation of the semiconductor business.

                                   ANNEX 1.5(B)-1

                                  PRESENTATION (B)

                   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 SEPTEMBER 30, 1999

                                       ASSETS

                                                        C-CUBE                                     SEMICONDUCTOR
                                                  MICROSYSTEMS, INC.     PRO FORMA                   PRO FORMA
                                                      HISTORICAL        ADJUSTMENTS                 AS ADJUSTED
                                                  ------------------    -----------                -------------
Current assets:
  Cash, cash equivalents and short-term
     investments................................       $277,373          $(233,000)(1)(2)(3)         $  44,373
  Accounts receivable, net of allowances........         61,046            (52,504)(1)                   8,542
  Inventories...................................         12,373             (9,948)(1)                   2,425
  Deferred income taxes.........................         11,723             (9,190)(1)(5)                2,533
  Other current assets..........................         14,914             (6,174)(1)                   8,740
                                                       --------          ---------                   ---------
          Total current assets..................        377,429           (310,816)                     66,613
Property and equipment -- net...................         33,881            (14,063)(1)                  19,818
Production capacity rights......................          5,164                 --                       5,164
Distribution rights -- net......................          1,359                 --                       1,359
Purchased technology -- net.....................          5,139             (2,595)(1)                   2,544
Other assets....................................          1,995               (499)(1)                   1,496
                                                       --------          ---------                   ---------
          Total.................................       $424,967          $(327,973)                  $  96,994
                                                       ========          =========                   =========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................       $ 24,356          $ (11,592)(1)               $  12,764
  Accrued liabilities...........................         31,195              9,385(1)(4)                40,580
  Income taxes payable..........................         12,162             (6,649)(1)                   5,513
  Deferred revenue..............................          5,537             (5,537)(1)                      --
  Current portion of long-term obligations......            368                (11)(1)                     357
                                                       --------          ---------                   ---------
          Total current liabilities.............         73,618            (14,404)                     59,214
Long-term obligations...........................         20,150                (48)(1)                  20,102
Deferred income taxes...........................          3,230             (2,545)(1)                     685
                                                       --------          ---------                   ---------
          Total liabilities.....................         96,998            (16,997)                     80,001
                                                       --------          ---------                   ---------
Minority interest in subsidiary.................            409                 --                         409
Stockholders' equity:
  Preferred stock...............................             --                 --                          --
  Common stock..................................        270,932            254,000(2)                  524,932
  Accumulated other comprehensive loss..........         (1,992)                27(1)                   (1,965)
  Retained earnings (deficit)...................         58,620           (565,003)(1)(2)(3)(4)(5)    (506,383)
                                                       --------          ---------                   ---------
          Total stockholders' equity............        327,560           (310,976)                     16,584
                                                       --------          ---------                   ---------
          Total.................................       $424,967          $(327,973)                  $  96,994
                                                       ========          =========                   =========

---------------
(B) Based on a $1.1 billion valuation of the Semiconductor business.

                                   APPENDIX B

         OPINION OF WARBURG DILLON READ, FINANCIAL ADVISOR TO HARMONIC

                                                                 October 26,1999
Board of Directors
Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089

Dear Members of the Board:

     We understand that Harmonic Inc. ("Harmonic" or the "Company") is considering a transaction whereby the Company will merge with C-Cube Microsystems Inc. ("C-Cube"). Pursuant to the terms of a draft Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), C-Cube shall be merged with and into Harmonic, whereupon the separate existence of C-Cube shall cease, and the Company shall continue as the surviving corporation (the "Merger"). We also understand that it is a condition to each party's obligation to consummate the Merger that C-Cube's semiconductor business either be distributed in its entirety to the stockholders of C-Cube or be sold by C-Cube in its entirety to a purchaser. We understand, therefore, that C-Cube will consist solely of its digital video communications systems business ("DiviCom") upon consummation of the Merger. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the capital stock of C-Cube, par value of $0.001, will be exchanged for 0.543 shares of Common Stock, par value of $0.001, of the Company, subject to adjustment pursuant to the terms of the Merger Agreement (the "Exchange Ratio"). No Company Common Stock will be issued to holders of fractional shares of C-Cube Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness to the Company from a financial point of view of the Exchange Ratio in the Transaction.

     Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, WDR and/or its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may trade securities of the Company or C-Cube for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that C-Cube and the Company will comply with all the material terms of the Merger Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, C-Cube and DiviCom, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of C-Cube and DiviCom, including estimates and financial forecasts prepared by the management of the Company and C-Cube and not publicly available, (iv) conducted discussions with members of the senior management of the Company, C-Cube and DiviCom, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of DiviCom, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on the Company's financial statements and reviewed certain estimates of synergies furnished by Company management, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, C-Cube or DiviCom, nor have we been furnished with any such evaluation or appraisal. Also, at your direction, we have assumed that C-Cube's semiconductor business will either be distributed in its entirety to the stockholders of C-Cube or be sold by C-Cube in its entirety to a purchaser, without continuing liability to the Company for the operations of the semiconductor business or the sale of such business as contemplated in the Merger Agreement. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                          By:        /s/ TOR BRAHAM
                                            ------------------------------------
                                                       Mr. Tor Braham
                                                     Managing Director

                                          By:        /s/ JOHN RHINE
                                            ------------------------------------
                                                       Mr. John Rhine
                                                     Executive Director

                                   APPENDIX C

               OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION,
                    FINANCIAL ADVISOR TO C-CUBE MICROSYSTEMS

October 27, 1999

Board of Directors
C-Cube Microsystems Inc.
1778 McCarthy Boulevard
Milpitas, California 95035
Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of C-Cube Microsystems Inc. ("C-Cube") from a financial point of view of the Exchange Ratio set forth in the Agreement and Plan of Merger and Reorganization, dated as of October 27, 1999 (the "Merger Agreement"), by and between C-Cube and Harmonic Inc. ("Harmonic"). The Merger Agreement provides for, among other things, the merger of C-Cube with and into Harmonic (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of C-Cube (the "C-Cube Common Stock") will be converted into the right to receive 0.5427 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share, of Harmonic (the "Harmonic Common Stock"). The Merger Agreement further provides for the disposition of C-Cube's Semiconductor Business (as defined in the Merger Agreement) either by way of a distribution to holders of C-Cube Common Stock or a sale of the Semiconductor Business to a third-party (the "Semi Disposition" and together with the Merger, the "Transaction").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to C-Cube and Harmonic. We have also reviewed certain other information relating to C-Cube, after taking into effect the Semi Disposition, and Harmonic, including financial forecasts, provided to or discussed with us by C-Cube and Harmonic, and have met with the managements of C-Cube and Harmonic to discuss the businesses and prospects of C-Cube, after taking into effect the Semi Disposition, and Harmonic. We have also considered certain financial and stock market data of C-Cube and Harmonic, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of C-Cube and Harmonic. We have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of C-Cube and Harmonic as to the future financial performance of C-Cube, after taking into effect the Semi Disposition, and Harmonic and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Semi Disposition will be effected prior to the consummation of the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of C-Cube or Harmonic, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the

Board of Directors
C-Cube Microsystems Inc.
October 27, 1999
Page 2

Harmonic Common Stock when issued pursuant to the Merger or the prices at which the Harmonic Common Stock will trade subsequent to the Merger.

We have acted as financial advisor to C-Cube in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of C-Cube and Harmonic for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the board of directors of C-Cube in connection with its evaluation of the Merger, does not address any other aspect of the Transaction, including the Semi Disposition, and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of C-Cube Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                   APPENDIX D

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 HARMONIC INC.

     The undersigned, Anthony J. Ley, does hereby certify that:

     1. He is the President of Harmonic Inc., a Delaware corporation (the "Corporation");

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article IV thereof and substituting in lieu of said paragraph the following new paragraph:

     "The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $0.001 per share ("Preferred Stock"), and Common Stock, par value $0.001 per share ("Common Stock"). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 5,000,000. The total number of shares of Common Stock that the Corporation shall have authority to issue is 150,000,000."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its
President, on this      day of           , 2000.

                                          HARMONIC INC.

                                          By:
                                            ------------------------------------
                                              ANTHONY J. LEY
                                              President and Chief Executive
                                              Officer

                                   APPENDIX E

             CONSOLIDATED FINANCIAL STATEMENTS OF DIVICOM BUSINESS
                (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Financial Statements:
  Independent Auditors' Report..............................  E-2
  Consolidated Statements of Net Investment.................  E-3
  Consolidated Income Statements............................  E-4
  Consolidated Statements of Changes in Net Investment......  E-5
  Consolidated Statements of Cash Flows.....................  E-6
  Notes to Consolidated Financial Statements................  E-7

                                                        [Deloitte & Touche LOGO]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of C-Cube Microsystems Inc.:

     We have audited the accompanying consolidated statements of net investment of the DiviCom business (an operating unit of C-Cube Microsystems Inc.) as of December 31, 1998 and September 30, 1999, and the related consolidated income statements, statements of changes in net investment and cash flows for the years ended December 31, 1997 and 1998 and the nine month period ended September 30, 1999. These financial statements are the responsibility of the DiviCom business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the DiviCom business at December 31, 1998 and September 30, 1999, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998 and the nine month period ended September 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
November 19, 1999
December 9, 1999
(as to Note 1)

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)

                   CONSOLIDATED STATEMENTS OF NET INVESTMENT
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 15,044        $ 21,968
  Short-term investments....................................      24,838          11,932
  Accounts receivable, net of allowances: 1998 -- $5,109;
     1999 -- $4,309
     Billed.................................................      17,743          33,875
     Unbilled...............................................      10,330          18,629
                                                                --------        --------
          Total receivables.................................      28,073          52,504
                                                                --------        --------
  Inventories...............................................       7,850           9,948
  Deferred income taxes.....................................       5,736           9,190
  Other current assets......................................       6,150           3,342
                                                                --------        --------
          Total current assets..............................      87,691         108,884
Property and equipment -- net...............................      10,352          14,063
Purchased technology -- net.................................       7,551           5,427
Other assets................................................          --             499
                                                                --------        --------
          Total.............................................    $105,594        $128,873
                                                                ========        ========
                              LIABILITIES AND NET INVESTMENT
Current liabilities:
  Accounts payable..........................................    $  9,305        $ 11,592
  Accrued compensation and benefits.........................       4,609           5,013
  Other accrued liabilities.................................       7,248           7,602
  Income taxes payable......................................       3,933           6,649
  Deferred contract revenue.................................       4,975           5,537
  Current portion of deferred rent..........................          --              11
                                                                --------        --------
          Total current liabilities.........................      30,070          36,404
Long-term deferred rent.....................................          18              48
Deferred income taxes.......................................         481           2,545
                                                                --------        --------
          Total liabilities.................................      30,569          38,997
Accumulated other comprehensive income (loss)...............         103             (27)
Net investment..............................................      74,922          89,903
                                                                --------        --------
          Total.............................................    $105,594        $128,873
                                                                ========        ========

                See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)

                         CONSOLIDATED INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,         ENDED
                                                           ------------------------    SEPTEMBER 30,
                                                              1997          1998           1999
                                                           ----------    ----------    -------------
Net revenue..............................................   $118,760      $142,715       $133,821
Costs and expenses:
  Cost of product revenue................................     59,965        75,088         67,852
  Research and development...............................     17,659        21,449         21,820
  Selling, general and administrative....................     15,423        23,959         23,683
                                                            --------      --------       --------
          Total costs and expenses.......................     93,047       120,496        113,355
                                                            --------      --------       --------
Income from operations...................................     25,713        22,219         20,466
Other income, net........................................        826         1,751            967
                                                            --------      --------       --------
Income before income taxes...............................     26,539        23,970         21,433
Provision for income taxes...............................      9,760         8,390          7,088
                                                            --------      --------       --------
Net income...............................................   $ 16,779      $ 15,580       $ 14,345
                                                            ========      ========       ========

                See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)

              CONSOLIDATED STATEMENTS OF CHANGES IN NET INVESTMENT
                                 (IN THOUSANDS)

                                                         ACCUMULATED
                                                            OTHER                          TOTAL
                                                        COMPREHENSIVE       NET        COMPREHENSIVE
                                                        INCOME (LOSS)    INVESTMENT       INCOME
                                                        -------------    ----------    -------------
Balances, January 1, 1997.............................      $ 14          $45,351
Net income............................................                     16,779         $16,779
Accumulated translation adjustments...................       (61)                             (61)
                                                                                          -------
Comprehensive income..................................                                    $16,718
                                                                                          =======
Net transactions with Semiconductor Inc...............                     (1,671)
                                                            ----          -------
Balances, December 31, 1997...........................       (47)          60,459
Net income............................................                     15,580         $15,580
Accumulated translation adjustments...................        90                               90
Unrealized gain on investments........................        60                               60
                                                                                          -------
Comprehensive income..................................                                    $15,730
                                                                                          =======
Net transactions with Semiconductor Inc...............                     (1,117)
                                                            ----          -------
Balances, December 31, 1998...........................       103           74,922
Net income............................................                     14,345         $14,345
Accumulated translation adjustments...................       (70)                             (70)
Unrealized loss on investments........................       (60)                             (60)
                                                                                          -------
Comprehensive income..................................                                    $14,215
                                                                                          =======
Net transactions with Semiconductor Inc...............                        636
                                                            ----          -------
Balances, September 30, 1999..........................      $(27)         $89,903
                                                            ====          =======

                 See notes to consolidated financial statements

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,        ENDED
                                                            -----------------------    SEPTEMBER 30,
                                                              1997          1998           1999
                                                            ---------    ----------    -------------
Cash flows from operating activities:
  Net income..............................................   $16,779      $ 15,580       $ 14,345
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................     3,698         3,849          4,740
     Amortization of purchased technology.................     2,832         2,832          2,124
     Deferred income taxes................................     3,921        (4,107)        (1,390)
     Changes in assets and liabilities:
       Receivables........................................    (2,900)       (6,052)       (24,431)
       Inventories........................................    (2,441)         (345)        (2,098)
       Other current assets...............................     2,590        (2,248)         2,808
       Accounts payable...................................       122         4,693          2,287
       Income taxes payable...............................     3,546         1,034          2,716
       Deferred contract revenue..........................    (2,815)        1,080            562
       Accrued liabilities................................     4,963         1,706            799
                                                             -------      --------       --------
  Net cash provided by operating activities...............    30,295        18,022          2,462
Cash flows from investing activities:
  Sales and maturities of short-term investments..........        --        18,000         28,415
  Purchases of short-term investments.....................        --       (42,875)       (16,162)
  Capital expenditures....................................    (6,893)       (5,615)        (7,858)
  Other assets............................................        --            --           (499)
                                                             -------      --------       --------
  Net cash provided by (used in) investing activities.....    (6,893)      (30,490)         3,896
Cash flows from financing activities:
  Net transactions with Semiconductor Inc.................    (1,671)       (1,117)           636
                                                             -------      --------       --------
Exchange rate impact on cash and equivalents..............       (60)           89            (70)
                                                             -------      --------       --------
Net increase (decrease) in cash and equivalents...........    21,671       (13,496)         6,924
Cash and cash equivalents, beginning of period............     6,869        28,540         15,044
                                                             -------      --------       --------
Cash and cash equivalents, end of period..................   $28,540      $ 15,044       $ 21,968
                                                             =======      ========       ========
Supplemental schedule of noncash investing and financing
  activities:
  Unrealized gain (loss) on investments...................   $    --      $     60       $    (60)
Supplemental disclosure of cash flow information --
  Cash paid during the period for:
     Income taxes.........................................   $   353      $    713       $    895

                (See notes to consolidated financial statements)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  OVERVIEW AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements were prepared to present the consolidated net investment, income and cash flows of the DiviCom business ("DiviCom" or the "Company"), an operating unit of C-Cube Microsystems Inc. ("C-Cube"), to be sold to Harmonic Inc. ("Harmonic") pursuant to the Agreement and Plan of Merger and Reorganization by and between C-Cube Microsystems Inc. and Harmonic dated October 27, 1999 as amended and restated on December 9, 1999 (the "Agreement"). DiviCom designs, manufactures and sells products and systems that enable the transmission of digital video, audio and data over a variety of networks including satellite, wireless, fiber and cable.

     Accruals for certain C-Cube corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other C-Cube corporate and infrastructure costs have been allocated to DiviCom and to C-Cube's semiconductor operating unit ("C-Cube Semiconductor Inc.") per the spin-off described below. These allocations have been determined on bases that C-Cube considered to be a reasonable reflection of the utilization of services provided for the benefit received by those businesses. Although DiviCom believes the allocations and charges for such services to be reasonable, the costs of these services charged to DiviCom are not necessarily indicative of the costs that would have been incurred had DiviCom been a stand-alone entity. The Agreement also provides for all unvested options held by DiviCom employees to be substituted for options in Harmonic.

     The Agreement specifies that Harmonic will acquire all of the outstanding common stock of C-Cube in exchange for common stock of Harmonic. In addition, the Agreement requires the disposition through sale or spin-off of C-Cube Semiconductor Inc. prior to closing. C-Cube announced a plan (the "Plan") to create and sell or spin-off a separate company, subsequently named C-Cube Semiconductor Inc., comprising C-Cube's semiconductor business, which designs and distributes powerful, highly integrated, standards-based digital video compression and decompression semiconductors. The legal structure of this transaction is a sale or spin-off of the semiconductor business and a merger of C-Cube, which as restructured, will consist of the DiviCom business. The historical assets, revenue, profits and employees of C-Cube Semiconductor Inc. have been greater than those of DiviCom. The corporate management of C-Cube will remain employees of C-Cube Semiconductor Inc., and the C-Cube stockholders will receive common stock representing approximately 44% ownership interest in Harmonic in the merger. Therefore, for accounting purposes the merger is being treated as a sale of DiviCom's net investment and C-Cube Semiconductor Inc. is being treated as the continuing accounting entity. Accordingly, the consolidated statements of net investment present the net investment of DiviCom rather than common stock and retained earnings.

     The merger is subject to certain regulatory approvals and approval by the stockholders of C-Cube and Harmonic.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in net investment and cash flows of the DiviCom business had the DiviCom business been a separate stand-alone entity during the periods presented.

NOTE 2.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     DiviCom has operated as a subsidiary of C-Cube and has certain foreign sales subsidiaries. The consolidated financial statements include DiviCom and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

  Cash and Cash Equivalents

     All highly liquid debt instruments purchased with a remaining maturity of three months or less are classified as cash equivalents.

  Short-term Investments

     Management determines the classification of debt and equity securities at the time of purchase and reevaluates the classification at each balance sheet date. Short-term investments are classified as available-for-sale when the DiviCom business generally has the ability and intent to hold such securities to maturity, but, in certain circumstances, may potentially dispose of such securities prior to their maturity to implement management strategies. Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. All available-for-sale securities are classified as current assets.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is computed using standard costs which approximate actual cost on a first-in, first-out basis.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized over the shorter of their estimated useful lives, generally three years, or the lease term.

  Revenue Recognition and Accounts Receivable

     Revenue from systems contracts is recognized based on performance of specific tasks with approval and acceptance by the customer. Completion of these tasks are natural milestones used in measuring the progress to completion of the project. Such tasks include design, assembly and configuration of equipment and system performance tests at factory and at customer sites. Losses, if any, are recorded when determinable. Unbilled receivables result from completion of tasks as described above in advance of billing schedules. Deferred revenue arises from billing schedules in advance of completion of tasks. It is anticipated that all unbilled receivables from such contracts will be collected within one year.

  Research and Development

     Research and development expenses include costs and expenses associated with the development of the DiviCom business' design methodology and the design and development of new products, and are expensed as incurred.

  Income Taxes

     Income tax amounts result from application of Statement of Financial Accounting Standards ("SFAS") No. 109 as though DiviCom had operated as a separate company. Therefore, income taxes provide for recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the historical financial statement carrying amounts and the historical tax bases of assets and liabilities on a separate company basis. The deferred tax balances reflect the effects of such temporary differences related to the historical assets and liabilities of DiviCom. Income tax payable is estimated as if the DiviCom business filed tax returns on a stand-alone basis. The Company currently files a consolidated tax return with C-Cube.

     Harmonic, C-Cube Microsystems Inc. and C-Cube Semiconductor Inc. will enter into an intercompany tax sharing agreement prior to the completion of the merger. Due to differences between filing on a consolidated basis versus individual basis, amounts on the actual tax returns could vary from the amounts in these financial statements.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     Financial instruments include cash equivalents and short-term investments. Cash equivalents and short-term investments are stated at fair value based on quoted market prices. The estimated fair value of financial instruments at December 31, 1998 and September 30, 1999 was not materially different from the carrying values presented in the consolidated balance sheets.

  Concentration of Credit Risk

     Financial instruments which potentially subject the DiviCom business to concentrations of credit risk consist primarily of cash equivalents, short-term investments, accounts receivable and financial instruments used in hedging transactions. By policy, the DiviCom business places its investments only with financial institutions meeting its credit guidelines. Almost all of the DiviCom business accounts receivable are derived from sales to companies in the cable and satellite communications markets. The DiviCom business performs ongoing credit evaluations of its customers' financial condition and manages its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

     The DiviCom business entered into an accounts receivable sales program with a financial institution in September 1999 providing for the sale by the DiviCom business of a $3.6 million undivided interest in the DiviCom business trade accounts receivable. The program qualifies for sale treatment under SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The sales were recorded at the estimated fair values of the receivables sold, reflecting discounts for the time value of money based on U.S. commercial paper rates and estimated loss provisions.

     The DiviCom business is subject to credit risks related to sales made into Asia, where an economic crisis, which resulted in several countries sharply devaluing their currencies in 1998, is reducing the cash flows and the access to credit of some of the DiviCom business major customers.

  Foreign Currency Translation

     The functional currency of certain of the DiviCom business subsidiaries in foreign countries are in the local currencies of these respective countries. Accordingly, all assets and liabilities of these subsidiaries are translated at the current exchange rate at the end of the period and revenue and costs at average exchange rates in effect during the period. Gains and losses from foreign currency translation are recorded as a separate component of net investment.

  Forward Exchange Contracts

     In the normal course of business, the DiviCom business has exposure to foreign currency fluctuations arising from foreign currency purchases and intercompany sales, among other things. The DiviCom business enters into forward exchange contracts to neutralize the impact of foreign currency fluctuations on assets and liabilities. All foreign exchange contracts are designated as and effective as hedges. Gains and losses on forward exchange contracts are deferred and recognized in income when the related transactions being hedged are recognized. The costs of entering into such contracts are not material to the DiviCom business financial results. The fair value of exchange contracts is determined by obtaining quoted market prices of comparable contracts at the balance sheet date, adjusted by interpolation where necessary for maturity differences.

     Prior to 1998, the DiviCom business held no foreign exchange contracts. At December 31, 1998, the DiviCom business had $4.2 million of outstanding foreign exchange contracts to sell British pounds, for which the estimated fair value was not significantly different. Unrealized gains (losses) on forward exchange contracts at December 31, 1998 were not material. At September 30, 1999, the DiviCom business had $3.8 million of outstanding foreign exchange contracts to sell British pounds and $0.2 million of outstanding foreign exchange contracts to sell French francs, for which the estimated fair value of these contracts was not significantly different. These contracts mature through October 29, 1999. Unrealized gains (losses) on these contracts at September 30, 1999 were not material. The DiviCom business risk in these contracts is the cost of replacing, at current market rates, these contracts in the event of default by the other party. These contracts are executed with credit worthy financial institutions and are denominated in the currency of major industrial nations.

  Intangibles

     The Company amortizes purchased technology over five years. The Company reviews intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of intangibles and other long-lived assets is measured by comparison of its carrying amount to future net cash flows the intangibles and other long-lived assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the intangible or other long-lived assets exceeds its fair market value, as determined by discounted cash flows using a discount rate reflecting the Company's average cost of funds.

  Stock-Based Compensation

     The DiviCom business accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

  Recently Issued Accounting Standards

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use." SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed, once certain criteria are met. As required, the Company adopted SOP 98-1 in fiscal year 1999. At September 30, 1999, the Company had capitalized approximately $661,000 of costs. Capitalized costs represent external direct costs as well as direct payroll related costs incurred during the application development and integration stages of the project in accordance with the provisions of SOP 98-1. All costs incurred during the preliminary assessment of the project were expensed as incurred. When the software is placed into service such capitalized costs will be amortized over the estimated useful life of the asset of three years.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this statement is not expected to materially impact the DiviCom business consolidated financial position, results of operations or cash flows. The DiviCom business is required to adopt this statement in the first quarter of fiscal year 2001.

  Contingencies

     From time to time, DiviCom is involved in litigation or legal claims which arise in the ordinary course of business. There are no such matters pending that DiviCom expects to be material in relation to its business or financial condition.

NOTE 3.  SHORT-TERM INVESTMENTS

     Short-term investments include the following available-for-sale securities as of December 31, 1998 and September 30, 1999:

                                                                   UNREALIZED    UNREALIZED
                                           AMORTIZED    MARKET      HOLDING       HOLDING
                                             COST        VALUE       GAINS         LOSSES
                                           ---------    -------    ----------    ----------
                                                            (IN THOUSANDS)
1998:
  Commercial paper.......................   $ 4,918     $ 4,918       $--            $--
  Municipal bonds........................    19,860      19,920        60            --
                                            -------     -------       ---            --
          Total short-term investments...   $24,778     $24,838       $60            $--
                                            =======     =======       ===            ==
1999:
  Commercial paper.......................   $11,932     $11,932       $--            $--
                                            =======     =======       ===            ==

     The DiviCom business' holdings of commercial paper mature within one year. The DiviCom business realized no gains or losses on the sale of investments in the years ended December 31, 1997 or 1998 or the nine months ended September 30, 1999.

NOTE 4.  INVENTORIES

     Inventories consist of:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998             1999
                                                    ------------    --------------
                                                            (IN THOUSANDS)
Finished goods....................................     $3,187           $6,981
Work-in-process...................................      2,517            1,841
Raw materials.....................................      2,146            1,126
                                                       ------           ------
          Total...................................     $7,850           $9,948
                                                       ======           ======

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998             1999
                                                    ------------    --------------
                                                            (IN THOUSANDS)
Machinery and equipment -- principally
  computers.......................................    $15,017          $ 22,527
Furniture and fixtures............................      1,069             1,124
Leasehold improvements............................      1,629             1,910
                                                      -------          --------
          Total...................................     17,715            25,561
Accumulated depreciation and amortization.........     (7,363)          (11,498)
                                                      -------          --------
Property and equipment -- net.....................    $10,352          $ 14,063
                                                      =======          ========

NOTE 6.  LEASE COMMITMENTS

     The DiviCom business rents office and research facilities under operating lease agreements which expire through April 2005.

     Future minimum operating lease commitments for years ending December 31 are as follows:

                                                   OPERATING
                                                 --------------
                                                 (IN THOUSANDS)
1999 (three months)............................      $  493
2000...........................................       1,988
2001...........................................       1,482
2002...........................................         997
2003...........................................       1,017
2004...........................................         279
Thereafter.....................................         248
                                                     ------
Total minimum lease payments...................      $6,504
                                                     ======

     Rent expense for operating leases was approximately $553,000, $1,613,000 and $1,664,000 for the years ended December 31, 1997 and 1998 and the nine month period ended September 30, 1999, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

  Employee Stock Option Plans

     C-Cube's stock option plans (the "Plans") authorize the issuance of 31,639,838 shares of C-Cube $.001 par value common stock for the grant of incentive or nonstatutory stock options and the direct award or sale of shares to employees, directors, contractors and consultants. Under the Plans, options are generally granted at fair value at the date of grant. Such options become exercisable over periods of one to five years and expire up to 10 years from the grant date. Under the existing terms of the stock option plans, all C-Cube options held by DiviCom employees would be substituted for options of Harmonic upon consummation of the Agreement referred to in Note 1.

     Option activity for DiviCom employees under the Plans was as follows:

                                                                      WEIGHTED
                                                     NUMBER OF        AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                     ----------    --------------
Outstanding, January 1, 1997 (239,873 exercisable
  at a weighted average price of $10.04)...........   1,752,188       $ 34.39
Granted (weighted average fair value of $13.12)....   3,262,662         21.50
Exercised..........................................     (57,617)       (11.93)
Canceled...........................................  (2,296,495)       (33.60)
                                                     ----------
Outstanding, December 31, 1997 (437,284 exercisable
  at a weighted average price of $15.56)...........   2,660,738         19.74
Granted (weighted average fair value of $11.97)....   1,516,160         18.83
Exercised..........................................    (202,257)       (15.81)
Canceled...........................................    (348,710)       (20.16)
                                                     ----------
Outstanding, December 31, 1998 (785,390 exercisable
  at a weighted average price of $18.87)...........   3,625,931         19.54
Granted (weighted average fair value of $14.44)....   1,243,980         22.75
Exercised..........................................    (374,402)       (18.76)
Canceled...........................................    (249,595)       (20.27)
                                                     ----------
Outstanding, September 30, 1999....................   4,245,914       $ 20.51
                                                     ==========

     Additional information regarding options outstanding for DiviCom employees as of September 30, 1999 is as follows:

                             OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                 -------------------------------------------   ----------------------------
                                 WEIGHTED
                                 AVERAGE
                                REMAINING        WEIGHTED                       WEIGHTED
   RANGE OF        NUMBER      CONTRACTUAL       AVERAGE         NUMBER         AVERAGE
EXERCISE PRICES  OUTSTANDING   LIFE (YEARS)   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------  -----------   ------------   --------------   -----------   --------------
$ 0.22 - $14.81     132,430        7.76           $12.43          65,030         $ 9.96
 14.88 -  18.50     572,753        8.69            17.32          98,163          17.32
 18.56 -  19.56   1,259,715        9.05            18.95         198,530          18.85
 19.63 -  19.94   1,455,823        7.16            19.93         514,192          19.94
 20.00 -  27.50     423,291        8.87            24.24          64,259          24.39
 27.56 -  39.63     401,902        9.46            30.72          23,213          30.57
                  ---------                                      -------
$ 0.22 - $39.63   4,245,914        8.33           $20.51         963,387         $19.32
                  =========                                      =======

     At September 30, 1999, C-Cube exceeded the total number of shares available for grant by 408,751 shares. C-Cube's 1994 Stock Option Plan has an automatic 4% refresh on December 31, 1999, which will cover any negative balance at that time.

  Employee Stock Purchase Plan

     C-Cube has an employee stock purchase plan, under which eligible employees may authorize payroll deductions of up to 10% of their compensation (as defined in the plan) to purchase C-Cube $.001 par value common stock at a price equal to 85% of the lower of the fair market values as of the beginning or the end of the offering period. There are 1,580,000 shares authorized under this plan. Stock issued to DiviCom employees under the plan was 34,000, 50,000 and 106,000 shares in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, at weighted average prices of $29.98, $18.45 and $17.53, respectively. The weighted average fair value of the 1997, 1998 and 1999 awards was $9.46, $7.32, and $7.43, respectively. At September 30, 1999, 855,095 shares of common stock were available for issuance under this plan. A liability of $291,000 representing amounts collected from

DiviCom employees, but not used to purchase shares is included in accounts payable at September 30, 1999.

  401(k) Plan

     C-Cube Microsystems Inc. has a 401(k) tax-deferred savings plan under which participants may contribute up to 20% of their compensation, subject to certain Internal Revenue Service limitations. The DiviCom business is not required to contribute and has not contributed to the plan to date.

  Additional Stock Plan Information

     As discussed in Note 2, the DiviCom business continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements which are granted with exercise prices equal to the fair market value at grant date.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the DiviCom business adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the DiviCom business' stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The DiviCom business' calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, and 5.50 years in 1997, 5.60 years in 1998 and 5.50 years in the nine months ended September 30, 1999; stock volatility, 63% in 1997, 68% in 1998 and 68% in the nine months ended September 30, 1999; risk free interest rates, 6.1% in 1997, 5.2% in 1998 and 5.4% in the nine months ended September 30, 1999; and no dividends during the expected term. The DiviCom business' calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1997, 1998, and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $9.9 million in 1997, $8.7 million in 1998 and $8.0 million in the nine months ended September 30, 1999.

NOTE 8.  COMPREHENSIVE INCOME

     In the first quarter of 1998, the DiviCom business adopted SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net investments during the period from nonowner sources. SFAS 130 requires unrealized gains or losses on investments and foreign currency translation adjustments, which prior to adoption were reported separately in net investment, to be included in other comprehensive income; however, the adoption of this Statement had no impact on net income or net investment. The DiviCom business has presented its comprehensive income in the Consolidated Statement of Changes in Net Investment. Prior year amounts have been reclassified to conform to the requirements of SFAS 130.

     The following are the components of accumulated other comprehensive income
(loss):

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1998            1999
                                                     ------------    -------------
                                                            (IN THOUSANDS)
Unrealized holding gains arising during period.....      $ 60            $ --
Accumulated translation adjustments................        43             (27)
                                                         ----            ----
          Total....................................      $103            $(27)
                                                         ====            ====

NOTE 9.  INCOME TAXES

     The provision for income taxes is as follows:

                                                         YEARS ENDED        NINE MONTHS
                                                        DECEMBER 31,           ENDED
                                                      -----------------    SEPTEMBER 30,
                                                       1997      1998          1999
                                                      ------    -------    -------------
                                                                (IN THOUSANDS)
Current:
  Federal...........................................  $5,327    $12,706       $ 8,901
  State.............................................     723       (198)         (442)
  Foreign...........................................    (211)       (11)           19
                                                      ------    -------       -------
          Total.....................................   5,839     12,497         8,478
                                                      ------    -------       -------
Deferred:
  Federal...........................................   2,538     (3,171)       (1,359)
  State.............................................   1,335     (1,078)         (196)
  Foreign...........................................      48        142           165
                                                      ------    -------       -------
          Total.....................................   3,921     (4,107)       (1,390)
                                                      ------    -------       -------
Total...............................................  $9,760    $ 8,390       $ 7,088
                                                      ======    =======       =======

     The tax benefit associated with dispositions from employee stock plans reduced taxes currently payable by $239,000, $518,000 and $2,137,000, for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively.

     Income tax rates differ from the rates computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                           YEARS ENDED      NINE MONTHS
                                                           DECEMBER 31,        ENDED
                                                           ------------    SEPTEMBER 30,
                                                           1997    1998        1999
                                                           ----    ----    -------------
Tax expense computed at federal statutory rate...........  35.0%   35.0%       35.0%
State income taxes, net of federal effect................   3.1     1.8         1.5
Tax credits..............................................  (1.7)   (1.7)       (1.8)
Foreign sales corporation................................  (2.0)   (2.2)       (2.5)
Other....................................................   2.4     2.1         0.9
                                                           ----    ----        ----
          Income tax rate................................  36.8%   35.0%       33.1%
                                                           ====    ====        ====

     The components of the net deferred tax asset as of December 31, 1998 and September 30, 1999 were as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1998            1999
                                                             ------------    -------------
                                                                    (IN THOUSANDS)
Deferred tax assets:
  Accruals and reserves recognized in different periods....    $ 6,764          $ 6,930
  Deferred revenue.........................................      1,992            2,259
  Tax basis depreciation...................................         --               --
                                                               -------          -------
          Total............................................      8,756            9,189
Deferred tax liabilities:
  Purchased technology.....................................     (3,021)          (2,212)
  Depreciation/other intangibles...........................       (481)            (333)
                                                               -------          -------
          Total............................................     (3,502)          (2,545)
                                                               -------          -------
Net deferred tax assets....................................    $ 5,254          $ 6,644
                                                               =======          =======

NOTE 10.  RELATED PARTY INFORMATION

     Beginning in 1998, C-Cube corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other C-Cube corporate and infrastructure costs have been allocated as expenses to DiviCom and C-Cube Semiconductor Inc. The expense allocations have been determined on bases that C-Cube and those businesses considered to be a reasonable reflection of the utilization of services provided or the benefit received. The allocation methods include relative sales, headcount, square footage, transaction processing costs, adjusted operating expenses and others. Management believes the allocations and charges for such services to be a reasonable approximation of the costs that would have been incurred had DiviCom been a stand-alone entity. All allocated costs are to be assumed settled through intercompany accounts and are reflected in net investments payable to C-Cube Semiconductor Inc. Prior to 1998, the costs for most of the services and operations listed above were incurred separately and directly by DiviCom and Semiconductor Inc., and thus allocations from C-Cube were only made for shared executive management and accounting services.

     Allocated costs included in the accompanying consolidated income statements are as follows:

                                                         YEAR ENDED        NINE MONTHS
                                                        DECEMBER 31,          ENDED
                                                       ---------------    SEPTEMBER 30,
                                                       1997     1998          1999
                                                       ----    -------    -------------
Costs of revenue.....................................  $ --    $ 4,112       $ 4,096
Research and development.............................    --      3,531         3,816
Selling, general and administrative..................   571      3,942         5,414
                                                       ----    -------       -------
                                                       $571    $11,585       $13,326
                                                       ====    =======       =======

     C-Cube incurred certain costs on behalf of DiviCom and charged such costs to DiviCom each quarter through the intercompany account. The costs charged to DiviCom by C-Cube were generally for the allocated services described above and for income taxes paid on DiviCom's behalf. In addition C-Cube made a cash advance to DiviCom for operations in 1996 through the intercompany account. No interest was charged on intercompany balances.

     DiviCom's intercompany payable to C-Cube as of December 31, 1998 and September 30, 1999 were as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1998            1999
                                                             ------------    -------------
                                                                    (IN THOUSANDS)
Income taxes and other.....................................    $14,979          $22,615
Cash advance for operations................................      7,000               --
                                                               -------          -------
          Total............................................    $21,979          $22,615
                                                               =======          =======

     DiviCom's average balances in the intercompany payable account for years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 were $23,827,000, $22,538,000 and $22,297,000, respectively. The activity in
DiviCom's intercompany payable account for years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 was as follows:

                                                        YEAR ENDED           NINE MONTHS
                                                       DECEMBER 31,             ENDED
                                                    ------------------      SEPTEMBER 30,
                                                     1997       1998            1999
                                                    -------   --------      -------------
Beginning balance.................................  $24,557   $ 23,096        $ 21,979
Intercompany invoices.............................    5,539     10,358          11,947
Cash payments.....................................   (7,000)   (11,475)        (11,311)
                                                    -------   --------        --------
Ending balance....................................  $23,096   $ 21,979        $ 22,615
                                                    =======   ========        ========

NOTE 11.  SEGMENT INFORMATION, GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

     DiviCom operates in one reportable segment under SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which is the development and integration of products and systems that enable the transmission of digital video, audio and data over satellite, broadcast, cable and wireless networks. These products and services allow its customers to create "end-to-end" digital video systems. Substantially all of DiviCom's long-lived assets are located within North America.

     Revenue is broken out geographically by the ship-to location of the customer. Revenue by geographical location is as follows:

                                                                            NINE MONTHS
                                                       YEARS ENDED             ENDED
                                                   --------------------    SEPTEMBER 30,
                                                     1997        1998          1999
                                                   --------    --------    -------------
U.S. ............................................  $ 85,954    $ 78,082      $ 77,200
Canada...........................................     7,149      16,793        10,798
Spain............................................     8,757       1,792         1,127
United Kingdom...................................        90      15,931         8,083
Other Europe.....................................     6,064       8,132        15,944
Philippines......................................        --       8,686         7,511
China............................................       503         118         4,280
Japan............................................     2,024       4,128         3,188
Other Asia.......................................     3,381       2,531         1,381
Rest of World....................................     4,838       6,522         4,309
                                                   --------    --------      --------
          Total..................................  $118,760    $142,715      $133,821
                                                   ========    ========      ========

     During the year ended December 31, 1997, three customers accounted for 26%, 14% and 12% of the DiviCom business' revenue. During the year ended December 31, 1998, one customer accounted for 12% of the DiviCom business' revenue. During the nine months ended September 30, 1999, two customers accounted for 16% and 12% of the DiviCom business' revenue.

     At December 31, 1998, one customer accounted for 19% of accounts receivable. At September 30, 1999, one customer accounted for 21% of accounts receivable.

NOTE 12.  PURCHASE COMMITMENT

     In the third quarter of 1999, the DiviCom business began integration of an Oracle ERP system. Costs incurred to date are included in property, plant and equipment for which depreciation will begin when the software is functional. At September 30, 1999, the remaining external purchase commitment related to this project was approximately $2,500,000.

                                                                      1297-PS-00

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VI of the Company's Bylaws provides for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2        Amended and Restated Agreement and Plan of Merger and
          Reorganization by and between C-Cube Microsystems Inc. and
          Harmonic Inc., dated as of October 27, 1999 (incorporated
          herein by reference to the Registrant's Current Report on
          Form 8-K dated November 1, 1999)
 2.1      Second Amendment to Agreement and Plan of Merger and
          Reorganized, dated as of March 23, 2000
 4        Form of Common Stock Certificate (incorporated herein by
          reference to the Registrant's Registration Statement on Form
          S-1 No. 33-90752)
 5        Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered
 8.1      Opinion of Gibson, Dunn & Crutcher LLP as to tax matters
 8.2      Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
          Corporation as to tax matters
23.1      Consent of Deloitte & Touche LLP
23.2      Consent of PricewaterhouseCoopers LLP
23.3      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1)
23.4      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          8.1)
23.5      Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.2)
24        Power of Attorney (included on the signature page of the
          registration statement)
99.2      Harmonic Inc. Proxy for Special Meeting of Stockholders
99.3      C-Cube Microsystems Inc. Proxy for Special Meeting of
          Stockholders
99.4      Form of Tax Sharing Agreement between C-Cube Microsystems
          Inc. and C-Cube Semiconductor Inc.
99.5      Form of Master Transitional Services Agreement between
          C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
99.6      Form of General Assignment and Assumption Agreement between
          C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
99.7      Form of Indemnification and Insurance Matters Agreement
          among C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
99.8      Form of Officers' and Directors' Indemnification Agreement
99.9      Form of Separation and Distribution Agreement between C-Cube
          Microsystems Inc. and C-Cube Semiconductor Inc.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
99.10+    Supply, License and Development Agreement, dated as of
          October 27, 1999, by and between C-Cube Microsystems and
          Harmonic.
99.11     Consent of Warburg Dillon Read
99.12     Consent of Credit Suisse First Boston Corporation

---------------
+ Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 23, 2000.

                                          HARMONIC INC.

                                          By /s/ ANTHONY J. LEY
                                            ------------------------------------
                                             Name: ANTHONY J. LEY
                                             Title: President and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Ley or Robin Dickson, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                            DATE
                     ---------                            ----
                /s/ ANTHONY J. LEY                   March 23, 2000
---------------------------------------------------
                  Anthony J. Ley
       President and Chief Executive Officer
           (Principal Executive Officer)

               /s/ ROBIN N. DICKSON                  March 23, 2000
---------------------------------------------------
                 Robin N. Dickson
   Chief Financial Officer (Principal Financial
              and Accounting Officer)

                /s/ MOSHE NAZARATHY                  March 23, 2000
---------------------------------------------------
                  Moshe Nazarathy
                     Director

                /s/ E. FLOYD KVAMME                  March 23, 2000
---------------------------------------------------
                  E. Floyd Kvamme
                     Director

                     SIGNATURE                            DATE
                     ---------                            ----
                 /s/ DAVID A. LANE                   March 23, 2000
---------------------------------------------------
                   David A. Lane
                     Director

               /s/ BARRY D. LEMIEUX                  March 23, 2000
---------------------------------------------------
                 Barry D. Lemieux
                     Director

              /s/ MICHEL L. VAILLAUD                 March 23, 2000
---------------------------------------------------
                Michel L. Vaillaud
                     Director

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     2    Amended and Restated Agreement and Plan of Merger and
          Reorganization by and between C-Cube Microsystems Inc. and
          Harmonic Inc., dated as of October 27, 1999 (incorporated
          herein by reference to the Registrant's Current Report on
          Form 8-K dated November 1, 1999)
     2.1  Second Amendment to Agreement and Plan of Merger and
          Reorganized, dated as of March 23, 2000
     4    Form of Common Stock Certificate (incorporated herein by
          reference to the Registrant's Registration Statement on Form
          S-1 No. 33-90752)
     5    Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered
     8.1  Opinion of Gibson, Dunn & Crutcher LLP as to tax matters
     8.2  Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
          Corporation as to tax matters
    23.1  Consent of Deloitte & Touche LLP
    23.2  Consent of PricewaterhouseCoopers LLP
    23.3  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1)
    23.4  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          8.1)
    23.5  Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.2)
    24    Power of Attorney (included on the signature page of the
          registration statement)
    99.2  Harmonic Inc. Proxy for Special Meeting of Stockholders
    99.3  C-Cube Microsystems Inc. Proxy for Special Meeting of
          Stockholders
    99.4  Form of Tax Sharing Agreement between C-Cube Microsystems
          Inc. and C-Cube Semiconductor Inc.
    99.5  Form of Master Transitional Services Agreement between
          C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
    99.6  Form of General Assignment and Assumption Agreement between
          C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
    99.7  Form of Indemnification and Insurance Matters Agreement
          among C-Cube Microsystems Inc. and C-Cube Semiconductor Inc.
    99.8  Form of Officers' and Directors' Indemnification Agreement
    99.9  Form of Separation and Distribution Agreement between C-Cube
          Microsystems Inc. and C-Cube Semiconductor Inc.
    99.10+ Supply, License and Development Agreement, dated as of
          October 27, 1999, by and between C-Cube Microsystems and
          Harmonic.
    99.11 Consent of Warburg Dillon Read
    99.12 Consent of Credit Suisse First Boston Corporation

---------------
+ Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.